   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 20, 1998

                                                      REGISTRATION NO. 333-33219
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 7

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         OPHIDIAN PHARMACEUTICALS, INC.
             (Exact name of Registrant as specified in its charter)

                            ------------------------

           WISCONSIN                         8731                         39-1661164
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer Identification
incorporation or organization)    Classification Code Number)                No.)

                            ------------------------

                            5445 EAST CHERYL PARKWAY
                            MADISON, WISCONSIN 53711
                                  608/271-0878
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            ------------------------
                              DOUGLAS C. STAFFORD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            5445 EAST CHERYL PARKWAY
                            MADISON, WISCONSIN 53711
                                  608/271-0878
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   Copies to:

          MICHAEL E. SKINDRUD, ESQ.                       LAWRENCE B. FISHER, ESQ.
             LAFOLLETTE & SINYKIN                    ORRICK, HERRINGTON & SUTCLIFFE LLP
             ONE EAST MAIN STREET                             666 FIFTH AVENUE
           MADISON, WISCONSIN 53703                       NEW YORK, NEW YORK 10103
                 608/257-3911                                   212/506-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 20, 1998


PROSPECTUS
                                    OPHIDIAN
                             PHARMACEUTICALS, INC.

                                2,500,000 UNITS

             EACH UNIT CONSISTING OF ONE SHARE OF COMMON STOCK AND
                  ONE REDEEMABLE COMMON STOCK PURCHASE WARRANT

    Ophidian Pharmaceuticals, Inc. ("Ophidian" or the "Company") hereby offers (the "Offering") 2,500,000 Units (the "Units"), each Unit consisting of one share of common stock, $.0025 par value (the "Shares" or "Common Stock") and one redeemable common stock purchase warrant (the "Warrants"). The Units, Shares and Warrants are sometimes hereinafter collectively referred to as the "Securities." The Shares and Warrants comprising the Units are detachable and will trade separately 90 days after issuance, subject to earlier separability in the discretion of National Securities Corporation, the representative of the several Underwriters (the "Representative"), and the Company, based upon factors that include the stability and trading volume of the Units. Each Warrant entitles the registered holder thereof to purchase one Share of Common Stock at an exercise
price of $         per Share [120% of the initial public offering price per
Unit], subject to adjustment, at any time during the period commencing on
           , 1999 [twelve months from the date of the Prospectus] until
           , 2003 [5 years after the date of this Prospectus]. Commencing
           , 2000 [24 months from the date of the Prospectus], the Warrants are subject to redemption by the Company, in whole but not in part, at $.10 per Warrant on 30 days' prior written notice provided that the average closing bid price of the Common Stock as reported on the American Stock Exchange ("AMEX")
equals or exceeds $         per share [240% of the initial public offering price
per Unit] for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities -- Warrants."

    Prior to the Offering, there has been no public market for the Units, the Common Stock or the Warrants, and there can be no assurance that such a market will develop after completion of the Offering, or if developed, that it will be sustained. It is currently anticipated that the public offering price will be $6.10 per Unit. For information regarding the factors considered in determining the initial public offering price of the Units and the terms of the Warrants, see "Risk Factors" and "Underwriting." It is anticipated that the Units, Shares and Warrants will be included for quotation on the AMEX under the symbols OPD.U, OPD and OPD.WS, respectively. The Company and the Representative may jointly determine, based upon market conditions including trading volume of the Units, to delist the Units upon expiration of a 30-day period commencing on the date of this Prospectus and subsequent to the separation of the Units into Shares and Warrants which will trade separately thereafter.

   THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 7 AND "DILUTION."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

=======================================================================================================================

                                                                            UNDERWRITING             PROCEEDS TO
                                               PRICE TO THE PUBLIC          DISCOUNT(1)               COMPANY(2)
-----------------------------------------------------------------------------------------------------------------------
Per Unit....................................            $                        $                        $
-----------------------------------------------------------------------------------------------------------------------
Total(3)....................................            $                        $                        $
=======================================================================================================================

(1) Does not include additional compensation to the Representative in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information concerning indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representative.
(2) Before deducting estimated expenses of $350,000 payable by the Company, excluding the non-accountable expense allowance payable to the Representative.
(3) The Company has granted to the Representative an option, exercisable within 45 days after the date of this Prospectus, to purchase up to an aggregate of 375,000 additional Units upon the same terms and conditions as set forth above, solely to cover over-allotments, if any (the "Over-Allotment Option"). If such Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to the Company will be
    $         $         and $         respectively. See "Underwriting."

    The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this Offering and to reject any order in whole or in part. It is expected that delivery of the Securities offered hereby will be made against payment therefor at the offices of National Securities Corporation, Seattle, Washington on or
about            , 1998.

                        NATIONAL SECURITIES CORPORATION

                 The date of this Prospectus is          , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, COMMON STOCK OR THE WARRANTS, INCLUDING PURCHASES OF THE UNITS, COMMON STOCK AND/OR WARRANTS TO STABILIZE THEIR RESPECTIVE MARKET PRICES, PURCHASES OF THE UNITS, COMMON STOCK AND/OR WARRANTS TO COVER SOME OR ALL OF A SHORT POSITION MAINTAINED BY THE UNDERWRITERS IN THE UNITS, COMMON STOCK AND/OR WARRANTS, RESPECTIVELY, AND THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     THE COMPANY INTENDS TO FURNISH ITS SHAREHOLDERS ANNUAL REPORTS CONTAINING FINANCIAL STATEMENTS AUDITED BY ITS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND QUARTERLY REPORTS CONTAINING UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE FIRST THREE QUARTERS OF EACH FISCAL YEAR.

                               PROSPECTUS SUMMARY

     This Prospectus contains forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its future financial condition and operating results, product development, business and growth strategy, market conditions and competitive environment. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus. The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus (i) assumes the Underwriter's Over-Allotment Option is not exercised, and (ii) assumes the Warrants and the warrants to purchase 250,000 Units issued to the Representative in connection with this Offering (the "Representative's Warrants") are not exercised.

                                  THE COMPANY

     Ophidian Pharmaceuticals, Inc. ("Ophidian" or the "Company"), a development stage company, is engaged in the research and development of pharmaceuticals with an emphasis on products for infectious diseases. Under a collaboration with Eli Lilly and Company ("Lilly"), the Company is developing a product for the treatment of Clostridium difficile-associated disease ("CDAD"). CDAD is a bacterial infection that has become a common side effect of antibiotic therapy. The CDAD product is a result of the Company's strategy to design new drugs for infectious diseases by targeting molecules involved in the host-pathogen interaction.

     Ophidian signed a collaborative development and license agreement and a stock purchase agreement with Lilly in June 1996 ("Lilly Agreements"). Under the Lilly Agreements, Ophidian has received $4.4 million in equity investments and development milestone payments. Lilly will pay the Company an additional $8.0 million if certain CDAD product development objectives are met and Lilly chooses to proceed with development. The Lilly Agreements provide for Lilly to fund and conduct clinical testing, registration and marketing of the CDAD product worldwide and Ophidian to manufacture bulk drug for clinical and commercial use. The CDAD product is a passive antibody formulation that neutralizes disease-causing toxins secreted by C. difficile during infection of the human intestinal tract. These toxins are responsible for the development of diarrhea, inflammation and symptoms of colitis caused by the C. difficile organism. CDAD is a common side effect of treatment with certain broad spectrum antibiotics. Based on surveys and research, the Company estimates that CDAD arises in approximately one percent of all hospitalized patients. An Investigational New Drug application ("IND") was filed with the United States Food and Drug Administration ("FDA") for initial human clinical testing of the CDAD drug in November of 1997. The Company anticipates that several years of clinical testing will be required prior to FDA marketing approval.

     The Company is also developing a drug to prevent disease caused by enterohemorrhagic Escherichia coli, ("EHEC"), including E. coli O157:H7. Ophidian has received research funding of $816,000 from the U.S. National Institutes of Health ("NIH") for this program. The public health problem of EHEC became widely recognized following outbreaks in the U.S. and Japan that afflicted thousands of persons as a result of contaminated food products, including ground beef. The Company has shown in animals that the injection of its passive antibodies that neutralize EHEC toxins can block progression of lethal disease symptoms. The Company is conducting pre-clinical development of its EHEC passive antibodies as a potential human therapeutic.

     Ophidian has devised a drug formulation and manufacturing technology for the production of avian polyclonal antibodies for passive immune therapy. The Company believes avian antibodies will be generally safe when administered orally because they are derived from hen eggs that are common in the human diet. Ophidian intends to manufacture and sell bulk drugs based on its avian antibody technology to its commercial partners for final formulation and marketing of drug products.

     Broad-spectrum antibiotics are the most commonly used drugs to treat infectious diseases, with worldwide sales of approximately $20 billion annually. However, increased microbial resistance to antibiotics and the emergence of new infectious agents have created a significant need for new approaches for the treatment of infectious diseases. In addition, broad-spectrum antibiotics can be detrimental to the patient because beneficial microbes are often killed along with the disease-causing pathogen. The Company's research strategy is to develop infectious disease drugs that target molecules involved in specific host-pathogen interactions. In contrast to typical antibiotics, the Company's products are designed to leave beneficial microbes undisturbed, support the action of the host's immune system, and reduce the potential for the development of microbial resistance. The Company has 57 United States or foreign patents, issued or pending, from its research and development programs and has acquired rights to several external patents to supplement its technology.

     The Company's business strategy is to create commercial opportunities from its technologies by manufacturing proprietary antibody pharmaceuticals, establishing royalty-bearing licenses for the sale of its proprietary products with marketing partners, licensing technology to pharmaceutical firms, and forming sponsored research agreements.

     Ophidian was incorporated in the State of Wisconsin in November 1989 and commenced business operations in August 1990. The Company's principal offices and laboratories are located at 5445 East Cheryl Parkway, Madison, Wisconsin, 53711, and its telephone number is (608) 271-0878.

                                  THE OFFERING

Securities offered...........  2,500,000 Units, each unit consisting of one share of Common Stock and one Warrant. The
                                 Shares of Common Stock and Warrants will be detachable 90 days after issuance, subject to earlier separability in the discretion of the Representative and the Company.

Terms of Warrants............  Each Warrant entitles the registered holder thereof to purchase, at any time commencing
                                             , 1999 [one year after the date of
                                 this Prospectus], until             , 2003
                                 [five years after the date of this Prospectus], one Share of Common Stock at a price of
                                 $          per Share [120% of the initial
                                 public offering price per Unit]. Commencing
                                             , 2000 [24 months after the date of
                                 this Prospectus], the Warrants are subject to redemption by the Company, in whole, but not in part, at $.10 per Warrant provided that the average closing bid price of the Common Stock as reported on the AMEX equals or exceeds
                                 $          per share [240% of the initial
                                 public offering price per Unit] for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. See "Description of Securities."

Common Stock Outstanding
Prior   to the Offering(1)...  7,289,930 shares

Securities to be Outstanding
After
    the Offering(1)..........  9,789,930 shares of Common Stock and 2,500,000
                                 Warrants.

Use of Proceeds..............  For technology development/new product discovery, product development expenses, capital
                                 expenditures, working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors and Dilution....  An investment in the securities offered hereby involves a high degree of risk and immediate and substantial dilution to the purchasers in this Offering. See "Risk Factors" and "Dilution."

Proposed AMEX Symbols(2):
    Units....................  OPD.U

     Common Stock............  OPD

     Warrants................  OPD.WS
---------------

(1) Excludes (i) 646,608 shares of Common Stock issuable upon the exercise of outstanding stock options as of February 13, 1998, under the 1990 Incentive Stock Option Plan and the 1992 Employee Stock Option Plan (collectively, the "1990/1992 Stock Option Plans") at a weighted average exercise price of $2.74 per share, leaving a balance of 5,296 shares of Common Stock reserved for future grants of options under the 1990/1992 Stock Options Plans, (ii) Fitchburg Research Park Associates' warrant to purchase up to 114,290 shares at an exercise price of $.0025 per share, (iii) a consultant's option to purchase 100,000 shares at an exercise price of $4.50 per share, and (iv) options to purchase a maximum of 90,000 shares of Common Stock to be granted to six employees and three outside directors.

(2) Application has been made for listing of the Units, Common Stock and the Warrants on AMEX.

                         SUMMARY FINANCIAL INFORMATION

                                                                                                         THREE MONTHS ENDED
                                                       YEARS ENDED SEPTEMBER 30,                            DECEMBER 31,
                                   -----------------------------------------------------------------   ----------------------
                                      1993         1994         1995          1996          1997         1996         1997
                                   ----------   ----------   -----------   -----------   -----------   ---------   ----------
STATEMENTS OF OPERATIONS DATA:
Revenues.........................  $1,746,596   $1,017,627   $   386,979   $   321,444   $   671,881   $ 393,361   $  115,185
Operating expenses:
 Research and development........     842,000    1,156,428     1,215,366     1,339,048     2,432,102     428,998      666,632
 General and administrative......     404,709      753,549       916,294     1,119,409     1,005,797     256,151      355,100
                                   ----------   ----------   -----------   -----------   -----------   ---------   ----------
 Total operating expenses........   1,246,709    1,909,977     2,131,660     2,458,457     3,437,899     685,149    1,021,732
                                   ----------   ----------   -----------   -----------   -----------   ---------   ----------
 Income (loss) from operations...     499,887     (892,350)   (1,744,681)   (2,137,013)   (2,766,018)   (291,788)    (906,547)
Investment income, net...........     106,576      191,040       144,750        50,761       281,483      75,864       46,102
Interest expense.................          --       (4,082)       (4,624)       (3,320)       (2,800)       (718)        (724)
Other............................          --           97           668            --            --          --           --
                                   ----------   ----------   -----------   -----------   -----------   ---------   ----------
 Net earnings (loss).............  $  606,463   $ (705,295)  $(1,603,887)  $(2,089,572)  $(2,487,335)  $(216,642)  $ (861,169)
                                   ==========   ==========   ===========   ===========   ===========   =========   ==========
 Net earnings (loss) per
   share(1)......................
   Basic.........................       $0.11       $(0.12)       $(0.26)       $(0.34)       $(0.34)     $(0.03)      $(0.12)
   Diluted.......................       $0.11       $(0.12)       $(0.26)       $(0.34)       $(0.34)     $(0.03)      $(0.12)
 Shares used to compute net
   earnings (loss) per
   share(1)......................
   Basic.........................   5,334,283    6,086,065     6,089,128     6,115,336     7,215,274   6,788,750    7,287,464
   Diluted.......................   5,674,121    6,086,065     6,089,128     6,115,336     7,215,274   6,788,750    7,287,464


                                        INCEPTION
                                   (NOV. 11, 1989) TO
                                    DECEMBER 31, 1997
                                   -------------------
STATEMENTS OF OPERATIONS DATA:
Revenues.........................      $ 4,388,327
Operating expenses:
 Research and development........        8,306,647
 General and administrative......        5,070,359
                                       -----------
 Total operating expenses........       13,377,006
                                       -----------
 Income (loss) from operations...       (8,988,679)
Investment income, net...........          865,822
Interest expense.................          (38,710)
Other............................              765
                                       -----------
 Net earnings (loss).............      $(8,160,802)
                                       ===========
 Net earnings (loss) per
   share(1)......................
   Basic.........................
   Diluted.......................
 Shares used to compute net
   earnings (loss) per
   share(1)......................
   Basic.........................
   Diluted.......................


                                                                                                           DECEMBER 31, 1997
                                                             SEPTEMBER 30,                             -------------------------
                                   -----------------------------------------------------------------                     AS
                                      1993         1994          1995          1996          1997        ACTUAL      ADJUSTED(2)
                                   ----------   -----------   -----------   -----------   ----------   -----------   -----------
BALANCE SHEET DATA:
Working capital..................  $5,100,728   $ 2,507,268   $ 1,319,826   $ 3,328,103   $3,812,539   $ 2,725,172   $16,023,172
Total assets.....................   5,856,184     4,917,996     3,408,129     5,247,761    5,975,606     5,116,176    18,414,176
Deficit accumulated during
  development stage..............    (413,544)   (1,118,839)   (2,722,726)   (4,812,298)  (7,299,633)   (8,160,802)   (8,160,802)
Total shareholders' equity.......   5,500,501     4,680,233     3,156,544     4,743,260    5,397,956     4,544,458    17,842,458

---------------

(1) See Note 1 of Notes to Financial Statements "Net Loss Per Share" for a description of the shares used in calculating net earnings (loss) per share.

(2) As adjusted to give effect to the estimated net proceeds from the sale of 2,500,000 Units offered by the Company at an assumed initial public offering price of $6.10 per Unit. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Securities offered hereby. Prospective investors should be in a position to risk the loss of their entire investment. This Prospectus contains forward-looking statements. Such forward-looking statements include, but are not limited to, the Company's expectations regarding its future financial condition and operating results, product development, business and growth strategy, market conditions and competitive environment. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set in the following risk factors and elsewhere in this Prospectus.

DEVELOPMENT STAGE COMPANY; LIMITED OPERATING HISTORY; NO PRODUCT REVENUES AND NO ASSURANCE OF PROFITABILITY

     The Company is in the development stage and is subject to all business risks associated with a new enterprise, including uncertainties regarding product development, constraints on the Company's financial and personnel resources, and dependence on and need for third party relationships. At December 31, 1997, the Company had an accumulated deficit of $8,160,802. For the three months ended December 31, 1997, the Company had a net loss of $861,169. The Company anticipates that it will continue to incur substantial additional operating losses for at least the next several years and expects cumulative losses to increase as the Company's research and development efforts expand. The Company has a limited history of operations consisting primarily of development of its products and contract research. While the Company has generated revenues primarily from contract fees and research grants of $4,388,327 since its inception through December 31, 1997, it has not generated any revenue to date from pharmaceutical product sales, and there can be no assurance as to when or whether it will be able to develop such sources of revenue or that its operations will become profitable, even if it is able to commercialize any products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR SUBSTANTIAL ADDITIONAL FUNDS

     The Company's operations to date have consumed substantial and increasing amounts of cash. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. The Company will require substantial funds of its own, or from third parties, to conduct research and development, pre-clinical and clinical testing and to manufacture (or have manufactured) and market (or have marketed) its product candidates. The Company estimates that its current cash resources and the net proceeds of the Offering will be sufficient to meet its operating and capital requirements for at least 12 months following the closing of the Offering. However, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of pre-clinical and clinical testing, relationships with possible strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA regulatory process and other factors. The net proceeds of this Offering are not expected to be sufficient to fund the Company's operations through the commercialization of one or more products yielding sufficient revenues to support the Company's operations. Therefore, the Company will need to raise additional funds. The Company expects to secure long-term debt financing of up to approximately $5 million to complete construction of its manufacturing facility. The Company may seek to satisfy its future funding requirements through public or private offerings of securities, with collaborative or other arrangements with major pharmaceutical companies, debt arrangements or from other sources. Additional financing may not be available when needed or on terms acceptable to the Company. If adequate financing is not available, the Company may not be able to continue as a going concern, or may be required to delay, scale back or eliminate certain of its research and development programs, to relinquish rights to certain of its technologies or products or technologies that the Company would otherwise seek to develop itself. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to the investors in this Offering will result. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON ELI LILLY AND COMPANY

     The Company and Lilly have entered into agreements setting forth a collaboration for the development and marketing of Ophidian's CDAD therapeutic antitoxin and Lilly's purchase of Ophidian's Common Stock. If the product is developed successfully and approved for commercial sale, Ophidian would be responsible for the manufacturing of bulk drug and Lilly would be responsible for sales, marketing and distribution. There can be no assurance that Lilly will pursue the development of the CDAD therapeutic antitoxin or that Lilly will satisfy its obligations under the terms of the Lilly Agreements. Lilly may terminate the Lilly Agreements if it concludes that further efforts under these agreements are no longer commercially reasonable. No assurance can be given that the collaboration with Lilly will result in the successful commercialization of the Company's CDAD antitoxin or that any future milestone payments or fees will be received by the Company. Lilly owns 9.6% of the Company's Common Stock outstanding before the Offering and will own 7.1% after the Offering.

DEPENDENCE ON AND NEED FOR OTHER THIRD PARTY RELATIONSHIPS

     The Company's business strategy is to utilize the expertise and resources of third parties in a number of areas, including the conduct of pre-clinical and clinical trials for the Company's development products, and for the regulatory approvals, marketing and in certain cases the manufacture of such products. This strategy of reliance on third party relationships creates risks to the Company by placing critical aspects of the Company's business in the hands of third parties who the Company may not be able to control as effectively as its own operations. Moreover, in reliance on these relationships, the Company has not developed its own resources to the extent these activities have been contracted to third parties. If these third parties do not perform in a timely and satisfactory manner, the Company may incur additional costs and lose time in the conduct of its development and clinical programs as it seeks alternate sources of such products and services, if available. The effect of such costs and delays may have a material adverse effect on the Company. See "Business -- Business Strategy."

     The Company may seek additional third party relationships in certain areas, particularly in situations in which the Company believes that the clinical testing, marketing, manufacturing and other resources of a pharmaceutical company collaborator will enable the Company to develop particular products or geographic markets which are otherwise beyond the Company's resources and/or capabilities. There is no assurance that the Company will be able to obtain any such collaboration, or any other research and development, manufacturing, or clinical trial agreement. The inability of the Company to obtain and maintain satisfactory relationships with third parties may have a material adverse effect on the Company.

NO ASSURANCE OF SUCCESSFUL PRODUCT DEVELOPMENT OR COMMERCIALIZATION

     The Company's research and development programs are at various stages of development. Substantial additional research and development will be necessary in order for the Company to obtain regulatory approval for its product candidates, and there can be no assurance that the Company's research and development will lead to development of products that are shown to be safe and effective in clinical trials, or that are commercially viable. In addition to further research and development, the Company's product candidates will require clinical testing, regulatory approval, and development of marketing and distribution channels, all of which are expected to require substantial additional investment prior to commercialization. There can be no assurance that the Company's products will be successfully developed, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use. See "Business -- Government Regulation."

NO CURRENT MARKETING, SALES OR MANUFACTURING CAPABILITY

     The Company currently has no marketing and sales resources or personnel. In the event the Company successfully completes the regulatory process for the introduction of any of its passive antibodies for the treatment of gastrointestinal infections or other products, the Company will need to establish distribution, marketing and sales resources in order to commercialize such products. For the CDAD product, however, the Lilly Agreements provide that Lilly will carry out marketing and sales activities. Depending upon the product, the Company may seek to develop its own distribution, marketing and sales resources, or may seek to enter a collaborative agreement with a major pharmaceutical company or biotechnology company for such purposes. There is no assurance that the Company will be successful in either situation. The inability of the Company to successfully distribute, market and sell products will adversely affect the commercial value of such products and may adversely affect the financial position of the Company.

     The Company does not have a manufacturing facility, and thus currently lacks the resources or capability to manufacture itself any of its product candidates on a clinical or commercial scale. At the present time, the Company believes that there are a number of facilities with FDA approval that have the capability of manufacturing the Company's products. However, the process for manufacturing and formulating the Company's products is complex and subject to uncertainties. The Company intends to construct its own facility capable of meeting requirements for development and commercial quantities of bulk biological products. The Company is currently, and may continue to be, dependent on third parties for manufacturing clinical and commercial scale quantities of its products. There can be no assurance that the Company will be able to maintain existing agreements for the manufacturing of clinical quantities of products, that it will be able to enter into additional agreements with other third parties for commercial scale manufacturing, or that contract manufacturers will be able to adequately produce the Company's products in commercial quantities in a cost-effective manner. Interruptions or difficulties in clinical or commercial production of the Company's products may require the Company to incur substantial costs to address the situation, which could have a material adverse effect on the Company. See "Business."

     The Company has undertaken steps to build its own manufacturing facility to produce bulk biological products. The Company is engaged in the design of a facility and is seeking to acquire land. The Company expects that completion of this facility will enable it to meet its production obligations under the Lilly Agreements and that the facility will serve in the production of other Company products. Failure to provide suitable manufacturing facilities either Company owned or belonging to suitable third party manufacturers could delay development of the CDAD product.

     The Company and each contract manufacturer must adhere to current Good Manufacturing Practice ("GMP") regulations strictly enforced by the FDA on an ongoing basis through its facilities inspection program. Such manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve a Biologic License Application ("BLA") or a Product License Application ("PLA") and Establishment License Application ("ELA"). Certain material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. There can be no assurance that the FDA or other regulatory agencies will approve the process or the facilities by which any of the Company's products may be manufactured. The Company's dependence on third parties for the manufacture of products may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. See "Risk Factors -- No Assurance of FDA Approval; Government Regulation" and "Business -- Government Regulation."

RISK OF RAW MATERIALS

     The Company uses live animals, principally laying hens, for the research, development and production of many of its products. While the health of animals used for producing raw materials for the Company's products is monitored and documented by the Company, there can be no assurance that some unforeseen animal disease or environmental factor will not at some time in the future injure the animals, jeopardizing the Company's research, development or production operations.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

     The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies and to preserve its trade secrets. It is the policy of the Company to file patent applications in the

United States and selected foreign jurisdictions. The Company currently holds 10 issued United States or foreign patents and has 47 United States or foreign patent applications. No assurance can be given that the Company's patent applications will be approved or that any issued patents will provide competitive advantages for the Company's technologies or will not be challenged or circumvented by competitors. With respect to already issued patents and any patents which may issue from the Company's applications, there can be no assurance that claims allowed will be sufficient to protect the Company's technologies. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications or that the Company was the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that may block the Company's patent rights or compete without infringing the patent rights of the Company. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

     The Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with employees, consultants, collaborative partners and others. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Although potential collaborative partners and the Company's research partners and consultants are not given access to proprietary trade secrets and know-how of the Company until they have executed confidentiality agreements, these agreements may be breached by the other party or may otherwise be of limited effectiveness or enforceability.

     The ability to develop the Company's technologies and to commercialize products using such technologies will depend on avoiding the infringement of the patents of others. Although the Company is not aware of any claim of patent infringement against it, claims concerning patents and proprietary technologies determined adversely to the Company could have a material adverse effect on the Company. In addition, litigation may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third-party proprietary rights. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to the Company, the cost of such litigation and the diversion of the Company's resources during such litigation could have a material adverse effect on the Company.

     The Company could incur substantial costs in defending itself in suits that may be brought against the Company claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties. Adverse determination in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore have material adverse effect on the Company. See "Business -- Patents and Proprietary Technology."

NO ASSURANCE OF FDA APPROVAL; GOVERNMENT REGULATION

     The Company's products in development have not been proven in formal clinical tests, and there can be no assurance that such products are, or will be, safe or effective in human use. All new drugs and biologics, including the Company's product candidates, are subject to extensive and rigorous regulation by the federal government, principally the FDA under the Federal Food, Drug and Cosmetic Act and other laws including, in the case of biologics, the Public Health Services Act, and by state and local governments. Such regulations govern, among other things, the development, testing, manufacture, labeling, storage, premarket clearance or approval, advertising, promotion, sale and distribution of such products. If drug products are marketed abroad, they also are subject to extensive regulation by foreign governments. Failure to comply with the FDA or other applicable regulatory requirements may subject the Company to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution, injunctions, product seizure or detention, product recalls, total or partial suspension of production, and FDA refusal to approve pending products and other applications.

     The Company has not received regulatory approval in the United States or any foreign jurisdiction for the commercial sale of any of its products. The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the products involved and the indications being studied. Furthermore, such approval process is extremely expensive and uncertain. There can be no assurance that the Company's product candidates will be cleared for marketing by the FDA. There can be no assurance that the Company will have sufficient resources to complete the required regulatory review process, or that the Company could overcome the inability to obtain, or delays in obtaining, such approvals. The failure of the Company to receive FDA approval for its product candidates would preclude the Company from marketing and selling its products in the United States. Therefore, the failure to receive such FDA approval would have a material adverse effect on the Company. Even if regulatory approval of a product is granted, there can be no assurance that the Company will be able to obtain the labeling claims necessary or desirable for the promotion of those products. FDA regulations prohibit the marketing or promotion of a drug for unapproved indications. Furthermore, regulatory marketing approval may entail ongoing requirements for postmarketing studies.

     If regulatory approval is obtained, the Company will be subject to ongoing FDA obligations and continued regulatory review. In particular, the Company or its third party manufacturers will be required to adhere to regulations setting forth GMPs, which require that the Company or third party manufacturers manufacture products and maintain records in a prescribed manner with respect to manufacturing, testing and quality control activities. Further, the Company or its third party manufacturer must pass a preapproval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of the product from the market. In addition, identification of certain side effects after a drug is on the market or the occurrence of manufacturing problems could cause subsequent withdrawal of approval, reformulation of the drug, additional pre-clinical testing or clinical trials and changes in labeling of the product.

     Prior to the submission to the FDA of a new drug application, drugs developed by the Company must undergo rigorous pre-clinical and clinical testing which may take several years and the expenditure of substantial resources. Before commencing clinical trials in humans, the Company must submit to the FDA and receive clearance of an Investigational New Drug application ("IND"). There can be no assurance that submission of an IND for future clinical testing of any product under development or other future products of the Company would result in FDA permission to commence clinical trials or that the Company will be able to obtain the necessary approvals for future clinical testing in any foreign jurisdiction. Success in pre-clinical studies or early stage clinical trials does not assure success in later stage clinical trials. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. Further, there can be no assurance that if such testing of products under development is completed, any such drug compounds will be accepted for formal review by the FDA or any foreign regulatory body, or approved by the FDA for marketing in the United States or by any such foreign regulatory bodies for marketing in foreign jurisdictions. Future federal, state, local or foreign legislation or administrative acts could also prevent or delay regulatory approval of the Company's products. See "Business -- Government Regulation."

DEPENDENCE ON QUALIFIED PERSONNEL

     Because of the specialized nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel and to maintain relationships with leading research institutions and consultants. The loss of the Company's Chief Executive Officer, Dr. Douglas C. Stafford, or other senior management, would be highly detrimental to the Company. The Company has established employment agreements with Dr. Stafford, Dr. Firca and Dr. Hoffmann setting forth a term of employment for the next three years. See "Management." The Company maintains key person insurance for $500,000 on the life of each of Dr. Stafford and Dr. Firca. The proceeds of such insurance may not be sufficient to compensate the Company for the loss of the services of such individuals and is not applicable in the case of resignation. There is intense competition for qualified personnel in the biotechnology field, including competition from companies with substantially greater resources than the Company. There can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business, either as employees or as consultants. The loss of the services of existing personnel as well as the failure to recruit additional key scientific and technical personnel in a timely manner could have a material adverse effect on the Company.

RELATIONSHIPS OF SCIENTIFIC ADVISORS WITH OTHER ENTITIES

     The members of the Company's Scientific Advisory Board are often employed on a full-time basis by academic or research institutions. Scientific Advisory Board Members serve as consultants to the Company, and in some cases as consultants to other companies. Accordingly, Scientific Advisory Board members are able to devote only a portion of their time to the Company's business and research activities. In addition, except for work performed specifically for and at the direction of the Company, the inventions or processes discovered by the Company's Scientific Advisory Board members and other consultants will not become the intellectual property of the Company, but will be the intellectual property of their institutions. If the Company desires access to inventions which are not its property, it will be necessary for the Company to obtain licenses to such inventions from the owners. In addition, invention assignment agreements executed by Scientific Advisory Board members and consultants in connection with their relationships with the Company may be subject to the rights of their primary employers or other third parties with whom such individuals have consulting relationships. See "Business -- Advisory Board."

COMPETITION

     There are many companies, including the well-known pharmaceutical companies such as SmithKline Beecham Corporation, Bristol-Meyers Squibb Company, Abbott Laboratories and other smaller biotechnology firms, as well as academic and other research institutions, that are engaged in the discovery, development, marketing and sale of products for the treatment of infectious diseases. The Company expects to encounter significant competition for its product candidates from traditional and new treatment methods.

     Most of the Company's competitors and potential competitors have substantially greater capital, research and development capabilities and human resources than the Company. Furthermore, many of these competitors have significantly greater experience than the Company in undertaking pre-clinical testing and clinical trials of new biotechnology products and obtaining FDA and other regulatory approvals. If the Company is permitted to commence commercial sales of any product, it will also be competing with companies that have greater resources and experience in manufacturing, marketing and sales. The Company's competitors may succeed in developing products that are more effective, less costly, or have a better side effect profile than any that may be developed by the Company, and such competitors may also prove to be more successful than the Company in manufacturing, marketing and sales. If the Company is able to successfully commercialize a product, subsequent competitive developments could render such product noncompetitive or obsolete. See "Business -- Competition."

TECHNOLOGICAL CHANGES AND UNCERTAINTY

     The Company's research and development strategy is based upon advances in recent years in the scientific understanding of infectious diseases. The Company's strategy focuses on techniques to exploit new infectious disease targets for new drug development. This area is the subject of extensive research efforts and rapid scientific progress. New developments are expected to continue at a rapid pace in industry and academia in both the specific areas of interest to the Company and in other areas directed at the prevention or treatment of infectious diseases. There can be no assurance that research and discoveries by others will not render some or all of the Company's proposed products noncompetitive or obsolete. In addition, the Company's business strategy is subject to the risks inherent in the development of new therapeutic products. There can be no assurance that unforeseen problems will not develop, that the Company will be able to address successfully technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company. See "Business -- Competition."

UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT; HEALTH CARE REFORM

     The Company's ability to commercialize its product candidates may depend in part on the extent to which reimbursement for the costs of such product will be available from government health administration authorities, private health insurers and others. Significant uncertainty exists as to the reimbursement status of newly approved health care products. There can be no assurance of the availability of adequate third-party insurance reimbursement coverage that enables the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment in developing drug products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's product candidates, the market acceptance of these products would be adversely affected.

     Health care reform proposals have been introduced in Congress and in various state legislatures. It is currently uncertain whether any health care reform legislation will be enacted at the federal level, or what actions governmental and private payors may take in response to the suggested reforms. The Company cannot predict when any proposed reforms will be implemented, if ever, or the effect of any implemented reforms on the Company's business. There can be no assurance that any implemented reforms will not have a material adverse effect on the Company. Such reforms, if enacted, may affect the availability of third-party reimbursement for products developed by the Company as well as the price levels at which the Company is able to sell such products. In addition, if the Company is able to commercialize products in overseas markets, the Company's ability to achieve success in such markets may depend, in part, on the health care financing and reimbursement policies of such countries.

RISK OF PRODUCT LIABILITY; UNCERTAINTY OF AVAILABILITY OF PRODUCT LIABILITY INSURANCE

     The Company's business exposes it to potential product liability risks which are inherent in the manufacturing, clinical testing, marketing and use of human therapeutic products. The Company currently carries no product liability insurance. The Company plans to obtain product liability insurance covering the clinical trials and the commercial sale of its products prior to their clinical and commercial introduction respectively, however, there can be no assurance that the Company will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities. Claims or losses in excess of any liability insurance coverage obtained by the Company could have a material adverse effect on the Company.

CONCENTRATION OF OWNERSHIP

     Upon consummation of this Offering, the directors and officers of the Company (and certain members of their families) will beneficially own 4,026,531 shares of the Company's Common Stock or approximately 41.1% of the outstanding shares of the Company's Common Stock following the completion of this Offering. Accordingly, the Company's officers and directors and their affiliates may be able to influence the outcome of shareholder votes, including votes concerning the election of directors, adoption of amendments to the Company's Articles of Incorporation and Bylaws and approval of mergers and other significant transactions. See "Principal Shareholders."

IMMEDIATE SUBSTANTIAL DILUTION; DISPARITY OF CONSIDERATION

     Purchasers of Securities in this Offering will experience immediate and substantial dilution in the net tangible book value of the Shares of Common Stock and Warrants purchased by them in this Offering. The immediate dilution to purchasers of the Securities offered hereby is $4.41 per Unit (or approximately 72%), assuming an initial public offering price of $6.10 per Unit. Additional dilution to future net tangible book value per Share may occur upon the exercise of the Warrants, the Representative's Warrants, options that are outstanding or to be issued under the Company's option plans, and options that are outstanding to a consultant of the Company. The founding shareholders of the Company acquired their shares of Common Stock for consideration other than cash or for consideration substantially less than the public offering price of the Units offered hereby. See "Capitalization," "Dilution" and "Certain Transactions."

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     Sales of Common Stock (including shares issued upon the exercise of outstanding options) in the public market after this Offering could materially and adversely affect the market price of the Securities. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Upon the completion of this Offering, the Company will have 9,789,930 shares of Common Stock outstanding. Of these securities, 2,500,000 Shares of Common Stock and Warrants to purchase 2,500,000 Shares of Common Stock contained in the Units will be freely tradable (unless held by affiliates of the Company) without restriction under the Securities Act commencing 90 days after issuance, subject to earlier separability of the Units in the discretion of the Representative and the Company. The remaining 7,289,930 shares will be restricted securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company's directors, executive officers and certain shareholders, who in the aggregate hold more than 90% of the shares of Common Stock of the Company outstanding immediately prior to the completion of this Offering, have entered into lock-up agreements under which they have agreed not to sell, directly or indirectly, any shares owned by them for a period of nine months after the date of this Prospectus without the prior written consent of the Representative. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. Upon expiration of the nine month lock-up agreements, 90% of the shares of Common Stock (not including approximately 535,176 shares subject to outstanding vested options) held by existing shareholders will be eligible for public resale, subject to volume limitations pursuant to Rule 144 (67% of the shares of Common Stock -- not including approximately 535,176 shares subject to outstanding vested options -- after giving effect to the issuance of 2,500,000 shares of Common Stock pursuant to this offering). In addition, 12 months after the completion of this Offering, 250,000 shares of Common Stock issuable upon exercise of the Representative's Warrants and 250,000 shares of Common Stock issuable upon exercise of the Warrants issuable upon exercise of Representative's Warrants will be available for sale. The number of shares sold in the public market could increase if Lilly's registration rights are exercised and such sales may have an adverse effect on the market price of the Common Stock. See "Description of Securities -- Registration Rights" and "Shares Eligible for Future Sale."

NO ASSURANCE OF CONTINUED AMERICAN STOCK EXCHANGE LISTING; RISK OF LOW-PRICED SECURITIES; RISK OF APPLICATION OF PENNY STOCK RULES

     The AMEX has established certain standards for the continued listing of a security on AMEX. The AMEX would consider delisting securities of a company if, among other things, (i) stockholders' equity falls below $4,000,000 if such company has losses in three of its four most recent fiscal years, (ii) stockholder equity falls below $2,000,000 if such company has losses in two of its three most recent fiscal years, (iii) the number of shares publicly held is less than 200,000, or (iv) the aggregate market value of shares publicly held is less than $1,000,000. There can be no assurance that the Company will continue to satisfy the requirements for maintaining an AMEX listing. If the Company's Securities were to be excluded from AMEX, it would adversely affect the prices of such Securities and the ability of holders to sell them, and the Company would be required to comply with the initial listing requirements in order to be relisted on AMEX.

     If the Company is unable to satisfy maintenance requirements and the price per share were to drop below $5.00, then unless the Company satisfied certain net asset tests, or the Company was able to have its Securities listed on another exchange, the Company's Securities would become subject to certain penny stock rules promulgated by the Securities and Exchange Commission (the "Commission"). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. If the Securities become subject to the penny stock rules, investors in the Offering may find it more difficult to sell their Securities.

ANTI-TAKEOVER EFFECT OF WISCONSIN LAW

     Wisconsin statutory law contains provisions that could discourage potential acquisition proposals and might delay or prevent a change in control of the Company. Such provisions could result in the Company being less attractive to a potential acquirer and could result in the shareholders receiving less for their Common Stock than otherwise might be available in the event of a takeover attempt. See "Description of Securities -- Certain Provisions of Wisconsin Law."

POTENTIAL LIABILITY OF SHAREHOLDERS

     Wisconsin Statutes Section 180.0622(2)(b) provides that the shareholders of a Wisconsin corporation are personally liable "to an amount equal to the par value of shares owned by them respectively" for debts or other amounts owing to employees for services performed for the corporation, but not exceeding six months' service in any one case. A Wisconsin trial court interpreted this statute to impose personal liability on shareholders extending up to the consideration paid for their stock (rather than the stock's lower stated par value). While the trial court's decision was affirmed by the Wisconsin Supreme Court, such affirmation technically provides no precedential value due to an equal division of the Court. However, under the principle of the trial court's decision, investors in this Offering would have potential liability, in the event of the Company's insolvency or inability to pay its debts, for unpaid compensation to Company employees (not exceeding six months' service) in an amount up to the purchase price paid for every Unit acquired hereby ($6.10 per Unit).

ABSENCE OF DIVIDENDS

     The Company has never declared or paid dividends on its Common Stock and does not intend to pay any dividends in the foreseeable future. See "Dividend Policy."

ARBITRARY DETERMINATION OF OFFERING PRICE; NO PUBLIC MARKET FOR THE SECURITIES

     The initial public offering price of the Units and the exercise price and terms of the Warrants have been determined arbitrarily by negotiations between the Company and the Representative. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the current market for initial public offerings, and certain other factors as were deemed relevant. Therefore, the public offering price of the Units and the exercise prices and terms of the Warrants do not necessarily bear any relationship to established valuation criteria and therefore may not be indicative of prices that may prevail at any time or from time to time in the public market for the securities of the Company. Prior to this Offering, there has been no public market for the Securities, and there can be no assurance that an active trading market will develop in any of the Securities after the Offering, or, if developed, be sustained. See "Underwriting."

PRICE VOLATILITY

     The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the common stock of many publicly traded pharmaceutical or biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. Announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, publicity regarding actual or potential clinical trial results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, delays in the Company's testing and development schedules, public concern as to the safety of drug products and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market prices of the Securities. The realization of any of the risks described in these "Risk Factors" could have a significant and adverse impact on such market prices.

POTENTIAL ADVERSE EFFECT OF REPRESENTATIVE'S WARRANTS


     At the consummation of the Offering, the Company will sell to the Representative for nominal consideration the Representative's Warrants to purchase up to 250,000 Units. The Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of this
Offering, at an exercise price of $          per Unit [130% of the public
offering price per Unit]. The Warrants obtained upon exercise of the Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of this Offering, at an exercise
price of $          per Share [165% of the exercise price of the Warrants]. For the term of the Representative's Warrants, the holders thereof will have, at nominal cost, the opportunity to profit from a rise in the market price of the Securities without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the Representative's Warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representative may be expected to exercise the Representative's Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital through a new offering of its securities on terms more favorable than those provided by the Representative's Warrants. See "Underwriting."


POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS

     Commencing 24 months after the date of this Prospectus, the Warrants are subject to redemption at $.10 per Warrant on 30 days prior written notice to the Warrant holders if the average closing bid price of the Common Stock as reported
on the AMEX equals or exceeds $          per share [240% of the initial public
offering price per Unit] for any 20 trading days within a period 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. If the Warrants are redeemed, holders of the Warrants will lose their rights to exercise the Warrants upon expiration of the 30 day notice of redemption period. Upon receipt of a notice of redemption, holders would be required to (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, (ii) sell the Warrants at the current market price, if any, when they might otherwise wish to hold the Warrants or (iii) accept the redemption price which is likely to be substantially less than the market value of the Warrants at the time of redemption. See "Description of Securities -- Warrants."

POTENTIAL ADVERSE EFFECT OF SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

     The Company has reserved Shares of Common Stock for issuance as follows:
(i) 2,500,000 Shares for issuance upon exercise of the 2,500,000 Warrants; (ii) 250,000 Shares for issuance upon exercise of the Representative's Warrants;
(iii) 250,000 Shares for issuance upon exercise of the Warrants issuable upon exercise of the Representative's Warrants; (iv) 646,608 shares for issuance upon exercise of stock options granted under the Company's 1990/1992 Stock Option Plans; (v) 5,296 shares of Common Stock reserved for future grants of options under the 1990/1992 Stock Option Plans; (vi) 114,290 shares for issuance upon exercise by Fitchburg Research Park Associates of its warrants; and (vii) 100,000 shares for issuance upon exercise of the stock option held by a consultant to the Company. The existence of the Warrants, the Representative's Warrants and any other options or warrants may adversely affect the Company's ability to consummate future equity financings. Further, the holders of such warrants and options may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

REPRESENTATIVE'S INFLUENCE ON THE MARKET

     A significant amount of the Securities offered hereby may be sold to customers of the Representative. Such customers subsequently may engage in transactions for the sale or purchase of such Securities through or with the Representative. If it participates in the market, the Representative may exert a dominating influence on the market, if one develops, for the Securities described in this Prospectus. Such market-making activity may be discontinued at any time. The price and liquidity of the Common Stock and the Warrants may be significantly affected by the degree, if any, of the Representative's participation in the market.

CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS

     The Warrants are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the Shares of Common Stock issuable upon exercise of the Warrants and such Shares have been registered, qualified or deemed to be exempt under the securities or "blue sky" laws of the state of residence of the exercising holder of the Warrants. Although the Company has undertaken to use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there is no assurance that it will be able to do so. The value of the Warrants may be greatly reduced if a current prospectus covering the Common Stock issuable upon the exercise of the Warrants is not kept effective or if such Common Stock is not qualified or exempt from qualification in the states in which the holders of the Warrants reside. Until completion of this Offering, the Common Stock and the Warrants may only be purchased together on the basis of one Share of Common Stock and one Warrant, but the Warrants will be separately tradable 90 days after issuance subject to earlier separability in the discretion of the Representative and the Company. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, investors may purchase the Warrants in the secondary market or move to a jurisdiction in which the Shares underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. As a result, the Company will be unable to issue Shares to those persons desiring to exercise their Warrants unless and until the Shares are qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and holders of the Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities -- Warrants."

MANAGEMENT'S BROAD DISCRETION IN USE OF PROCEEDS

     Although the Company intends to apply the net proceeds of this Offering in the manner described under "Use of Proceeds," it has broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. The Company reserves the right to reallocate the net proceeds of this Offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable. Approximately $3,298,000 or 25% of the estimated net proceeds of the Offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's Board of Directors will have discretion with respect to the allocation of such net proceeds. See "Use of Proceeds."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Under the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest;
(ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. The Company's Amended and Restated Bylaws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the bylaws.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 Units offered hereby (after deducting underwriting discounts and other estimated offering expenses) are estimated to be approximately $13,298,000 (or $15,345,000 if the Over-Allotment Option is exercised in full), based on an assumed initial public offering price of $6.10 per Unit.

     The Company currently intends to use the net proceeds from this Offering approximately as follows:

                                                         NET PROCEEDS      PERCENT OF TOTAL
                                                         ------------      ----------------
Technology development/new product discovery...........  $ 5,000,000              38%
Product development expenses...........................    3,000,000              22%
Capital expenditures...................................    2,000,000              15%
Working capital and general corporate purposes.........    3,298,000              25%
                                                         -----------             ---
          Total........................................  $13,298,000             100%
                                                         ===========             ===

     Technology Development/New Product Discovery. The Company intends to spend a portion of the proceeds of this Offering in the development of certain technologies related to the discovery of new drug targets and new drug products in the area of infectious diseases and other disease areas where the Company believes business opportunities exist. Such expenses would likely include the hiring of additional scientific staff, enlargement of facilities and the establishment of contractual relationships with academic or commercial entities.

     Product Development Expenses. The Company intends to continue investing in the further development of its passive antibody and other infectious disease therapeutic products. Where appropriate, resources may be applied to laboratory studies, manufacturing methods development, formal pre-clinical or clinical studies to support product licensure. With respect to the Company's CDAD therapeutic antitoxin product, these funds will supplement funds paid to the Company pursuant to the Lilly Agreements for the pre-clinical and clinical studies.

     Capital Expenditures. The Company expects to spend a portion of the net proceeds of this Offering to make capital investments in laboratories and related facilities, including the establishment of manufacturing facilities and purchase of equipment for the pilot production of its passive antibody products. The initial phase of this capital investment includes acquisition of land and the design of a pilot manufacturing facility. The Company expects to begin construction of this facility within twelve months from the date of this Offering. The Company also expects to secure long-term debt financing of up to approximately $5 million to complete construction of its manufacturing facility.

     Working Capital and General Corporate Purposes. The remaining available funds will be added to the Company's working capital to be used for general corporate purposes, including the hiring of research, management, regulatory, manufacturing and business development personnel; rent and other overhead costs for facilities; equipment and machinery needed for research, manufacturing and administrative functions; and the costs for patenting, licensing or acquiring technologies.

     The Company intends to proceed with the expenditures to advance the development of its infectious disease technologies and products. This development is anticipated to include prototype optimization, pre-clinical development, clinical prototype manufacturing, and human clinical evaluations. The Company also anticipates investigating new therapeutic and diagnostic technologies and exploring additional commercial opportunities.

     The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's research and development programs, the results of clinical studies, the timing of regulatory approvals, technological advances, and determinations as to commercial potential and the status of competitive products. The Company may also, to the extent its product development activities proceed more quickly than expected, expand its research and development facilities or allocate a portion of the proceeds to the construction or acquisition and staffing of manufacturing facilities for the production of any developed products. In addition, if the Company deems it desirable to acquire assets or technologies to further its development objectives, the Company may reapportion proceeds of this offering to such acquisition or development. Expenditures will also be dependent upon the establishment of collaborative arrangements with other companies, the availability of financing, and other factors. See "Risk Factors -- Management's Broad Discretion in Use of Proceeds."

     Subject to the variables set forth above, the Company anticipates that the net proceeds of this Offering, together with its available cash, should be sufficient to finance its operational and working capital requirements for at least the next 12 months. However, there can be no assurance that the net proceeds of this Offering will satisfy the Company's requirements for any particular period of time. The Company anticipates that additional funding will be required after the use of proceeds of the Offering. The Company may seek to raise additional capital from future offerings of equity, corporate partnerships or debt financings. No assurance can be given that such additional financing will be available when needed on terms acceptable to the Company, if at all. See "Risk Factors -- Need for Substantial Additional Funds."

     Pending application of the net proceeds of the Offering, the Company intends to invest such net proceeds in interest-bearing investment grade financial securities.

                                DIVIDEND POLICY

     The Company has never declared nor paid dividends on its Common Stock and does not intend to pay any dividends for the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 (i) on an actual basis, and (ii) as adjusted to give effect to the estimated net proceeds from the sale of the Units offered hereby at an assumed initial public offering price of $6.10 per Unit and the initial application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's financial statements and related notes thereto and selected financial data appearing elsewhere in this Prospectus.

                                                                    DECEMBER 31, 1997
                                                              -----------------------------
                                                                ACTUAL        AS ADJUSTED
                                                              -----------    --------------
Capital lease obligations, less current portion.............  $    14,463    $       14,463
Shareholders' equity
  Common stock, $0.0025 par value per share, 22,400,000
     shares authorized, 7,288,566 shares issued and
     outstanding, actual; 9,788,566 shares issued and
     outstanding, as adjusted(1)............................       18,221            24,471
Additional paid-in capital..................................   12,687,266        25,979,016
Deficit accumulated during the development stage............   (8,160,802)       (8,160,802)
Net unrealized loss on available securities for sale........         (227)             (227)
                                                              -----------    --------------
          Total shareholders' equity........................    4,544,458        17,842,458
                                                              -----------    --------------
          Total capitalization..............................  $ 4,558,921    $   17,856,921
                                                              ===========    ==============

---------------

(1) Excludes (i) 646,608 shares of Common Stock issuable upon the exercise of outstanding stock options as of February 13, 1998, under the 1990 Incentive Stock Option Plan and the 1992 Employee Stock Option Plan (collectively, the "1990/1992 Stock Option Plans") at a weighted average exercise price of $2.74 per share, leaving a balance of 5,296 shares of Common Stock reserved for future grants of options under the 1990/1992 Stock Option Plans, (ii) Fitchburg Research Park Associates' warrant to purchase up to 114,290 shares at an exercise price of $.0025 per share, (iii) a consultant's option to purchase 100,000 shares at an exercise price of $4.50 per share, (iv) options to purchase a maximum of 90,000 shares of Common Stock to be granted to six employees and three outside directors, and (v) 1,364 shares of Common Stock which have been issued to consultants since December 31, 1997.

                                    DILUTION

     At December 31, 1997, the net tangible book value of the Company was $3,243,857 or approximately $0.45 per share of Common Stock. Net tangible book value per share is determined by dividing the net tangible book value (tangible assets less liabilities) of the Company by 7,288,566 shares of Common Stock outstanding at such date. Net tangible book value dilution per share represents the difference between the amount per Share paid by purchasers of Units of this Offering and the net tangible book value per share of Common Stock immediately after the completion of this Offering. After giving effect to the sale of Units offered hereby at an assumed initial public offering price of $6.10 per Unit (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company), the pro forma net tangible book value of the Company at December 31, 1997 would have been $16,541,857 or approximately $1.69 per share of Common Stock. This represents an immediate increase in the net tangible book value of $1.24 per share of Common Stock to existing shareholders and an immediate dilution in net tangible book value of $4.41 per share of Common Stock (or approximately 72%) to new investors purchasing Shares of Common Stock in this Offering.

     The following table illustrates this per share dilution:

Assumed initial public offering price per Unit..............         $6.10
Net tangible book value per share at December 31, 1997......  0.45
Increase per share attributable to this Offering............  1.24
                                                              ----
Pro forma net tangible book value per share after this
  Offering..................................................          1.69
                                                                     -----
Dilution per share to new investors.........................         $4.41
                                                                     =====

     The computations in the table set forth above assumes that the Over-Allotment Option is not exercised. If the Over-Allotment Option is exercised in full, the pro forma net tangible book value at December 31, 1997 would have been $18,588,857 or $1.83 per share of Common Stock, resulting in dilution to new investors of $4.27 per share of Common Stock.

     The following table summarizes at December 31, 1997, the total number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by (i) existing shareholders of Common Stock at December 31, 1997, and (ii) new investors in the Offering, assuming the sale of Units offered hereby at an assumed initial public offering price of $6.10 per Unit. The calculations are based upon total consideration given by new investors and existing shareholders before any deduction of underwriting discounts and Offering expenses payable by the Company.

                                SHARES PURCHASED       TOTAL CONSIDERATION
                              --------------------    ----------------------    AVERAGE PRICE
                               NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                              ---------    -------    -----------    -------    -------------
Existing shareholders(1)....  7,288,566       74%     $12,813,341       46%         $1.76
New investors(2)............  2,500,000       26%      15,250,000       54%         $6.10
                              ---------      ---      -----------      ---
          Total.............  9,788,566      100%     $28,063,341      100%
                              =========      ===      ===========      ===

---------------
(1) Excludes (i) 646,608 shares of Common Stock issuable upon the exercise of outstanding stock options as of February 13, 1998, under the 1990 Incentive Stock Option Plan and the 1992 Employee Stock Option Plan (collectively, the "1990/1992 Stock Option Plans") at a weighted average exercise price of $2.74 per share, leaving a balance of 5,296 shares of Common Stock reserved for future grants of options under the 1990/1992 Stock Option Plans, (ii) Fitchburg Research Park Associates' warrant to purchase up to 114,290 shares at an exercise price of $.0025 per share, (iii) a consultant's option to purchase 100,000 shares at an exercise price of $4.50 per share, (iv) options to purchase a maximum of 90,000 shares of Common Stock to be granted to six employees and three outside directors, and (v) 1,364 shares of Common Stock which have been issued to consultants since December 31, 1997.

(2) Reflects the initial public offering price of the Units.

                            SELECTED FINANCIAL DATA

     The following financial data as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 are derived from the financial statements of the Company included elsewhere in this prospectus which have been audited by Ernst & Young LLP, independent auditors. The selected financial data set forth below, as of September 30, 1993, 1994 and 1995 and the years ended September 30, 1993 and 1994 are derived from financial statements audited by Ernst & Young LLP, not included in this Prospectus. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein. The selected financial data for December 31, 1997 and for the three months ended December 31, 1996 and 1997 are derived from the Company's unaudited financial statements included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments (consisting of normal recurring adjustments) necessary for fair presentation of the Company's financial position at that date and results of operations for those periods. Operating results for the three months ended December 31, 1997 are not necessarily indicative of the results for any future period.

                                                                                                                      INCEPTION
                                                                                             THREE MONTHS ENDED     (NOVEMBER 11,
                                           YEARS ENDED SEPTEMBER 30,                            DECEMBER 31,          1989) TO
                       -----------------------------------------------------------------   ----------------------   DECEMBER 31,
                          1993         1994         1995          1996          1997         1996         1997          1997
                       ----------   ----------   -----------   -----------   -----------   ---------   ----------   -------------
STATEMENTS OF
  OPERATIONS DATA:
Revenues.............  $1,746,596   $1,017,627   $   386,979   $   321,444   $   671,881   $ 393,361   $  115,185    $ 4,388,327
Operating Expenses
  Research and
    development......     842,000    1,156,428     1,215,366     1,339,048     2,432,102     428,998      666,632      8,306,647
  General and
    administrative...     404,709      753,549       916,294     1,119,409     1,005,797     256,151      355,100      5,070,359
                       ----------   ----------   -----------   -----------   -----------   ---------   ----------    -----------
  Total operating
    expenses.........   1,246,709    1,909,977     2,131,660     2,458,457     3,437,899     685,149    1,021,732     13,377,006
                       ----------   ----------   -----------   -----------   -----------   ---------   ----------    -----------
  Income (loss) from
    operations.......     499,887     (892,350)   (1,744,681)   (2,137,013)   (2,766,018)   (291,788)    (906,547)    (8,988,679)
Investment income,
  net................     106,576      191,040       144,750        50,761       281,483      75,864       46,102        865,822
Interest expense.....          --       (4,082)       (4,624)       (3,320)       (2,800)       (718)        (724)       (38,710)
Other................          --           97           668            --            --          --           --            765
                       ----------   ----------   -----------   -----------   -----------   ---------   ----------    -----------
  Net earnings
    (loss)...........  $  606,463   $ (705,295)  $(1,603,887)  $(2,089,572)  $(2,487,335)  $(216,642)  $ (861,169)   $(8,160,802)
                       ==========   ==========   ===========   ===========   ===========   =========   ==========    ===========
Net earnings (loss)
  per share(1)
  Basic..............  $     0.11   $    (0.12)  $     (0.26)  $     (0.34)  $     (0.34)  $   (0.03)  $    (0.12)
  Diluted............  $     0.11   $    (0.12)  $     (0.26)  $     (0.34)  $     (0.34)  $   (0.03)  $    (0.12)
Shares used to
  compute net
  earnings (loss) per
  share(1)
  Basic..............   5,334,283    6,086,065     6,089,128     6,115,336     7,215,274   6,788,750    7,287,464
  Diluted............   5,674,121    6,086,065     6,089,128     6,115,336     7,215,274   6,788,750    7,287,464


                                                         SEPTEMBER 30,                                  DECEMBER 31, 1997
                                ----------------------------------------------------------------   ----------------------------
                                   1993         1994         1995          1996          1997        ACTUAL      AS ADJUSTED(2)
                                ----------   ----------   -----------   -----------   ----------   -----------   --------------
BALANCE SHEET DATA:
Cash and equivalents..........  $5,443,235   $1,521,295   $   887,577   $ 3,276,339   $3,547,036   $ 2,435,401    $15,733,401
Working capital...............   5,100,728    2,507,268     1,319,826     3,328,103    3,812,539     2,725,172     16,023,172
Total assets..................   5,856,184    4,917,996     3,408,129     5,247,761    5,975,606     5,116,176     18,414,176
Long-term obligations.........          --       68,046        50,856        33,914       17,956
Deficit accumulated during
  development stage...........    (413,544)  (1,118,839)   (2,722,726)   (4,812,298)  (7,299,633)   (8,160,802)    (8,160,802)
Total shareholders' equity....   5,500,501    4,680,233     3,156,544     4,743,260    5,397,956     4,544,458     17,842,458


---------------

(1) See Note 1 of Notes to Financial Statements for a description of the shares used in calculating net earnings (loss) per share.

(2) As adjusted to give effect to the estimated net proceeds from the sale of 2,500,000 Units offered by the Company at an assumed initial public offering price of $6.10 per Unit. See "Use of Proceeds."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

     Ophidian is a development stage corporation focused on the research, development and commercialization of therapeutic products for human and animal use. The Company's business has been directed to numerous areas of disease but has focused principally on products for infectious disease prevention and treatment. The Company has not received any revenues from the sale of FDA licensed products to date and does not expect to receive any such revenues during the next two fiscal years. Except for the fiscal year ended September 30, 1993 ("Fiscal 1993"), the Company has been unprofitable every year since inception. The Company expects to incur additional losses over the next several years. At December 31, 1997, the Company had an accumulated deficit of $8,160,802 and for the three months ended December 31, 1997 incurred a net loss of $861,169.

     The Company intends to continue investing in the further research and development of its technologies and products in infectious disease and other therapeutic areas. Depending on a variety of factors, including collaborative arrangements, availability of personnel and financial resources, the Company will engage in the development of its products and establish capabilities to support regulatory submissions. The Company will need to make additional capital investments in research and development laboratories and manufacturing facilities, including the construction of facilities for the large-scale production of avian antibodies and supporting testing laboratories. Investments in manufacturing and associated capabilities would be required to be made before any regulatory agency would grant approval to market products, however, there can be no assurance that such approval will be granted. It is expected that the Company will need to hire additional personnel to support increased research and development, manufacturing, quality systems, and general business requirements.

RESULTS OF OPERATIONS

  Three Months Ended December 31, 1997 Compared to Three Months Ended December 31, 1996

     Revenues. Revenues decreased $278,176 to $115,185 for the three months ended December 31, 1997 as compared to $393,361 for the three months ended December 31, 1996. Revenues in the three months ended December 31, 1996 were greater due primarily to the one-time receipt of payments from Lilly in connection with the achievement of certain product development milestones.

     Research and Development Expenses. Research and development expenses increased $237,634 to $666,632 for the three months ended December 31, 1997 as compared to $428,998 for the three months ended December 31, 1996. The increase in expenses in the three months ended December 31, 1997 resulted primarily from additional personnel expenses and costs associated with preclinical development of the CDAD therapeutic antitoxin.

     General and Administrative Expenses. General and administrative expenses increased $98,949 to $355,100 for the three months ended December 31, 1997 as compared to $256,151 for the three months ended December 31, 1996. The increase in expenses in the three months ended December 31, 1997 resulted primarily from increased salary expenses and personnel recruiting expenses to support business development and financial functions.

     Interest Income and Expenses. Interest income decreased $29,762 to $46,102 for the three months ended December 31, 1997 as compared to $75,864 for the three months ended December 31, 1996. The decrease in interest in the three months ended December 31, 1997 resulted from lower average cash deposits. Interest expenses increased $6 to $724 for the three months ended December 31, 1997 as compared to $718 for the three months ended December 31, 1996.

     Net Loss. Net losses increased $644,527 to $861,169 for the three months ended December 31, 1997 as compared to $216,642 for the three months ended December 31, 1996. The increased loss in the three months ended December 31, 1997 resulted from lower revenues due to a one-time payment and increased research and development and general and administrative expenses.

  Fiscal Year Ended September 30, 1997 Compared with Fiscal Year Ended September 30, 1996

     Revenues. Revenues increased $350,437 or 109% to $671,881 in Fiscal 1997 compared to $321,444 in the fiscal year ended September 30, 1996 ("Fiscal 1996"). Increased revenues resulted from payments received from Lilly under the Lilly Agreements of $300,000 and payments of $354,266 received from the NIH under a Phase II Small Business Innovation Research ("SBIR") grant for Ophidian's EHEC program. Revenues in Fiscal 1996 included $100,000 in payments from Lilly and $200,493 from the NIH.

     Research and Development Expenses. Research and development expenses increased $1,093,054 or 82% to $2,432,102 in Fiscal 1997 compared with $1,339,048 in Fiscal 1996. The increase in expenses resulted from process development and manufacture of bulk drug to support pre-clinical and clinical development of Ophidian's CDAD therapeutic antitoxin and additional personnel, consultants and related expenses in connection with the Company's Host Response Program. See "Business -- Ophidian's Discovery Technologies."

     General and Administrative Expenses. General and administrative expenses decreased $113,612 or 10% to $1,005,797 in Fiscal 1997 compared with $1,119,409 in Fiscal 1996. The decrease resulted primarily from a decrease in consulting expenses and legal expenses.

     Investment Income and Expenses. Investment income increased $230,722 or 455% to $281,483 in Fiscal 1997 compared with $50,761 for Fiscal 1996. The increase in interest income was due to the deposit of funds received by the Company from its private placement stock offering which raised net proceeds of $2,629,957 and sales of stock to Lilly in June and November, 1996, totaling $3,999,997. Interest expenses for Fiscal 1997 were $2,800 compared with $3,320 in Fiscal 1996.

     Net Loss. Net losses increased $397,763 or 19% to $2,487,335 for Fiscal 1997 compared with $2,089,572 for Fiscal 1996. The increased loss during Fiscal 1997 resulted from increased research and development, business development, and general operating activities.

  Fiscal Year Ended September 30, 1996 Compared with Fiscal Year Ended September 30, 1995.

     Revenues. Revenues decreased $65,535 or 17% to $321,444 in Fiscal 1996 compared with $386,979 for the fiscal year ended September 30, 1995 ("Fiscal 1995"). Revenues in 1996 consisted of $220,492 from a Phase II SBIR grant from the NIH to support the Company's EHEC program and $100,000 from Lilly under the Lilly Agreements. Revenues in Fiscal 1995 consisted of $181,707 from contracts from the Department of Defense for the Company's antitoxin and vaccine programs and the NIH for the Company's EHEC and other passive antibody programs, $200,000 received from Wyeth-Ayerst Laboratories ("Wyeth") in connection with a collaborative product development and license agreement related to Ophidian antivenom technology and miscellaneous biologic reagent sales.

     Research and Development Expenses. Research and development expenses increased by $123,682 or 10% to $1,339,048 in Fiscal 1996 compared with $1,215,366 in Fiscal 1995. Research and development expenses in both fiscal years included personnel, supplies, and allocated overhead in support of the Company's avian antibody programs and other infections disease laboratory activities. The increased costs in Fiscal 1996 were associated primarily with pilot manufacturing in support of pre-clinical and clinical development of the Company's CDAD therapeutic antitoxin.

     General and Administrative Expenses. General and administrative expenses increased $203,115 or 22% to $1,119,409 in Fiscal 1996 compared with $916,294 in Fiscal 1995, reflecting increased personnel and overhead costs to support expanded technology development programs, business development activities and technology licensing.

     Investment Income and Expenses. Investment income decreased $93,989 or 65% to $50,761 in Fiscal 1996 compared with $144,750 in Fiscal 1995. Income was earned on deposits in a cash management account. The decrease in investment income in Fiscal 1996 was due to lower average monthly cash balances during the year as compared with Fiscal 1995. Interest expenses decreased $1,304 or 28% to $3,320 in Fiscal 1996 compared with $4,624 in Fiscal 1995, and are related to capital leases of office equipment.

     Net Loss. Net losses increased $485,685 or 30% to $2,089,572 in Fiscal 1996 compared with $1,603,887 in Fiscal 1995. The increase in net losses in Fiscal 1996 was due primarily to increased expenses and reduced investment income.

  Fiscal Year Ended September 30, 1995 Compared with Fiscal Year Ended September 30, 1994.

     Revenue. Revenues decreased $630,648 or 62% to $386,979 in Fiscal 1995 compared with $1,017,627 in the fiscal year ended September 30, 1994 ("Fiscal 1994"). Revenues in 1995 consisted of $186,283 from research grants and contracts from the Department of Defense for the Company's antitoxin and vaccine programs and the NIH for the Company's EHEC and other passive antibody programs, $200,000 from Wyeth in connection with a collaborative product development and license agreement, and miscellaneous biologic reagent sales. Revenues in Fiscal 1994 included $657,553 received from Wyeth, $357,024 from the Department of Defense and the NIH for the Company's antitoxin, vaccine and passive antibody programs, and $3,050 in miscellaneous revenues.

     Research and Development Expenses. Research and development expenses increased $58,938 or 5% to $1,215,366 in Fiscal 1995 compared with $1,156,428 in Fiscal 1994. Research and development activities in both years included collaborative research, federal research contracts, and the Company's infectious disease research and development programs. Increased expenses in Fiscal 1995 reflected normal annual increases in personnel and overhead costs.

     General and Administrative Expenses. General and administrative expenses increased $162,745 or 22% to $916,294 in Fiscal 1995 compared with $753,549 in Fiscal 1994. The increase in Fiscal 1995 resulted primarily from additional personnel and consulting costs to support development of the Company's passive antibodies programs.

     Investment Income and Expense. Net investment income decreased $46,290 or 24% to $144,750 in Fiscal 1995 compared with $191,040 in Fiscal 1994. Interest income in Fiscal 1994 was greater due to higher average balances in the Company's cash management account. Interest expenses increased $542 or 13% to $4,624 in Fiscal 1995 compared with $4,082 in Fiscal 1994.

     Net Loss. Net losses increased $898,592 or 127% to $1,603,887 in Fiscal 1995 compared with $705,295 in Fiscal 1994. The increased loss in Fiscal 1995 was due primarily to increased operating expenses and reduced revenues resulting from discontinuation of the agreement with Wyeth.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations since inception primarily through the sale of equity and revenues consisting of payments received under collaborative agreements and federal research grants. As of December 31, 1997, the Company had received $12,813,341 in proceeds from the sale of equity. The Company's principal sales of equity have occurred through private placement stock offering activities and sales to Lilly.

     In January 1990, the Company sold 800,000 shares of Common Stock to Fitchburg Research Park Associates ("FRPA") at $.0625 per share, resulting in net proceeds to the Company of $50,000.

     In December 1992, the Company sold 933,120 shares of Common Stock and warrants in a private placement offering at $2.00 per unit consisting of one share of Common Stock and a warrant to purchase one-half additional share at an exercise price of $2.25 per share, resulting in net proceeds to the Company of $1,828,364. In March 1993, warrants to exercise 447,120 shares of common stock sold pursuant to this offering were exercised at an exercise price of $2.25 per share, resulting in net proceeds to the Company of $1,006,020.

     The Company sold 579,482 shares of Common Stock in a private placement offering at $4.50 per share, which was completed in June, 1993 resulting in net proceeds to the Company of $2,579,661.

     In September 1993, Fitchburg Research Park Associates exercised its warrant (issued October, 1990) to purchase 125,000 shares of Common Stock at $2.00 per share, resulting in net proceeds to the Company of $250,000.

     The Company sold 485,805 shares of Common Stock in a private placement offering at $5.50 per share, which was completed in October 1996 resulting in net proceeds to the Company of $2,629,957.

     In June 1996, the Company and Lilly entered into the Lilly Agreements, according to which the Company sold to Lilly 153,846 shares of Common Stock at $6.50 per share and in October 1996 sold 545,454 shares of Common Stock at $5.50 per share, resulting in aggregate net proceeds of $3,999,997.

     Net cash used in operating activities was $2,468,689 in Fiscal 1997 as compared with net cash used in operating activities of $1,581,943 in Fiscal 1996. The increase in cash used in operations is primarily the result of increased research and development funding activities and general and administrative expenses. Net cash used in investing activities was $77,494 in Fiscal 1997, as compared with net cash provided of $458,610 in Fiscal 1996. The net decrease in cash used in investing activities was attributable to a net decrease of $121,821 in the proceeds received from available-for-sale securities combined with an increase in capital expenditures of $67,379 and patent costs of $346,904. Net cash provided by financing activities was $2,816,880 in Fiscal 1997, as compared with net cash provided by financing activities in Fiscal 1996 of $3,512,095. The decrease in cash provided by financing activities is primarily attributable to proceeds from the sale of equity. Fiscal 1996 included a private placement offering which was completed in October 1996 resulting in net proceeds of $2,629,957 and an equity sale to Lilly of $999,999. Fiscal 1997 proceeds included a second equity sale to Lilly of $2,999,997. At September 30, 1997 the Company had cash and cash equivalents of $3,547,036.

     Net cash used in operating activities was $1,581,943 for Fiscal 1996, as compared with net cash used in operating activities of $1,440,141 for Fiscal 1995. The increase in cash used in operating activities is primarily attributable to increased research and development funding activities and increased general and administrative expenses. Net cash provided by investing activities was $458,610 for Fiscal 1996 as compared to $822,549 for Fiscal 1995. The decrease is principally attributable to a decrease in net proceeds received from available for sale investment activities. Net cash provided by financing activities was $3,512,095 for Fiscal 1996 as compared with cash used in financing activities of $16,126 for Fiscal 1995. The change is primarily attributable to the receipt of $999,999 in proceeds from the sale of equity to Lilly and $2,517,367 of net proceeds in a private placement offering received in Fiscal 1996 while there were no equity sales in Fiscal 1995.

     The Company has established and intends to renew annually a bank line-of-credit in the principal amount of $500,000 secured against cash investments. The Company has not borrowed against this line-of-credit and has no current plans to do so.

     Through December 31, 1997, the Company had invested approximately $767,903 (including capital lease obligations) in equipment and leasehold improvements. The present value of obligations under capital leases at December 31, 1997 was $29,663. Minimum annual principal payments due under capital leases total $16,450 in Fiscal 1998 and decline each year thereafter until expiration in the year 2003. The Company made principal payments under capital lease obligations of $17,703, $15,783 and $16,126 in Fiscal 1997, 1996 and 1995, respectively. The
Company invested $145,216 in Fiscal 1996, $492,120 in Fiscal 1997 and $108,705 in the three months ended December 31, 1997 for patents based on the Company's research and development activities.

     The Company believes that the anticipated net proceeds from this Offering, together with its existing capital resources, interest income and future revenues, if any, due under collaborative agreements, will be sufficient to satisfy its funding requirements for at least 12 months. The Company expects to secure long-term debt financing of up to approximately $5 million to complete construction of its manufacturing facility. These funding requirements include continued expenditures for research and development programs, as well as expenditures related to expanded laboratory and general corporate facilities and the establishment of pilot manufacturing facilities.

     Furthermore, the Company anticipates that the following material changes resulting from its collaboration with Lilly will occur in the next twelve months: hiring of additional manufacturing personnel, purchase of capital equipment and increased operating expenses in connection with bulk product manufacturing.

NET OPERATING LOSSES

     The Company has not generated taxable income to date. At September 30, 1997, the net operating losses available to offset future taxable income for federal income tax purposes were approximately $7,604,000. These carryforwards expire beginning in 2007 if not utilized. At September 30, 1997, the Company has research and other federal tax credit carryforwards of approximately $423,000 and Wisconsin carryforwards of approximately $192,000. The Company has recorded a full valuation allowance against any deferred tax assets established for the carryforwards.

     The Company anticipates that its expenses incurred in bulk manufacturing of the CDAD product will increase and will contribute to future increases in net operating losses. These future increases in operating losses will result from the hiring of additional manufacturing and quality control personnel and the operation of a facility.

NEW ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes the standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) as part of a full set of financial statements. This statement requires that all elements of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Since this statement applies only to the presentation of comprehensive income, it will not have any impact on the Company's results of operations, financial position or cash flows.

     In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes the standards for the manner in which public enterprises are required to report financial and descriptive information about their operating segments. The statement defines operating segments as components of an enterprise for which separate financial information is available and evaluated regularly as a means for assessing segment performance and allocating resources to segments. A measure of profit or loss, total assets and other related information are required to be disclosed for each operating segment. In addition, this statement requires the annual disclosure of information concerning revenues derived from the enterprise's products or services, countries in which it earns revenue or holds assets, and major customers. The statement is also effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 131 will not affect the company's results of operations or financial position, but may affect the disclosure of segment information in the future.

                                    BUSINESS

SUMMARY

     Ophidian, a development stage company, is engaged in the research and development of pharmaceuticals with an emphasis on products for infectious diseases. Under a collaboration with Lilly, the Company is developing a product for the treatment of CDAD. CDAD is a bacterial infection that has become a common side effect of antibiotic therapy. The CDAD product is a result of the Company's strategy to design new drugs for infectious diseases by targeting molecules involved in the host-pathogen interaction.

     Ophidian signed a collaborative development and license agreement and a stock purchase agreement with Lilly in June, 1996. Under the Lilly Agreements, Ophidian has received $4.4 million in equity investments and development milestone payments. Lilly will pay the Company an additional $8.0 million if certain CDAD product development objectives are met and Lilly chooses to proceed with development. The Lilly Agreements provide for Lilly to fund and conduct clinical testing, registration and marketing of the CDAD product worldwide and Ophidian to manufacture bulk drug for clinical and commercial use. The CDAD product is a passive antibody formulation that neutralizes disease-causing toxins secreted by C. difficile during infection of the human intestinal tract. These toxins are responsible for the development of diarrhea, inflammation and symptoms of colitis caused by the C. difficile organism. CDAD is a common side effect of treatment with certain broad spectrum antibiotics. Based on surveys and research, the Company estimates that CDAD arises in approximately one percent of all hospitalized patients. An IND for initial human clinical testing of the CDAD drug was filed in November 1997.

     The Company is also developing a drug to prevent disease caused by EHEC, including E. coli O157:H7. Ophidian has received research funding of $816,000 from the NIH for this program. The public health problem of EHEC became widely recognized following outbreaks in the U.S. and Japan that afflicted thousands of persons as a result of contaminated food products, including ground beef. The Company has shown in animals that the injection of its passive antibodies that neutralize EHEC toxins can block progression of lethal disease symptoms. The Company is conducting pre-clinical development of its EHEC passive antibodies as a potential human therapeutic.

     Broad-spectrum antibiotics are the most commonly used drugs to treat infectious diseases, with worldwide sales of approximately $20 billion annually. However, increased microbial resistance to antibiotics and the emergence of new infectious agents have created a significant need for new approaches for the treatment of infectious diseases. In addition, broadspectrum antibiotics can be detrimental to the patient because beneficial microbes are often killed along with the disease-causing pathogen. The Company's research strategy is to develop infectious disease drugs that target molecules involved in specific host-pathogen interactions. In contrast to typical antibiotics, the Company's products are designed to leave beneficial microbes undisturbed, support the action of the host's immune system, and reduce the potential for the development of microbial resistance. The Company has 57 patents, issued or pending, from its research and development programs and has acquired rights to several external patents to supplement its technology.

     Ophidian has devised a drug formulation and manufacturing technology for the production of avian polyclonal antibodies for passive immune therapy. The Company believes avian antibodies will be generally safe when administered orally because they are derived from hen eggs that are common in the human diet. Ophidian intends to manufacture and sell bulk drugs based on its avian antibody technology to its commercial partners for final formulation and marketing of drug products.

     The Company's business strategy is to create commercial opportunities from its technologies by manufacturing proprietary antibody pharmaceuticals, establishing royalty-bearing licenses for the sale of its proprietary products with marketing partners, licensing technology to pharmaceutical firms, and forming sponsored research agreements.

INFECTIOUS DISEASES

     Infectious diseases remain the world's leading cause of premature death. Between 1980 and 1992, the death rate due to infectious diseases rose 58% in the United States, making infectious diseases the third leading cause of death in this country behind heart disease and cancer. In 1995, it was reported that in the United States, approximately 25% of physician visits were attributable to infectious diseases and their indirect costs were estimated at more than $120 billion. Despite the use of antibiotics and other drugs, infectious disease prevention and treatment remains a major medical challenge throughout the world. It has been estimated that 4 billion cases of infectious diarrhea occurred in 1995. Tuberculosis continues to be epidemic worldwide, with 1995 estimates of over 1.9 billion carriers and 8.9 million new cases per year. Other familiar bacterial (whooping cough, respiratory infections, meningococcal meningitis) and viral (hepatitis, measles) diseases continue to be among the ten most common infections worldwide. In addition, hospital acquired (nosocomial) infections, such as CDAD, add significant costs to the treatment of patients hospitalized for many other diseases. The Company estimates that CDAD alone is responsible for over $1 billion in hospital charges annually in the U.S.

     The emergence of infectious agents as health care problems, such as EHEC, provides new challenges and opportunities for antimicrobial drugs. Cryptosporidiosis, toxic shock syndrome, Legionnaires' disease, Ebola hemorrhagic fever, hemolytic uremic syndrome, AIDS, gastric ulcers, and Lyme disease are among the diseases that have emerged in the past two decades. The emergence of new pathogens has resulted from: the capacity of microbes to change and adapt in ways that make them more virulent or resistant to drugs and vaccines; an increased population of persons, such as children in daycare centers, the elderly or institutionalized patients, that may be more susceptible to infection; and increased international travel and trade that allow infections to spread rapidly and widely. These factors are promoting new or previously unrecognized infectious agents to emerge as human pathogens and known pathogens to reemerge in regions where they were once thought to be under control.

     In addition to these infectious agents, other microbes are causing disease based on their ability to resist conventional antibiotic therapy. Among these, vancomycin-resistant enterococci, penicillin-resistant pneumococci, multi-resistant S. aureus, and multi-resistant tuberculosis have become significant clinical problems. While new antibiotics that attack a broad spectrum of pathogens may help to overcome the present crisis of pathogen resistance, microbes will likely evolve new mechanisms of resistance. With the rise in antibiotic resistance, emergence of new pathogens, and harmful side effects associated with the widespread use of broad spectrum antibiotics, new medical strategies are needed to control infectious diseases.

     Antibiotics are the mainstay of infectious disease medicine. Traditional antibiotics are chemicals that interfere with essential metabolic processes or structural components of the microbe, resulting in microbial killing or inhibition of microbial multiplication. These chemicals are nonspecific in that both the undesirable pathogen and desirable members of the microbial flora normally living in the host are destroyed. The beneficial microbes compete with, and are an important barrier to, infectious pathogens. Loss of this barrier, especially in patients that are immunocompromised, can lead to further disease complications and can predispose the patient to infections by other pathogens. Ophidian is pursuing an alternative medical approach-to develop drugs that are active against only a single pathogen or limited spectrum of organisms.

     In certain clinical scenarios broad-spectrum antibiotics may be incapable of preventing host injury once infection is diagnosed. In diseases such as CDAD, hemolytic uremic syndrome caused by EHEC, and sepsis, antibiotics are unable to prevent the widespread organ damage caused by toxins released from the offending bacterium. In other scenarios, the host's efforts to wall off, kill or neutralize pathogens, may proceed rapidly, causing fibrosis (scarring) and other complications. These aspects of infectious disease require drug strategies (i.e., disease specific) that involve the interaction of the host and pathogen.

     Ophidian focuses on the discovery and development of new antimicrobial drugs that avoid resistance and damage to the normal flora or that treat infection-related host injury. This is accomplished by targeting molecules involved in the interaction of the host and pathogen. Ophidian has selected certain virulence factors, such as bacterial toxins, as drug targets because they are specific to a pathogen and likely to remain essential to pathogenesis. The Company uses this specificity to design drugs that do not disrupt the normal microbial ecology of the host and are less susceptible to resistance development. The Company's lead products are also designed to prevent host injury from inflammatory or other undesirable defense reactions brought on by infection.

THE COMPANY'S PRODUCTS

     Therapeutic Antitoxin for Clostridium difficile-Associated Disease (CDAD). Since June 1996, Ophidian and Lilly have collaborated on the development of the Company's passive antibodies to treat or prevent CDAD. Ophidian and Lilly have completed pre-clinical studies and filed an IND in November of 1997.

     CDAD afflicts, in the Company's estimation, one percent of all hospital admissions in the U.S. and as many as one million patients annually worldwide. The management of diarrheal disease characteristic of CDAD is a growing burden to hospitals and is especially problematic on medical and surgical wards. Most patients develop a self-limiting diarrhea, but some progress to pseudomembranous colitis, toxic megacolon, peritonitis, and/or death.

     An epidemic of CDAD is attributed to the widespread use of broad-spectrum antibiotics that alter the intestinal flora and predispose a patient to C. difficile infection, either by allowing resident organisms to proliferate or by exposing the host to nosocomial infection. The costs of CDAD can easily amount to thousands of dollars per patient due to nursing care, barrier precautions, diagnostic tests, and medical treatment. In an intensive care unit, the costs are compounded by the battery of diagnostics and empirical antibiotic therapies that are ordered when a patient becomes febrile.

     Vancomycin has been a drug of choice for treating CDAD, but its use is being restricted due to selection for vancomycin-resistant enterococci. In 1995, the Centers for Disease Control and Prevention ("CDC") reported a twenty-fold increase in the incidence of vancomycin-resistant enterococci ("VRE"). Epidemiologists suspect the widespread use of vancomycin is selecting for VRE. Certain strains of VRE are now resistant to all proven antibiotic therapies. Vancomycin resistance can be transferred genetically from enterococci to Staphylococcus aureus. Methicillin-resistant Staphylococcus aureus is an organism that is currently susceptible only to vancomycin. Enterococcus and S. aureus are two of the most prevalent pathogens causing sepsis and other serious nosocomial infections. As a result, it has been recommended that hospitals restrict vancomycin use as a primary therapy for CDAD treatment. As an alternative antibiotic, metronidazole is used for CDAD control. Metronidazole is as effective as vancomycin in terms of relapse rates and response time for mild and moderate CDAD; however, metronidazole's toxicity and efficacy in severe cases of colitis are a concern. The American College of Gastroenterology issued guidelines recommending that physicians switch from metronidazole to vancomycin therapy if symptoms do not abate.

     Ophidian is proposing to treat or prevent CDAD by using specific passive antibodies. The medical advantages of the Company's CDAD product could include more rapid recovery, fewer relapses, and reduction of resistance development in intestinal bacteria. Ophidian has shown in animals that its orally delivered antibodies neutralize C. difficile toxins without disrupting the intestinal function. C. difficile causes disease by producing two potent toxins, known as toxins A and B, that are released by the bacteria and cause severe damage to the gut lining and underlying tissue. By attacking the toxins specifically, the pathogenic mechanism of the organism is blocked; its ability to thrive in the gut is diminished; and, the normal microbial ecology is allowed to recover. Because the toxin neutralizing passive antibodies are polyclonal and react to multiple toxin epitopes, the Company believes that the emergence of resistant C. difficile strains is unlikely.

     The Company has demonstrated the effectiveness of its passive antibodies in the hamster model of CDAD. This animal model offers clear end-points, is reproducible, and has been highly predictive of antibiotic performance in human disease. Prophylactic or therapeutic administration of Ophidian's antibodies prevents tissue destruction, diarrhea, and death in the animal model. Importantly, relapse does not occur after termination of Ophidian's antibody therapy, whereas the animals relapse and die within five to seven days after metronidazole or vancomycin treatment is ended.

     The Company believes efficacy trials for its CDAD passive antibodies can proceed more rapidly than for many other drugs since CDAD is prevalent and easily and accurately diagnosed. In addition, the normally acute course of CDAD allows the effectiveness of drugs to be evaluated in days to weeks. Ophidian's antibodies are isolated from hen eggs that are a normal dietary component. Therefore, the Company believes they will be safe when used as an orally delivered therapeutic. Ophidian has produced avian antibodies through the use of various contract manufacturers and intends to apply a portion of the proceeds for this offering to establish its own manufacturing capability. The Company can provide no assurance that the FDA will determine that Ophidian's antibodies are safe or effective or that their manufacture will meet FDA requirements.

     The Company has more than 15 United States or foreign patents, issued or pending, relating to the compositions, methods and uses of its avian antibodies for CDAD.

     Antitoxin for Enterohemorrhagic Escherichia coli (EHEC). Ophidian is developing an EHEC passive antibody formulation funded by an $816,000 grant from the NIH. The Company is currently conducting pre-clinical studies in animal disease models.

     EHEC, such as serotype O157:H7, have emerged as serious food-borne pathogens. EHEC gained wide-spread notoriety in the U.S. after a major outbreak in the Pacific Northwest in which over 700 people fell ill due to undercooked ground beef, which contained E. coli 0157:H7. Worldwide, E. coli O157:H7 and other EHEC are becoming increasingly evident as a human health problem. Estimates from the CDC indicate that over 20,000 E. coli O157:H7 infections occur annually in the U.S., resulting in 400-500 deaths. Although O157:H7 is the predominant E. coli serotype causing illness in North America, several other serotypes produce toxins and have been associated with major outbreaks in Europe, Mexico, China, Argentina, and Thailand.

     EHEC cause a spectrum of illness ranging from mild, uncomplicated diarrhea to severe bloody diarrhea and about 10% of patients progress to renal disease known as hemolytic uremic syndrome (HUS). Disease symptoms are caused by toxins (known as vero- or Shiga-like toxins) released by ingested bacteria that destroy the intestinal lining, causing bloody diarrhea and allowing the further dissemination of toxin into the bloodstream. It is believed that, within two to four days after the onset of bloody diarrhea, systemic toxin may incite microthrombi which can progress to kidney (or other organ) failure and death.

     The Company believes the injection of its EHEC toxin-neutralizing antibodies will halt systemic disease when delivered within two to four days following onset of bloody diarrhea. Typically, patients do not seek medical attention until the onset of bloody diarrhea, when toxins have likely begun entering the bloodstream. Conventional antibiotic treatment may increase the patient risk due to increased toxin release from the bacterium. Ophidian's passive antibodies are designed to neutralize toxins that enter circulation following EHEC infection. These polyclonal antibodies are directed to recombinant verotoxins developed by Ophidian. The antibody formulation neutralizes both major verotoxin types produced by organisms of the O157:H7 serotype as well as structural variants produced by other serotypes such as O91:H21.

     Ophidian's antibodies can be protective against lethality in a rodent model of EHEC infection when administered up to 36 hours following EHEC inoculation. These results demonstrate a window for therapeutic intervention in animal EHEC disease. Without treatment, animals inoculated orally with viable EHEC bacteria will develop disease symptoms within 48 hours and will die due to kidney and other complications after four to five days.

     The Company's funding from the NIH will support research and development of the EHEC project at Ophidian until March 1998. Ophidian will seek to establish a partnership with a biotechnology firm or regional public health agencies to participate in the clinical development and, if approved, marketing of the product. The Company has filed two patent applications relating to compositions of and methods for producing EHEC antibodies and their therapeutic use.

     Vaccines and Antitoxins for Biological Agents. From 1991 to 1996, Ophidian received over $600,000 in contracts from the U.S. Department of Defense for the research and development of antitoxins and vaccines to a number of biologic agents. These programs applied the Company's technology in recombinant microbial antigens (particular bacterial toxins), capabilities in the cloning and expression of Clostridium genes, and avian passive antibody formulation. The Company has shown in various animal models, including primates, that its vaccines and passive antibodies are safe and effective against specific toxins. Furthermore, the Company believes that the clinical development requirements for these products could be abbreviated because appropriate animal models exist as surrogates to human testing and it is impractical to conduct efficacy trials by exposing humans to biological toxins. The Company currently has four United States or foreign patents, issued or pending, relating to antitoxins and vaccines to biologic agents.

     Diagnostic Products. Ophidian has developed reagents (polyclonal antibodies, recombinant microbial proteins, and peptides) in the course of its drug development that have application in clinical diagnostic testing. The Company's technology facilitates the manufacture of these reagents on a commercial scale using methods developed in its therapeutic programs, such as CDAD. The Company believes that these reagents could be sold to clinical diagnostic firms as components in their instrumented assay systems or test kits. The Company believes that it could receive bulk reagent supply revenues and/or royalties from final product sales. In addition, the development of rapid and accurate infectious disease diagnostics based on Ophidian's reagents could assist in the clinical development of Ophidian's therapeutic candidates by providing improved diagnosis and therapy decisions. The Company has United States or foreign patents, issued or pending, relating to diagnostic applications of its CDAD and EHEC programs.

     Additional Therapeutic Products for Infectious Disease. Ophidian intends to pursue the development of additional products resulting from its programs in target discovery and drug design for passive antibody products. The Company is applying its technologies for products to treat or prevent acute gastrointestinal infections or microbial toxin-mediated diseases. In addition, the Company is developing drug candidates for chronic diseases, such as chronic inflammatory bowel disorders, where responses to infectious agents are implicated in the disease process. The Company is also identifying small molecule compounds that react with microbial virulence factors for diseases where passive immunization or vaccination is unsuited. The Company has 10 United States or foreign patents, issued or pending, relating to its small molecule drug discovery programs.

OPHIDIAN'S DISCOVERY TECHNOLOGIES

     The Company's technology focuses on the interaction of the infectious agent with the host to discover new targets for therapeutic intervention. The Company identifies and evaluates drug targets by using molecular genetics, protein biochemistry and animal disease models and designs drug candidates to react with these targets that interfere with the disease process. Ophidian's study of human cellular regulation pathways is directed to the discovery of new infectious disease drugs and is also relevant to non-infectious diseases.

     Ophidian uses antibodies to bind and neutralize virulence factors of pathogenic bacteria, such as C. difficile and E. coli toxins. For targets in the intestinal tract, Ophidian has shown that avian antibodies can be formulated in a solid oral dosage form. Oral delivery of pathogen-specific antibodies is intended to block the infection process while leaving the normal, beneficial bacterial flora undisturbed.

     Microbial Virulence Factors Program. The Company's strategy to target microbial virulence factors in drug design is exemplified by its CDAD and EHEC programs where both diseases are caused by toxin-producing bacteria. Ophidian has established expertise in the laboratory analysis of toxin molecules and animal models of disease. Microbial toxins provide ready targets for intervention with vaccines and passive antibodies. For example, existing vaccines for tetanus and diphtheria stimulate antibodies that neutralize microbial toxins responsible for virulence. Many other common pathogens, including Clostridium, E. coli, Staphylococcus, Streptococcus, Shigella and Vibrio, produce toxins or enzymes that are either the direct cause of disease or are important in the disease process.

     Molecules related to other disease-causing microbes can be identified by understanding the mechanism of interaction between disease-causing microbes and the susceptible host. The Company has analyzed therapeutic targets from organisms including C. difficile, enterohemorrhagic E. coli, enteroadherent E. coli, C. botulinum, gram negative endotoxin from various gram negative organisms, and staphylococcal enterotoxins. The Company has over 20 United States or foreign patents, issued or pending, relating to compositions or therapeutic use of microbial targets from these organisms.

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

     Ophidian's study of microbial virulence factors includes the following steps.

     1. Selection of Virulence Factor Target. Potential drug targets are evaluated in laboratory studies whereby antibodies or small molecules are designed to interfere with virulence factors. Targets are selected if the disease process can be impeded and an appropriate drug form can be designed (i.e., a suitable drug for intestinal use).

     2. Production of Target for Drug Development. Certain virulence factors, such as toxins, can be extracted only in small quantities from laboratory cultures of the pathogenic organism. Even if available, naturally-occurring toxins can be hazardous to manipulate and unsuitable for pharmaceutical research. Ophidian develops recombinant forms of virulence factors that can be expressed with appropriate chemical conformation, purified and handled safely using proprietary techniques of molecular cloning and expression.

     3. Drug Design. The Company's principal approach to drug design is the application of immunochemical techniques. Ophidian maps the regions of the protein that are optimally susceptible to drug targeting using antibodies as probes. From this analysis, passive antibodies or vaccines can be developed. Alternatively, the target can be used to screen chemical libraries to identify small molecule drug candidates.

     4. Develop Process Reagents. When the optimal drug form is passive antibodies or vaccines, the recombinant production system is scaled to yield larger quantities of the target molecule.

     5. Animal Models of Disease. Ophidian tests the effectiveness of antibody or other drug formulations using animal (usually rodent) models of disease. Treatment regimens and dosing are evaluated to arrive at a drug composition yielding the desired therapeutic effect.

     Host Response Program. The Company has initiated a program to identify host functions that are involved in infectious disease pathogenesis. The Company is targeting the "transforming growth factor beta" (TGF-SS) pathway for new drug discovery because this pathway is used by several infectious agents to suppress the immune response of the host. Pathogens, including viruses, bacteria, fungi and multicellular parasites, can exploit many host cell functions, including signal transduction pathways, cytoskeletal rearrangements and vacuolar trafficking. In turn, the host cell environment can induce specific patterns of gene expression in a pathogen. The TGF-SS cytokine is known to regulate cell growth, fibrogenesis and the immune response in numerous diseases.

     The Company's strategy is to study molecules involved in the TGF-SS signal transduction pathway to increase the number of targets for drug intervention. Cells respond through cell surface receptors for TGF-SS that activate signal transduction proteins inside the cells called SMADS. Upon activation, SMADS enter the cell nucleus and participate in the regulation of TGF-SS-responsive genes. The Company believes that targeting molecules involved in TGF-SS signal transduction, such as SMADS, may provide a means to modulate specific TGF-SS responses during infectious and other disease processes.

     The Company is developing specific assays for high throughput screens for new small molecule activators and inhibitors of the pathway. The Company has acquired intellectual property for various uses of SMADS and established an academic collaboration to evaluate the biological actions of such novel compounds affecting SMADS. The Company intends to test such leads in animal models of infectious disease-induced immunosuppression and fibrosis as well as for other indications. As other targets and pathways are validated through genetic manipulation in animal models of disease, the Company and its collaborators intend to develop appropriate biological assays for future small molecule drug discovery efforts.

     Drugs and drug targets discovered in this program may have other medical applications. The range of disease applications that could result from the study of TGF-SS targets expands well beyond Ophidian's interest in infectious diseases. The Company expects to outlicense those applications that are outside its business interest or establish sponsored research agreements with firms wanting access to Ophidian's signal transduction targets for drug discovery or diagnosis. Possible disease applications of Ophidian's technology are summarized below.

     Cancer. Drugs that affect SMADS may compensate for disease-causing mutations in SMAD genes or in the genes of receptors and other proteins that exert their effects through SMADS. Mutations in the TGF-SS
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

receptor and SMAD genes on the TGF-SS pathway have been detected in colon and other cancers. Mutations in the type II TGF-SS receptor are detected in approximately 20% of sporadic colorectal cancers. Mutations in the TGF-SS pathway SMAD4 protein are found in human pancreatic cancer and 90% of human pancreatic cancers exhibit chromosome loss for the chromosomal region that includes SMAD4. In addition, defects detected in prostate cancer include loss of TGF-SS receptors.

     Fibrotic diseases. Fibrotic diseases occur when the body's response to tissue injury results in an overproduction of extracellular matrix deposition. New drugs that target TGF-SS could be used to temper the body's response to tissue injury so that tissue regeneration can occur in a more orderly fashion, without the potentially life threatening complications engendered by extensive fibrosis. Overproduction of TGF-SS is a major cause of fibrotic diseases affecting the kidney, lung, liver, bone marrow, and heart. Fibrosis of the kidney contributes to end stage renal disease, which in 1993 affected over 250,000 people and led to over $11 billion in healthcare expenses in 1994. Interference with TGF-SS by binding proteins has had positive therapeutic effects in animal models for glomerulonephritis. Chronic liver disease, which is often caused by viral infections, is also associated with fibrosis that progresses to cirrhosis. Interfering with TGF-SS allows wounds to heal without scarring.

     Other diseases. The pathogenicity of over-exuberant repair reactions may also pertain to the reported actions of TGF-SS in osteoarthritis in which low level expression can heal cartilage damage but high level expression mimics the changes found in the diseased joints. In addition, there are implications involving the TGF-SS pathway which the Company may explore in conditions ranging from immunosuppression, myelodysplastic syndromes, bone loss, neural degeneration, and Alzheimer's disease.

OPHIDIAN'S MANUFACTURING TECHNOLOGY

     Ophidian has developed a manufacturing technology which harvests polyclonal antibodies from the egg yolks of hyperimmunized laying hens. In contrast to large mammals, laying hens provide a practical animal production source for the development and optimization of new antibody products. Similar experimentation in large mammals is burdened by expense, time, material, and potential animal losses. The production capacity of hens and the efficiency of extracting antibodies from eggs provides an efficient source of antibodies that the Company considers advantageous for large-scale production.

     Ophidian believes the use of avian antibodies as a drug form is attractive because of the following features:

     - Hens generate large quantities of antibody relative to their body mass.

     - Hens can typically be immunized safely with higher doses of immunogen on a body weight basis than large mammals, resulting in high specific antibody output.

     - The costs of purchasing, housing, and maintaining production hens can be less than for horses or other large mammals.

     - Egg yolks containing IgY can be separated using high-throughput food industry automation.

     - Antibodies can be recovered using bulk fractionation without the use of volatile solvents.

     - Antibody preparations can be filter-sterilized, lyophilized, tableted and reconstituted without appreciable loss of structural integrity and can be enterically coated for oral delivery.

     The Company has developed process protocols to facilitate work flow, maximize egg production, and maximize IgY output. The Company has developed process and logistical controls that it believes will meet Good Manufacturing Practices requirements of the FDA. Ophidian has carried out various stages of the IgY manufacturing process under contracts with manufacturing firms. Ophidian is developing its own manufacturing capability to produce pharmaceutical grade IgY in larger scale and intends to apply a portion of the proceeds of this Offering to acquire a manufacturing facility and pay expenses associated with its validation and operation.

OPHIDIAN'S BUSINESS STRATEGY

     The Company's strategy is to commercialize technologies and products from its research and development programs. The Company intends to manufacture and sell its bulk pharmaceuticals, receive royalties from the sale of its product through marketing partners, receive license fees from the use of its technologies and establish sponsored research agreements encompassing Ophidian technologies. The Company intends to achieve its objectives as follows.

     - Develop portfolio of infectious disease drugs. The Company has applied its resources to a portfolio of products to diversify the risks inherent in pharmaceutical product development. The establishment of a product portfolio is also intended to leverage the Company's proprietary discovery and manufacturing technologies and know-how in the field of infectious disease.

     - Develop new technologies for drug discovery and formulation. Ophidian's research strategy is to discover new drug targets through examination of and research involving molecules involved in the host-pathogen interaction. The Company's initial programs on bacterial toxins as drug targets has expanded to the study of host factors involved in the infectious disease process.

     - Develop business and enhance research through collaborations. The Company's business strategy is to leverage the resources gained from each collaboration to expand its technology and operations base. The Company also intends to rely on commercial partners for the marketing, sales and distribution of its products. In addition, collaborations with academic centers can supplement the scientific resources available within Ophidian and broaden access to rapidly emerging drug discovery technologies.

     - Establish manufacturing capability to facilitate new product development and retain a greater portion of product value. The Company intends to establish a manufacturing business to maximize the commercial opportunity of its core technologies. The Company intends to develop multiple products based on its avian antibody manufacturing technology to leverage its know-how and facilities investment. The Company also believes that controlling its own manufacturing facility will accelerate the development and licensure of future products.

COLLABORATIVE AGREEMENTS

     In June, 1996, the Company and Lilly entered into a collaborative agreement for the research, development, manufacture and sale of Ophidian's product for the treatment of CDAD ("Development Agreement"). In connection with the Development Agreement the parties also entered into a Stock Purchase Agreement that set forth terms for the purchase of Ophidian common stock by Lilly. To date, the Company has received $400,000 in development payments, $1.0 million from the sale of stock to Lilly at signing of the Lilly Agreements, and $3.0 million from the sale of stock to Lilly upon achievement of the first development milestone under the Lilly Agreements. Lilly has agreed to provide the Company an additional $8.0 million through a cash payment and stock purchase upon the completion of certain project milestones and Lilly's decision to proceed with clinical development. Under the Development Agreement, Lilly also agreed to fully fund pre-clinical and clinical development, formulation development, and the submission of regulatory documents required for marketing approval. Ophidian agreed to manufacture bulk drug substance for pre-clinical and clinical development. The Company granted Lilly an exclusive worldwide right to market, sell and distribute the CDAD product and exclusive worldwide license to Ophidian's intellectual property as it applies to the CDAD product. Under the Development Agreement, the Company is responsible for the production of bulk drug substance and Lilly for drug product. The parties have agreed to a revenue sharing plan as compensation for their respective manufacturing and marketing activities. The Company is required to establish a manufacturing capability sufficient to produce clinical and commercial quantities of bulk drug substance for the CDAD product. Should Ophidian fail to meet its manufacturing obligations, Lilly may assume bulk drug substance manufacturing rights subject to certain payments to Ophidian. Under the terms of the Development Agreement, Lilly may, at any time, terminate the agreement. Upon such termination, all licenses to Ophidian technology would expire and Ophidian would retain ownership of all information generated during the collaboration.

     In June, 1997, the Company entered into an agreement with Dr. Allen Laughon, and other researchers, (the "Laughon Agreement") wherein the Company was granted an exclusive license to compositions and methods for the binding of certain molecules (i.e., SMADs) involved in the regulation of the TGF-b pathway as set forth in a U.S. patent application. The Laughon Agreement also grants to the Company an exclusive license to any products or other subject matter whose discovery emanates from the licensed invention. The Company may maintain the license upon the yearly payment of $10,000. The Laughon Agreement also requires the Company to make cash payments upon the achievement of certain development milestones for product candidates. In connection with the Laughon Agreement, the Company has other agreements with Dr. Laughon and the University of Wisconsin-Madison whereby the Company is funding ongoing SMAD research by Dr. Laughon in his University laboratory. The Company will have certain patent rights to inventions resulting from such research.

     In September, 1991, the Company entered an agreement with Promega Corporation ("Promega"), Madison, Wisconsin, ("Promega Agreement") to provide marketing of the Company's technologies outside its core markets ("Core Markets" are defined as therapeutic and diagnostic products and their accessory or component parts, for human or animal use). Under the Promega Agreement, the Company granted Promega an exclusive and confidential first right, for a period of 10 years, to review any technology developed by the Company incidental to its Core Markets. The Promega Agreement will terminate upon its tenth anniversary or on the date when Promega owns less than one percent of the Company's common stock. In connection with the Promega Agreement, Promega acquired shares of the Company for an aggregate purchase price of $546,920. To date, no licenses have been negotiated under the Promega Agreement.

     The Company has formed collaborations with various academic or commercial institutions for the evaluation of technology of either party. These agreements may provide that ownership of the Company's inventions is retained by the Company and ownership of the outside party's technology is retained by the outside party. Should inventions arise during the course of a collaboration which are invented by both the Company and the outside party, the parties agree to negotiate in good faith the commercial use by the Company of such joint inventions.

     The Company has entered into license agreements with academic and government agencies for the use of technologies involved in recombinant DNA research. Maintenance of these licenses generally require annual payments and certain royalties are payable upon the commercialization of products that employ the technology. In aggregate, the Company pays approximately $22,000 annually to these licensors.

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company's success will depend in part on its ability to obtain and maintain patent protection for its technologies and to preserve its trade secrets. It is the policy of the Company to file patent applications in the United States and/or foreign jurisdictions. The Company currently holds 10 issued United States or foreign patents and has 47 United States or foreign patent applications pending. No assurance can be given that the Company's patent applications will be approved or that any issued patents will provide competitive advantages for the Company's technologies or development of products or will not be challenged or circumvented by competitors. With respect to already issued patents and any patents which may be issued from the Company's applications, there can be no assurance that claims allowed will be sufficient to protect the Company's technologies. Patent applications in the United States are maintained in secrecy until a patent issues, and the Company cannot be certain that others have not filed patent applications for technology covered by the Company's pending applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes that may block the Company's patent rights or compete without infringing the patent rights of the Company. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, that the rights granted thereunder will provide proprietary protection or commercial advantage to the Company.

     The Company also relies on trade secrets and proprietary know-how which it seeks to protect, in part, through confidentiality agreements with employees, consultants, collaborative partners and others. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Although potential collaborative partners and the Company's research partners and consultants are not given access to proprietary trade secrets and know-how of the Company until they have executed confidentiality agreements, these agreements may be breached by the other party thereto or may otherwise be of limited effectiveness or enforceability.

     The ability to develop the Company's technologies and to commercialize products using such technologies will depend on not infringing the patents of others. Although the Company is not aware of any claim of patent infringement against it, claims concerning patents and proprietary technologies determined adversely to the Company could have a material adverse effect on the Company. In addition, litigation may also be necessary to enforce any patents issued or licensed to the Company or to determine the scope and validity of third-party proprietary rights. There can be no assurance that the Company's issued or licensed patents would be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to the Company, the cost of such litigation and the diversion of the Company's resources during such litigation could have a material adverse effect on the Company.

     Under the Lilly Agreements, Ophidian granted to Lilly an exclusive worldwide license with certain rights to sublicense under Ophidian's patents for the manufacture, sale, and use of drug product employing avian antibodies useful in the treatment of CDAD. Under the Agreements, Lilly has granted to Ophidian a non-exclusive license to certain process technology. Should Lilly terminate the Agreement out of a desire to end the collaboration, all licenses granted to Lilly would be canceled and the non-exclusive license granted to Ophidian would remain in force.

     All pending patent applications referred to herein are derived from work of the Company's employees, collaborators and consultants. The Company holds exclusive worldwide rights to all inventions and patent applications made by its employees pursuant to written employment agreements.

     In addition to the patent applications described herein, the Company intends to aggressively pursue patent protection for any new technologies that it may develop or consider essential for its future business development and intends to safeguard its remaining proprietary technology as trade secrets through non-disclosure agreements with its employees and third parties.

     The pharmaceutical industry has experienced extensive litigation regarding patent and other intellectual property rights. Accordingly, the Company could incur substantial costs in defending itself in suits that may be brought against the Company claiming infringement of the patent rights of others or in asserting the Company's patent rights in a suit against another party. The Company may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with the patent applications of the Company or other parties. Adverse determinations in litigation or interference proceedings could require the Company to seek licenses (which may not be available on commercially reasonable terms) or subject the Company to significant liabilities to third parties, and could therefore have a material adverse effect on the Company.

COMPETITION

     The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Several other companies have developed or are developing novel technologies for the prevention and treatment of infectious diseases, and those competing technologies may prove superior, either generally or in particular market segments, in terms of factors such as cost, consumer satisfaction or drug safety or efficacy profiles. The Company's principal competitors in the area of infectious disease drug research and development include companies, such as SmithKline Beecham Corporation, Bristol-Myers Squibb Company, Abbott Laboratories as well as numerous biotechnology firms, all of which have substantially greater financial, technological, marketing, personnel, and research and development resources than the Company. In addition, the Company may face competition from pharmaceutical and biotechnology companies that may develop or acquire infectious disease technologies. Companies that complete clinical trials, obtain regulatory approvals and commence commercial sales before their competitors may achieve a significant competitive advantage. A number of companies are developing new products for the treatment of the same disease being targeted by the Company. In some instances, the Company's competitors already have products in clinical trials. In addition, certain pharmaceutical companies are currently marketing drugs for the treatment of the same diseases targeted by the Company.

     The Company believes that its competitive success will be based partly on its ability to attract and retain scientific personnel, establish specialized research and development capabilities, gain access to manufacturing, marketing and distribution resources, secure licenses to external technologies, and obtain sufficient development capital. The Company intends to obtain many of these capabilities from pharmaceutical or biotechnology companies through collaborative or license arrangements. However, there is intense competition among early stage biotechnology firms to establish such arrangements. The Company's development products may not be of suitable potential market size or provide a compelling return on investment to attract other firms to commit resources to a collaboration. Even if collaborations can be established, there can be no assurance that the Company will secure financial terms that meet the Company's commercial objectives.

MANUFACTURING

     To be successful, the Company's products must be manufactured in commercial quantities under appropriate controls as required by the FDA, and at an acceptable cost. The Company has not yet manufactured any of its passive antibodies for treatment of gastrointestinal infections in commercial quantities and currently does not have the facilities to manufacture these products at commercial scale. To proceed with product development, the Company will rely on contract manufacturers to perform certain manufacturing processes. There can be no assurance that the Company will be able to enter into any such manufacturing arrangements on acceptable terms, if at all. If the Company is not able to enter into commercial manufacturing agreements, it could encounter delays in introducing its products.

     Manufacturers of products utilizing Ophidian's avian technology will be subject to applicable GMP requirements prescribed by the FDA or other rules and regulations prescribed by foreign regulatory authorities. There can be no assurance that the Company will be able to enter into manufacturing agreements either domestically or abroad with companies whose facilities and procedures comply with GMP or applicable foreign standards. Should such agreements be entered into, the Company will be dependent on such manufacturers for continued compliance with GMP and applicable foreign standards. Failure by a manufacturer to maintain GMP or applicable foreign standards could result in significant time delays or the inability of the Company to commercialize products and could have a material adverse effect on the Company. There also can be no assurance that any products utilizing the avian antibodies can be manufactured at a cost or in quantities required to make them commercially viable. The Company's inability to contract on acceptable terms and with qualified suppliers for the manufacture of any products or delays or difficulties in its relationships with manufacturers, would have a material adverse effect on the Company.

     Contract manufacturers must adhere to GMP regulations strictly enforced by the FDA on an ongoing basis through its facilities inspection program. Contract manufacturing facilities must pass a pre-approval plan inspection before FDA approval of any product. Certain material manufacturing changes that occur after other regulatory agencies will approve the process or facilities by which any of the Company's products may be manufactured. The Company's dependence on third parties for the manufacture of products utilizing may adversely affect the Company's ability to develop and deliver such products on a timely and competitive basis.

     The Company anticipates that it will construct pilot and commercial facilities for the processing of bulk avian antibodies in the near future. Facility construction will require the commitment of substantial funds (including long-term debt financing of up to approximately $5 million), the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such a facility. While current Company management has experience in the design, construction and operation of bioprocessing facilities, there can be no assurance that the Company will be able to manufacture products in commercial quantities and meet regulatory requirements. See "Use of Proceeds -- Capital Expenditures."

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

GOVERNMENT REGULATION

     The Company is subject to regulation under various federal laws regarding pharmaceutical products and also various federal and state laws regarding, among other things, occupational safety, environmental protection, hazardous substance control and product advertising and promotion. In connection with its research and development activities, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. The Company believes that it has complied with these laws and regulations in all material respects and it has not been required to take any action to correct any material noncompliance.

     FDA Approval Process. In the United States, pharmaceutical products are subject to rigorous regulation by the FDA. If a company fails to comply with applicable requirements, it may be subject to administrative or judicially imposed sanctions such as civil penalties, criminal prosecution of the company or its officers and employees, injunctions, product seizure or detention, product recalls, total or partial suspension of production and FDA refusal to approve pending new drug applications, premarket approval applications, or supplements to approved applications.

     Prior to commencement of clinical studies involving human beings, pre-clinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and the safety of the product. The results of these studies are submitted to the FDA as a part of an IND application, which must become effective before clinical testing in humans can begin. Typically, clinical evaluation involves a time consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of subjects to determine the early safety profile, the pattern of drug distribution and metabolism. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, optimal dosages and expanded evidence of safety. In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient.

     The results of the pre-clinical and clinical testing on a nonbiologic drug and certain diagnostic drugs are submitted to the FDA in the form of an NDA for approval prior to commencement of commercial sales. In responding to an NDA, the FDA may grant marketing approval, request additional information or deny the application if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all. An IND application for the CDAD product was filed in November 1997. The Company anticipates that several years of clinical testing will be required prior to FDA marketing approval. Failure to receive approval for any of its products could have a material adverse effect on the Company.

     Other Regulations. Even if required FDA approval has been obtained with respect to a product, foreign regulatory approval of a product must also be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country and the time required for approval may delay or prevent marketing. In certain instances the Company or its collaborative partners may seek approval to market and sell certain of its products outside of the U.S. before submitting an application for U.S. approval to the FDA. The regulatory procedures for approval of new pharmaceutical products vary significantly among foreign countries. The clinical testing requirements and the time required to obtain foreign regulatory approvals may differ from that required for FDA approval. Although there is now a centralized European Union ("EU") approval mechanism in place, each EU country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive, and some EU countries require price approval as part of the regulatory process. Thus, there can be substantial delays in obtaining required approval from both the FDA and foreign regulatory authorities after the relevant applications are filed, and approval in any single country may not be a meaningful indication that the product will thereafter be approved in another country.

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

     To date, no product candidate being developed by the Company has been submitted for approval or has been approved by the FDA or any other regulatory authority for marketing, and there can be no assurance that any such product will ever be approved for marketing, or that the Company will be able to obtain the labeling claims desired for its products. The Company is and will continue to be dependent on collaborators, third party laboratories, contract manufacturers and medical institutions for the conduct of pre-clinical and clinical testing of its products. If any of these parties should fail to meet their obligations or comply with applicable regulations, the development progress of the Company's products could be delayed.

     Finally, the Company is also subject to regulation by the Environmental Protection Agency, the Occupational Safety and Health Administration, the Wisconsin Department of Natural Resources, and the Wisconsin Department of Health and Social Services, regarding, among other things, employee safety, toxic substances, and hazardous waste handling and disposal. The Company may also be subject to regulation by other state and federal agencies.

PRODUCT LIABILITY

     The Company's business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. Any such claims could have a material adverse effect on the Company. The Company does not currently have any product liability insurance. Although the Company intends to acquire product liability insurance, there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms, that the Company will be able to secure increased coverage as the commercialization of products proceeds or that any insurance will provide adequate protection against potential liabilities.

ADVISORY BOARD

     The Company has assembled an Advisory Board composed of leaders in various disciplines relating to Ophidian's scientific or business interests. These individuals are appointed by the Board of Directors and provide critical review and advice pertaining to the Company's research, development, and business development activities and strategies at the request of management or the Board of Directors. The Company intends to increase the number of members on the Advisory Board in recognition of the increasing need for expert consultation as Ophidian's business is developing. Members of the Advisory Board are compensated on a case-by-case basis based on their commitment of time and other factors. Compensation through stock options or stock purchases may be provided.

     The current members of the Advisory Board are:

     Dr. Dennis G. Maki. Dr. Maki is a Professor of Medicine and head of the section of infectious diseases at the University of Wisconsin-Madison Medical School. He has also served as Director of, and is currently an Attending Physician for, the Center for Trauma and Life Support at the University of Wisconsin Hospitals and Clinics. Dr. Maki earned his M.D. from the University of Wisconsin Medical School. Following his Internship and Assistant Residency with Harvard Medical Unit, Boston City Hospital, he served as Epidemic Intelligence Service Officer, Hospital Infectious Section, U.S. Center for Disease Control in Atlanta, Georgia. He holds Professional Certifications with the American Board of Medical Examiners, the American Board of Internal Medicine (Infectious Diseases and Critical Care Medicine), and the Advanced Trauma Life Support-American College of Surgeons. Dr. Maki is recognized worldwide as a leading authority on the prevention and control of hospital-acquired infections.

     Dr. Robin D.G. Cooper. Dr. Cooper worked for over 30 years at Eli Lilly and Company engaged in the development of infectious disease drugs. His responsibilities included participation in numerous management groups focused on new drug development and strategic planning. His laboratory research has lead to over 40 patents and numerous scientific publications. Dr. Cooper received a B.Sc. degree from the Imperial College, a Ph.D. from the Imperial College and Queen Mary College, and a D.Sc. from London University.

     Dr. Joan Massague. Dr. Massague is an Investigator with the HHMI. He is also Chairman of the Cell Biology Program at Memorial Sloan-Kettering Cancer Center, and Professor of Cell Biology at Cornell University Graduate School of Medical Sciences. Before assuming his present positions, he was Professor of Biochemistry at the University of Massachusetts Medical School. Dr. Massague has served on numerous advisory boards for the National Institutes of Health, National Institute of Diabetes, Digestive and Kidney Diseases, Damon Runyon-Walter Winchell Cancer Fund and the National Cancer Institute. Dr. Massague has published numerous scientific articles on the signal transduction mechanisms of TGF-b.

EMPLOYEES

     The Company has 33 full-time employees. Of these, eleven hold Ph.D. degrees with substantial post-graduate experience in biological science disciplines. In addition, the Company's officers, directors and consultants possess substantial expertise in biologic product development, manufacturing, and marketing. The Company expects to add significantly to its present personnel. These additional employees will be involved in research and development, administration, and product manufacturing.

FACILITIES

     On January 1, 1993, the Company entered into a lease with Promega Corporation for a facility located at 5445 East Cheryl Parkway, Madison, Wisconsin. Mr. Linton is Ophidian's Chairman of the Board of Directors and a shareholder as well as the Chairman, President, and a shareholder of Promega Corporation. This facility provides the Company with approximately 10,000 square feet of laboratory and office space, and has the potential to house additional staff and research operations. Currently, a majority of the Company's activities are carried out at this facility, which has been leased through December 31, 1998, with an option to extend the lease through December 31, 2003. For the twelve month period beginning January 1, 1997, the lease provides for monthly rental payments of $19,612, which are adjusted annually by a preset amount to reflect inflationary trends.

     The Company has made significant leasehold improvements and capital purchases, to date costing approximately $767,903. The Company's facilities contain a fully-functioning immunochemistry and infectious research laboratory, four bio-containment suites, a networked computer system, and furnished office space. These improvements, however, do not allow for finished pharmaceutical manufacturing under GMP guidelines pursuant to applicable federal regulations. The Company will continue to invest in the necessary plant and equipment for in-house manufacturing for certain products and to use qualified pharmaceutical contract manufacturers based upon the demand for bulk drug products and the most efficient use of its capital.

     The current facility is capable of supporting continued product research, development, and prototype product testing, along with all aspects of administrative support. To accommodate expected expansion of the Company's manufacturing operations, it is anticipated that additional facilities will be secured, either purchased or subject to appropriate lease arrangements or debt financing.

     The Company also leases approximately 20,000 square feet of animal care facilities located in Waterloo, Wisconsin. This facility is currently capable of housing laying hens used for avian antibody research and production. Ophidian pays a fixed monthly fee for the care and housing of these animals, and Ophidian may terminate the animal care agreement at any time without financial penalty. Ophidian also maintains research animals at the University of Wisconsin-Madison under a fee-for-services arrangement.

RAW MATERIALS

     The Company's raw materials (such as laying hens and laboratory chemicals) and other supply items to be used in its research and manufacturing processes are available from many different suppliers and are generally immediately available in sufficient quantities. The Company does not anticipate any significant problems in the availability of, or significant price increases for, required raw materials or other production items in the foreseeable future.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending to which the Company or any of its property is currently subject.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company, and their ages as of December 31, 1997 are as follows:

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
Dr. Douglas C. Stafford(1)................  42    President, Chief Executive Officer,
                                                  Director, Treasurer
Mr. William A. Linton(1)(2)...............  50    Chairman of the Board, Director
Dr. Joseph R. Firca.......................  53    Vice President, Research and Development
Dr. F. Michael Hoffmann...................  46    Vice President, Genetic Technology Programs
Donald L. Nevins..........................  59    Vice President, Finance, Chief Financial
                                                  Officer
Dr. Margaret B. van Boldrik(1)(2).........  42    Director, Vice President, Secretary
Mr. Rex J. Bates(3).......................  74    Director
Dr. W. Leigh Thompson(3)..................  59    Director
Dr. Peter Model(3)........................  64    Director

---------------
(1) Member of Executive Search and Review Committee

(2) Member of Stock Option Committee

(3) Member of Audit Committee

     Dr. Douglas C. Stafford, has served as President and Chief Executive Officer of the Company since January, 1995. Dr. Stafford served as the Company's President and Chief Operating Officer from August, 1990 to January, 1995. In May, 1997, Dr. Stafford joined the Company's Board of Directors. Prior to joining the Company, Dr. Stafford was employed by Baxter Healthcare Corporation, a publicly held healthcare products company, from 1985 to 1990. He held various senior management positions, including Director of Immunodiagnostics Development and Manufacturing at the Pandex Division of Baxter Healthcare Corporation, a company developing products for the diagnosis of infectious diseases. His experience also includes senior management positions in biologic product development, quality assurance, project management, process development, and manufacturing operations at Pandex and in other assignments within the Baxter organization where he was involved in corporate and divisional technology and manufacturing, strategic planning and business development. Prior to Baxter, Dr. Stafford was employed at Sensor Diagnostics, Inc., a privately held medical diagnostics company, from 1984 to 1985 and held a faculty position at the University of Detroit from 1983 to 1984. Dr. Stafford holds B.S. and M.S. degrees in Biology from the University of Detroit, a Ph.D. in Immunology from Tufts University, and a M.S. in Management from Lesley College.

     Mr. William Linton, has served as Chairman of the Board of Directors and a member of the Board of Directors of the Company since its inception in November, 1989. Mr. Linton founded Promega Corporation, a privately held developer and manufacturer of biomedical research products, in 1978, continuously serving as President and Chief Executive Officer and Chairman of the Board of Directors. He is also a Director of Promega's two joint ventures in the People's Republic of
China: Sino-American Biotechnology Company and Shanghai-Promega Biochemicals Company LTD. Mr. Linton has extensive experience in biotechnology product development and in structuring both U.S. and international marketing and strategic business partnerships. Since 1996, Mr. Linton has served as the President of the Fitchburg Center Corporation, a privately held real estate development company, and on the Board of Directors of Wisconsin Manufacturers and Commerce, a trade association since January, 1996. Mr. Linton holds a B.S. degree in Biology from the University of California-Berkeley and conducted graduate studies at the University of Wisconsin-Madison.

     Dr. Joseph Firca, has served as the Company's Vice President, Research and Development since July, 1992. Prior to joining the Company, Dr. Firca was Vice President, Advanced Technologies, at the Pandex Division of Baxter Healthcare Corporation, a publicly held healthcare products company, responsible for infectious disease, blood screening systems technology, immunoassay product development, and advanced technology development from May, 1985 to January, 1992. Previously he held several scientific management positions at Abbott Laboratories from 1976 to 1985. Dr. Firca received a B.S. degree in biology from Xavier University, a M.S. from Duquesne University, and a Ph.D. in Microbiology from the University of Cincinnati.

In addition, Dr. Firca conducted post-doctoral research at the Argonne National Laboratory and was a Visiting Associate at the California Institute of Technology.

     Dr. F. Michael Hoffmann, has served the Company as Vice President of Genetic Technology Programs since August, 1997. He was employed by the Company from November, 1996 to July, 1997 as Principal Scientist in Business Development. From July, 1994, Dr. Hoffmann has been a Professor of Oncology and Medical Genetics at the McArdle Laboratory for Cancer Research at the University of Wisconsin-Madison and has been granted a leave of absence from the University. He held the positions of Associate and Assistant Professor at the University of Wisconsin-Madison from July, 1984 to July, 1994. He conducted post-doctoral research at Harvard University and the Massachusetts Institute of Technology from January, 1979 to June, 1984. He holds a Ph.D. degree in biochemistry from Cornell University and a B.S. degree in chemistry from Rensselaer Polytechnic Institute.

     Mr. Donald L. Nevins joined the Company as Vice President, Finance, Chief Financial Officer in November 1997. From 1993 to 1997, Mr. Nevins operated his own consulting firm, CPR Electronics, Inc. which provided financial and strategic services to development-stage companies. He has been President, CEO, and a director of CPR Electronics Inc., a company he formed for investment and consulting purposes in 1993 which became inactive in September 1997. He was president, CEO, and a director of LouveRail Enterprises, Inc. in 1996 and Vice President-Finance and CFO of Personnel Data Systems from 1995 to 1996. From 1988 to 1992, he was chief financial officer of C & D Technologies, Inc., a publicly-held battery and electronic company. From 1986 to 1988, he was senior vice president of finance and a director of Protein Sciences Corp., a private biopharmaceutical company. From 1976 to 1986, he held a series of positions with Uniroyal Inc. including chief financial officer of two major groups (Chemical and Engineered Products). From 1974 to 1976, Mr. Nevins was assistant controller of Combustion Engineering, Inc. and chief financial officer of its Brazilian subsidiary. From 1967 to 1972, he held a series of financial staff positions with Commercial Union Companies, Inc.; from 1972 to 1974 with Northwest Industries, Inc.; from 1964 to 1967 with Carborundum Company. From 1960 to 1964, Mr. Nevins was a certified public accountant at Price Waterhouse & Co. Mr. Nevins received his B.B.A. from the University of Pittsburgh and a M.B.A. from the State University of New York.

     Dr. Margaret B. van Boldrik, has served as a Director of the Company since its inception in November, 1989. Dr. van Boldrik has also served as Vice President of the Company since January, 1990 and as Secretary of the Company since November, 1989. Prior to joining the Company, Dr. van Boldrik was Director of the University of Wisconsin Biotechnology Center's Technology Transfer Office where she managed broad-based programs for the commercial development of University-affiliated technologies from 1987 to 1990. Dr. van Boldrik holds a B.S. in Biochemistry from the University of California at Davis, and a Ph.D. in Biochemistry from Tufts University.

     Mr. Rex J. Bates, has served as a Director of the Company since March, 1992. He has also served as a Director of Ventana Medical Systems, Inc., a publicly held medical diagnostic instrument company, since April, 1996. From August, 1991 to May, 1995, Mr. Bates served on the Board of Directors of Twentieth Century Industries, a publicly held insurance holding company, and was a member of its compensation committee. Mr. Bates worked at State Farm Mutual Automobile Insurance Company from May, 1972 to March, 1991 serving as Vice-Chairman of the Board of Directors and as Chief Investment Officer. In March of 1991, Mr. Bates retired from State Farm. Mr. Bates was a member of the investment advisory firm of Stein, Roe & Farnham in Chicago from August, 1949 to May, 1972. Mr. Bates received an S.B. and an M.B.A. from the University of Chicago.

     Dr. W. Leigh Thompson, has served as a Director of the Company since December, 1995. Dr. Thompson founded Profound Quality Resources, Inc., a private healthcare consulting firm, in 1995 to provide consulting services to health institutions and manufacturers worldwide. Dr. Thompson served as an Assistant Professor of Medicine and of Pharmacology and Experimental Therapeutics at Johns Hopkins University from 1970 to 1974 where he founded and led the Medical Critical Care Unit, and as a Professor of Medicine at Case Western Reserve from 1974 to 1982, where he founded programs in clinical pharmacology and critical care medicine. He worked at Eli Lilly and Company, holding several executive positions including Executive Vice

President of Lilly Research Laboratories and Chief Scientific Officer from 1982 to 1985. He holds a Ph.D. from the Medical University of South Carolina and an M.D. from Johns Hopkins University.

     Dr. Peter Model, has served as a Director of the Company since December, 1996. Dr. Model is a senior faculty member conducting research in the areas of biochemistry and genetics at the Rockefeller University, where he has been employed since 1967. He serves on the editorial boards of the Journal of Virology and Virology and is a member of various scientific advisory committees. Dr. Model received his B.S. from Stanford University and his Ph.D. in Biochemistry from Columbia University.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION

     The Company's directors are elected annually and hold office until the next annual meeting of shareholders of the Company and until their respective successors have been qualified and elected. Officers are elected by, and serve at the discretion of, the Board of Directors.

     In July, 1997, the Board of Directors appointed an Audit Committee that reviews the scope and results of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls, and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board of Directors.

     A subcommittee of the Board of Directors administers the Company's stock option plans. The Board of Directors has also established an Executive Search and Review Committee charged with identifying executive staff requirements, recruiting, and evaluating performance and compensation of the Company's executive officers. Although no other committees currently exist, management expects the Board will in the future set up such finance, compensation, and other standing and ad hoc committees, made up of Board members, officers, consultants and others, as it deems necessary and appropriate for the efficient operation of the Company.

DIRECTOR COMPENSATION

     Non-employee Directors of the Company are paid $1,000 per meeting of the Board of Directors which is payable in cash or in shares of the Company. Drs. van Boldrik and Thompson do not receive compensation as Directors of the Company but receive compensation as consultants. See "Management -- Consultant Compensation."

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has entered into agreements with all its employees, including Drs. Stafford, Firca and Hoffmann, who are corporate officers, concerning ownership of intellectual property. These agreements prohibit competition with the Company during, and for a term of one year after termination of, employment with the Company. They obligate each employee to keep confidential the trade secrets and other proprietary information of the Company, and employees are required to disclose and assign to the Company all of their discoveries and inventions and any and all patent rights therein.

     Effective June 1, 1997, the Company entered into an employment agreement with Dr. Douglas Stafford, President and Chief Executive Officer of the Company, for a three-year term. Pursuant to such agreement, Dr. Stafford receives an annual base salary of $180,000 subject to annual review and increase by mutual agreement.

     Effective June 1, 1997, the Company entered into an employment agreement with Dr. Joseph Firca, Vice President, Research and Development of the Company, for a three-year term. Pursuant to such agreement, Dr. Firca receives an annual base salary of $140,000 subject to annual review and increase by mutual agreement.

     Effective August 1, 1997, the Company entered into an employment agreement with Dr. F. Michael Hoffmann, Vice President, Genetic Technology Programs of the Company, for a three-year term. Pursuant to such agreement, Dr. Hoffmann receives an annual base salary of $125,000 subject to annual review and increase by mutual agreement.

     Effective November 6, 1997, the Company entered into an employment agreement with Donald A. Nevins, Vice President, Finance, Chief Financial Officer. Mr. Nevins assumed his duties with the Company December 1, 1997. Mr. Nevins receives an annual base salary of $110,000, subject to annual review and increases by mutual agreement.

     Scientists and consultants retained by the Company will generally be contractually obligated to disclose and assign to the Company certain ideas and inventions developed in the performance of duties for the Company and will be prohibited from disclosing any confidential Company information to anyone outside the Company at any time. The terms of their agreements may depend upon the outcome of negotiations and the level of protection provided by other circumstances.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during Fiscal 1997, 1996 and 1995 by the Company's President and Chief Executive Officer and all other corporate officers earning in excess of $100,000 annually.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                    ANNUAL COMPENSATION        ------------------
                                                ---------------------------       COMMON STOCK
         NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS     UNDERLYING OPTIONS
         ---------------------------            ----    --------    -------    ------------------
Dr. Douglas C. Stafford.......................  1997    $154,162    $10,000           30,000
  President, CEO                                1996    $146,028    $30,000               --
                                                1995    $130,460    $    --               --
Dr. Joseph R. Firca(1)........................  1997    $132,909    $15,000           20,000
  Vice President, Research and Development      1996    $125,668    $15,000               --
                                                1995    $114,960    $    --               --
Dr. F. Michael Hoffmann(2)....................  1997    $ 86,250         --          100,000
                                                1996    $     --    $    --               --
                                                1995    $     --    $    --               --

---------------
(1) Does not include certain relocation expenses to be paid by the Company in the future to Dr. Firca.

(2) Dr. Hoffmann became a Vice President of the Company as of August 1, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information concerning grants of options to purchase the Company's Common Stock made to each of the Named Executive Officers during the fiscal year ended September 30, 1997.

                                                                                              POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                            VALUE AT ASSUMED
                             -------------------------------------------------------------    ANNUAL RATES OF STOCK
                                 NUMBER OF        PERCENT OF TOTAL                           PRICE APPRECIATION FOR
                                 SECURITIES       OPTIONS GRANTED    EXERCISE                    OPTION TERM(3)
                             UNDERLYING OPTIONS   TO EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
           NAME                   GRANTED          FISCAL YEAR(1)    $/SH.(2)      DATE         5%           10%
           ----              ------------------   ----------------   --------   ----------   ---------   -----------
Dr. Douglas C. Stafford....        30,000(4)           15.6%          $5.50      7/30/07     $128,100    $  301,800
Dr. Joseph R. Firca........        20,000(5)           10.4%          $5.50      7/30/07     $ 85,400    $  201,200
Dr. F. Michael Hoffmann....       100,000(6)           52.0%          $5.50      7/30/07     $427,000    $1,006,000

---------------
(1) Based on an aggregate of 192,325 options granted to employees of the Company in Fiscal 1997.

(2) The exercise price per share of options granted represented the fair value of the underlying shares of Common Stock on the dates the options were granted as determined by the Board of Directors. The Company's Common Stock was not traded publicly at the time of the option grants to the Named Executive Officers.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(4) The options vest at a rate of 20% per year over five years from July 30, 1997.

(5) The options vest at a rate of 20% per year over five years from July 13, 1997.

(6) The options vest at a rate of 20% per year over five years from November 1, 1996.

     None of the named Executive Officers exercised options to purchase Common Stock during the fiscal year ended September 30, 1997. The following table sets forth certain information regarding the value of exercised and unexercised stock options held by each of the named Executive Officers as of September 30, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES
                                                  UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                        OPTIONS AT                    IN-THE-MONEY OPTIONS
                                                    SEPTEMBER 30, 1997              AT SEPTEMBER 30, 1997(1)
                                               ----------------------------       ----------------------------
                    NAME                       EXERCISABLE    UNEXERCISABLE       EXERCISABLE    UNEXERCISABLE
                    ----                       -----------    -------------       -----------    -------------
Dr. Douglas C. Stafford......................    187,200          30,000          $1,033,345        $18,000
Dr. Joseph R. Firca..........................    100,000          20,000          $  410,000        $12,000
Dr. F. Michael Hoffmann......................         --         100,000                  --        $60,000

---------------

(1) The value of the options is based upon the difference between the exercise price and the assumed value of $6.10 per share based on the estimated initial public offering price of the Unit set forth on the cover of this Prospectus.

CONSULTANT COMPENSATION

     In June, 1996, the Company granted a consultant, G. Steven Burrill, the option to purchase 100,000 shares of the Company at a price of $4.50 per share exercisable until May, 2004.

     Dr. van Boldrik receives consulting fees for services which do not include her services as a Director. Dr. van Boldrik receives a consulting fee of $5,000 per quarter plus health insurance benefits, subject to annual review. For Fiscal 1997, Dr. van Boldrik received $20,000.

     The Company paid Dr. Sean Carroll a monthly consulting fee of $3,333, which ended January, 1998 for consulting services which did not include his services as a director. Dr. Carroll's consulting agreement expired in January, 1998 and is not subject to renewal. For Fiscal 1997, Dr. Carroll received $40,000.

     Dr. Thompson receives $2,400 per day for his services as a consultant and Director payable in cash or shares, in any event not to exceed 10,000 shares in aggregate. For Fiscal 1997, Dr. Thompson received $9,600. Each of the consultants provides services regarding business development, technology assessment or research strategies.

STOCK OPTION PLANS

     The Company currently has a 1990 Incentive Stock Option Plan and a 1992 Employee Stock Option Plan ("1990/1992 Stock Option Plans") in force for its employees, advisors and directors. The 1990/1992 Stock Option Plans provide for the grant of options to purchase shares, in the case of the 1990 Incentive Stock Option Plan, at not less than fair market value as of the date options are granted, and in the case of the 1992 Employee Stock Option Plan at a value determined by the Stock Option Committee. The 1990/1992 Stock Option Plans are administered by a committee ("Stock Option Committee") made up of at least three members of the Company's Board of Directors, and is currently made up of Dr. Carroll, Dr. van Boldrik and Mr. Linton. To facilitate the operation of the 1990/1992 Stock Option Plans, the Company initially reserved 457,160 authorized but unissued shares for the 1990/1992 Stock Option Plans. On December 1, 1992, by a vote of shareholders, the number of shares available for employee stock options was increased by 200,000 shares, for a total of 657,160.

     The Company's Board of Directors has approved and will seek shareholder approval for a new incentive stock option plan (the "1997 Incentive Stock Option Plan") which will provide for the issuance of options to purchase 975,000 shares of the Company reduced by the number of shares subject to options granted under the 1990/1992 Stock Option Plans which may be granted to eligible employees, advisors and Directors.

     As of September 30, 1997, the Company has entered into stock option agreements granting Dr. Stafford options to purchase up to 137,200 shares at an exercise price of $.0625 per share which options vested in stages ending August 1, 1994, and may only be exercised prior to July 31, 2000, and to purchase 50,000 shares at an exercise price of $2.00 per share, which options vested in stages ending October 25, 1995, and may only be exercised prior to October 24, 2001, and to purchase 30,000 shares at an exercise price of $5.50 per share, which options vest in stages ending July 30, 2002 and may only be exercised prior to July 30, 2007. The Company has entered into an agreement granting Dr. Firca the option to purchase 100,000 shares at an exercise price of $2.00 per share, which option vested in stages ending July 13, 1997, and may only be exercised prior to July 13, 2002, and to purchase 20,000 shares at an exercise price of $5.50 per share, which options vest in stages ending July 30, 2002 and may only be exercised prior to July 30, 2007. The Company has entered into an agreement granting Dr. Hoffmann the option to purchase 100,000 shares at an exercise price of $5.50 per share, which options vest in stages ending November 1, 2001 and may only be exercised prior to November 1, 2006. After the effective date of the Prospectus, the Company intends to grant Mr. Nevins an option to purchase 50,000 shares at the initial public offering price per Unit, which option will vest in stages over a five year period. The Company has entered into an agreement granting Mr. Bates the option to purchase 25,000 shares at an exercise price of $2.00 per share, which options were immediately vested, and may only be exercised prior to July 31, 2006. He was also granted the option to purchase 5,000 shares at an exercise price of $4.50 per share which options were immediately vested, and may only be exercised prior to January 12, 2006 in recognition of his past services to the Company. A third Stock Option Agreement was entered into between the Company and Mr. Bates according to which he was granted the option to purchase 5,000 shares at an exercise price of $5.50 which option vests upon one year of service following January 10, 1997, and may only be exercised prior to January 10, 2007. The Company has entered into an agreement granting Dr. Model the option to purchase 5,350 shares at an exercise price of $5.50 per share which option vests upon one year of service following June 10, 1997 and may be exercised only prior to January 10, 2007. The Company has entered into an agreement granting Dr. Thompson the option to purchase 5,323 shares at an exercise price of $4.50 per share which option vests upon one year of service following January 12, 1996 and may be exercised by January 12, 2006, and a second agreement with Dr. Thompson granting him the option to purchase 5,000 shares at an exercise price of $5.50 per share which vests upon one year of service from January 10, 1997 and may be exercised by January 10, 2007. The Company has entered into similar agreements with 23 Company employees who are not executive officers pursuant to the 1990/1992 Stock Option Plans granting options to purchase an aggregate of 112,975 shares of common stock at a weighted average exercise price of $3.65 per share. The options granted pursuant to the 1990/1992 Stock Option Plans are nontransferable, but may be exercised by the personal representative of a holder thereof in the event of death.

401(K) RETIREMENT PLAN

     Effective October 1, 1993, the Company established a profit sharing plan and trust to provide retirement benefits for eligible employees. The Ophidian Pharmaceuticals, Inc. 401(k) Plan (the "401(k) Plan") is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended. Participants may direct a portion of their compensation, the lesser of 15% or $9,500 (the maximum limit set by law for 1997), to be contributed to their accounts under the 401(k) Plan. The Company has arranged for the firm of Robert W. Baird and Company to provide investment services to employees for their funds contributed to the 401(k) Plan. The Company may, but is not required to, match a participant's pre-tax contributions to the 401(k) Plan. In addition, the Company may make discretionary contributions to the 401(k) Plan on an annual basis. To date, the Company has not made any contributions under the 401(k) Plan in addition to participants' own contributions. Participants are always vested fully in their pre-tax contributions to the 401(k) Plan.

     Generally, amounts contributed to the 401(k) Plan (and any earnings or interest) may not be distributed until the participant's death, disability, retirement or termination of employment. There may be certain tax penalties levied for lump-sum withdrawals made prior to age 59 1/2, unless the sum is rolled over into another qualified plan or individual retirement account. In addition, funds may be made available in the form of a loan or hardship distribution to a participant in the event of an immediate and heavy financial necessity.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of December 31, 1997 by (a) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (b) the directors of the Company, (c) the executive officers of the Company, and (d) all directors and executive officers as a group.

                                                              NUMBER OF
                                                                SHARES       PERCENTAGE     PERCENTAGE
                                                             BENEFICIALLY   OWNED BEFORE   OWNED AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER                           OWNED(1)     THE OFFERING   THE OFFERING
------------------------------------                         ------------   ------------   ------------
Dr. Margaret B. van Boldrik(2).............................    2,920,000        40.1%          29.8%
Dr. Sean B. Carroll(2).....................................    2,920,000        40.1           29.8
Eli Lilly and Company......................................      699,300         9.6            7.1
  Lilly Corporate Center, Indianapolis, IN 46285
Mr. William A. Linton(3)...................................      513,020         7.0            5.2
Dr. Douglas C. Stafford(4).................................      187,200         2.6            1.9
Dr. Peter Model(5).........................................      190,532         2.6            1.9
Dr. Joseph R. Firca(6).....................................      100,000         1.4            1.0
Mr. Donald L. Nevins.......................................           --          --             --
Mr. Rex J. Bates(7)........................................       84,728         1.2          *
Dr. F. Michael Hoffmann(8).................................       20,000       *              *
Dr. W. Leigh Thompson(9)...................................       11,051       *              *
All Directors and Officers as a Group(10)(11)..............    4,026,531        55.2           41.1

---------------

  *  Less than 1%.

 (1) Includes ownership of shares of Common Stock plus options exercisable within 60 days of December 31, 1997. Shares of Common Stock subject to outstanding options are deemed outstanding for purposes of computing the percentage of ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership for any other persons.

 (2) Includes 1,390,000 shares owned by Dr. van Boldrik, 1,350,000 owned by Dr. Carroll and 90,000 shares in the Jan Patrick Carroll Trust and 90,000 shares in the Willem Erin van Boldrik Trust controlled by Dr. van Boldrik and Dr. Carroll as Trustees for the benefit of their children.

 (3) Includes 262,520 shares owned by Promega Corporation of which Mr. Linton is Chairman, President and Chief Executive Officer and may be deemed to have voting and investment power over the shares.

 (4) Includes options to purchase 137,200 shares currently vested in the 1990 Stock Option Plan at an exercise price of $0.0625 which expire in July, 2000 and options to purchase 50,000 shares currently vested the 1990 Stock Option Plan at an exercise price of $2.00 which expire in October, 2001.

 (5) Includes 185,000 shares in the Model Charitable Lead Trust and Peter Model Trust II both of which are controlled by Dr. Model as sole trustee and options to purchase 5,350 shares currently vested in the 1992 Stock Option Plan at an exercise price of $5.50 per share which expire January 2007.

 (6) Includes options to purchase 100,000 shares currently vested in the 1990 Stock Option Plan at an exercise price of $2.00 which expire in July, 2002.

 (7) Includes options to purchase 25,000 shares currently vested in the 1992 Stock Option Plan at an exercise price of $2.00 which expire in July, 2006, options to purchase 5,000 shares currently vested in the 1992 Stock Option Plan at an exercise price of $4.50 which expire in January, 2006 and options to purchase 5,000 shares currently vested in the 1992 Stock Option Plan at an exercise price of $5.50 per share which expire January 2007.

 (8) Includes options to purchase 20,000 shares which will vest within 60 days of December 31, 1997 in the 1992 Stock Option Plan at an exercise price of $5.50 per share which expire July, 2007.

 (9) Includes options to purchase 5,323 shares currently vested in the 1992 Stock Option Plan at an exercise price of $4.50 per share which expire in January, 2006 and options to purchase 5,000 shares currently vested in the 1992 Stock Option Plan at an exercise price of $5.50 per share which expire January 2007.

(10) Address is 5445 East Cheryl Parkway, Madison, Wisconsin 53711.

(11) Includes 357,873 shares of Common Stock issuable upon exercise of outstanding options which will vest within 60 days of December 31, 1997 of which 137,200 have an exercise price of $0.0625, 175,000 have an exercise price of $2.00, 10,323 have an exercise price of $4.50 and 15,350 currently vested in the 1992 Stock Option Plan at an exercise price of $5.50 per share which expire January 2007.

                              CERTAIN TRANSACTIONS

     Dr. Sean B. Carroll, a founder of the Company currently owns 1,350,000 shares. In exchange for those shares, Dr. Carroll contributed in 1990 all of his rights to his invention entitled "Antivenoms and Methods for Making Antivenoms" which is the basis for the Company's avian technology, as well as a subsequent assignment in the same year of his rights to any patent applications filed in connection with the Company's passive antibody technology. The Company determined that the transfer of Dr. Carroll's technology rights was adequate consideration for the issuance of these shares of Company Stock.

     Dr. van Boldrik, Vice President, Secretary, a Director and Founder of the Company, currently owns 1,390,000 shares. In exchange for those shares, Dr. van Boldrik contributed in 1990 all of her rights in the invention entitled "Antivenoms and Methods for Making Antivenoms," as well as a subsequent assignment in the same year of her rights to any patent application filed in connection with the Company's passive antibody technology. The Company determined that the transfer of Dr. van Boldrik's technology rights was adequate consideration for the issuance of these shares of Company Stock.

     Fitchburg Research Park Associates Limited Partnership ("FRPA"), a Wisconsin limited partnership of which William A. Linton, Chairman of the Board and a Director, is the sole general partner and holds a 50% ownership interest, received 800,000 shares when the Company first issued shares January 17, 1990. In exchange for those shares, FRPA contributed $50,000 for an effective price of $0.0625 per share. FRPA has distributed its shares from the partnership.

     Under the terms of a Stock Warrant granted to FRPA (the "FRPA Warrant") by the Company on January 17, 1990, designed to protect FRPA against dilution of its holdings in the Company due to the issuance of shares to employees of the Company pursuant to the Company's Stock Option Plans, FRPA is entitled to purchase one share for every four shares issued to employees pursuant to the Plans. FRPA may purchase a maximum of 114,290 shares under the FRPA Warrant; the exercise price thereunder is $.0025 per share.

     On October 1, 1990, the Company obtained a line of credit from FRPA in the original principal amount of $250,000 (the "FRPA Line of Credit"). The FRPA Line of Credit was repaid in full on October 21, 1991, and the line of credit is no longer in effect. As additional consideration for the line of credit, the Company granted to FRPA an option to purchase 125,000 shares at a price of $2.00 per share. The option was exercised fully on October 1, 1993 through the payment of $250,000 for 125,000 shares.

     In September, 1991, Promega agreed to purchase shares of the Company conditioned upon its receipt of an exclusive and confidential first right, for a period of 10 years, to review any technology developed by the Company that is incidental to the human and animal therapeutic and diagnostic markets. "Incidental" refers to those markets that are not human or animal therapeutics or diagnostics. Promega serves various incidental markets, such as, research products or food testing. The arrangement was established so that the Company's core business interests would not be encumbered by the agreement with Promega and a market could be established in incidental markets. Promega has 60 days after disclosure of a technology to review the technology and notify the Company in writing of its interest in developing the technology. The parties will then negotiate in good faith for up to 60 days thereafter regarding terms on which Promega might obtain the right to use the technology. If Promega and the Company fail to enter into an agreement within 60 days after notice of Promega's interest in the technology, the Company may attempt to license or assign the rights to the product to a third party, subject to Promega's right to first refuse the price and terms offered by a third party, exercisable within 15 days after notice thereof to Promega. The agreement with Promega will terminate at any time that Promega's ownership of the Company falls below one percent of the outstanding shares. Promega currently owns 262,520 shares of Ophidian, or 3.6% before the Offering and 2.7% after the Offering.

     Promega and FRPA are affiliated by virtue of common control and partial common ownership. As sole general partner of FRPA; a shareholder, President, and Chairman of the Board of Promega; and a Director and Chairman of the Board of the Company, William A. Linton may be subject to various conflicts of interest in determining whether Promega will pursue, for use in incidental markets, the development of any technology initially developed by the Company, and would be subject to a significant conflict of interest in connection with any dispute that might arise under the disclosure agreement between the Company and Promega described above.

     On January 1, 1994, the Company entered into a Lease with Promega for a 10,000 square foot office/research laboratory and production facility at 5445 East Cheryl Parkway, Madison, Wisconsin. Mr. Linton is a shareholder, the President and Chairman of the Board of Promega. The lease provides for a five year lease term with an option to renew the lease for an additional five year term.

     The facility lease described above gives Promega the right to terminate in case of a broad range of events of default by the Company, in which event the Company would lose the value of improvements and may be liable for the remaining rent even if its rights to use the premises are terminated. As Chairman of the Board and a director of the Company, Mr. Linton would be subject to a significant conflict of interest in connection with taking any adverse action on the lease on behalf of Promega. See "Business -- Facilities"

     Dr. Peter Carroll, who is Dr. Sean Carroll's brother, is an attorney with Medlen & Carroll, LLP, San Francisco, California, and serves as patent counsel to the Company. Dr. Peter Carroll and his wife, Maureen Collins-Carroll, were given 40,000 shares as a gift from Dr. Sean Carroll in April, 1990. As Dr. Sean Carroll's brother, Dr. Peter Carroll would have a conflict of interest in any dispute between Dr. Sean Carroll and the Company, especially with respect to ownership of intellectual property.

     Pursuant to the Lilly Agreements, Lilly can require, subject to certain qualifications, that the Company register the shares Lilly purchased either in a separate public offering or in conjunction with a public offering sponsored by the Company. Lilly has waived its rights to require the Company to register its shares in conjunction with this Offering, but in every other respect, retains those rights. See "Description of Securities -- Registration Rights" and "Shares Eligible for Future Sale."

     The Company believes that each of the transactions set forth above were entered into on terms as fair as those that could be obtained from independent third parties. All transactions with the Company in which a director of the Company has a direct or indirect interest must be approved by a majority of directors who have no direct or indirect interest in the transaction.

            LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the Company's Amended and Restated Bylaws and the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in the defense thereof, unless it is determined the director or officer breached or failed to perform his or her duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct. The Company's Amended and Restated Bylaws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the Amended and Restated Bylaws.

     Under Section 180.0828 of the Wisconsin Business Corporation Law, directors of a corporation are not subject to personal liability to the corporation, its shareholders, or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as a director, unless the person asserting liability proves that the breach or failure constituted: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director had a material conflict of interest, (ii) a violation of criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director derived an improper personal profit, or (iv) willful misconduct. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. As a result of such provisions, shareholders may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct.

                           DESCRIPTION OF SECURITIES

     The following description of the securities of the Company and certain provisions of the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws is qualified in its entirety by the provisions of the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, which have been filed as exhibits to the Company's Registration Statement, of which this prospectus is a part.

     Upon the closing of the Offering, the authorized capital stock of the Company will consist of 22,400,000 shares of Common Stock, $.0025 par value.

THE UNITS

     Each Unit consists of one share of Common Stock and one Warrant, which entitles the registered holder thereof to purchase one share of Common Stock at
an initial exercise price of $       per share [120% of the initial public
offering price per Unit]. The shares of Common Stock and Warrants are detachable and will trade separately 90 days after the issuance, subject to earlier separability in the discretion of the Representative and the Company.

COMMON STOCK

     Upon completion of this Offering, there will be 9,789,930 shares of Common Stock issued and outstanding. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders of the Company. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive, redemption, conversion, sinking fund or other subscription rights. The outstanding shares of Common Stock are, and the Shares of Common Stock included in the Units (including shares issuable upon exercise of the Warrants) offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable.

WARRANTS

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company, and Continental Stock Transfer & Trust Company, New York, New York (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

     Exercise Price and Terms. Each Warrant entitles the registered holder
thereof to purchase, at any time commencing             , 1999 [12 months after
the date of this Prospectus], until             , 2003 [five years after the
date of this Prospectus], one Share of Common Stock at a price of $          per
Share [120% of the initial public offering price per Unit], subject to adjustment in accordance with the anti-dilution provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of Warrants. The exercise price of the Warrants bears no relationship to any objective criteria and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock or the sale by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the initial public offering price, excluding shares of Common Stock issued in connection with incentive or benefit plans of the Company and strategic alliances. Additionally, an adjustment will be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company, in order to enable warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Warrant.

     Redemption Provisions. Commencing 24 months after the date of this Prospectus, the Warrants are subject to redemption at $.10 per Warrant on 30 days prior written notice provided that the average closing bid price of the
Common Stock as reported on the AMEX equals or exceeds $          per share
[240% of the initial public offering price of the Unit] (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the Common Stock), for any 20 trading days within a period of 30 consecutive trading days ending on the fifth trading day prior to the date of the notice of redemption. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     Transfer, Exchange and Exercise. The Warrants are in registered form. The Warrants may be presented to the Warrant Agent for transfer or exchange commencing 90 days after issuance, subject to earlier separability in the discretion of the Representative and the Company but no later than their expiration date. The Warrants may be presented to the Warrant Agent for exercise commencing 12 months after the date of this Prospectus but no later than their expiration date. The expiration date of the Warrants is five years from the date of this Prospectus, after which date the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop, or if it develops, that it will continue.

     Warrantholders Not a Shareholder. The Warrants do not confer upon holders any voting, dividend or other rights as shareholders of the Company.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days prior written notice to the warrantholders and the Representative. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of two-thirds of the warrantholders.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     The Warrants are separately transferable commencing 90 days after issuance subject to earlier separability in the discretion of the Representative and the Company. Although the Securities will not knowingly be sold to purchasers in jurisdictions in which the Securities are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the Shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

REGISTRATION RIGHTS

     Lilly, the holder of 699,300 shares of Common Stock and its permitted transferees (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights will also extend to any additional shares purchased by Lilly under the Lilly Agreements. Under the terms of the Lilly Agreements, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of controlling shareholders of the Company participating in a secondary distribution, the Holders are entitled to notice of such registration and are entitled to include their registrable securities therein; provided, among other conditions, that the underwriters have the right to limit the number of such shares included in any such registration. Lilly, the sole Holder on the date of this Offering, has waived this right in connection with the registration of the Shares hereby offered. Lilly also has the right, after December 31, 1998, to request on three occasions that the Company file a registration statement under the Securities Act at the Company's expense with respect to its shares of Common Stock and with respect to the shares of other Holders who request to be included in such registration. See "Risk Factors -- Potential Adverse Effect of Shares Eligible for Future Sale."

CERTAIN PROVISIONS OF WISCONSIN LAW

     The provisions of the Wisconsin Business Corporation Law ("WBCL") described in this section may delay or make more difficult acquisitions or changes of control of the Company not approved by the Company's Board of Directors. Such provisions enable the Company, particularly (but not exclusively) in the initial years of its existence as a publicly-traded company, to develop its business in a manner which will foster its long-term growth without disruption caused by the threat of a takeover deemed by its Board of Directors not to be in the best interests of the Company and its shareholders. Such provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of the Company, although such proposals, if made, might be considered desirable by a majority of the Company's shareholders.

     Constituency or Stakeholder Provision. Under Section 180.0827 of the WBCL (the "Wisconsin Stakeholder Provision"), in discharging his or her duties to the Company and in determining what he or she believes to be in the best interests of the Company, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the Company operates and any other factors that the director or officer considers pertinent.

     Restrictions on Business Combinations. Section 180.1141 of the WBCL provides that a "resident domestic corporation," such as the Company, may not engage in a "business combination" with an "interested stockholder" (a person beneficially owning at least 10% of the voting power of the outstanding voting stock), for three years after the date (the "stock acquisition date") the interested stockholder acquired its 10% or greater interest, unless the business combination (or acquisition of 10% or greater interest) was approved before the stock acquisition date by the corporation's board of directors. After the three-year period, a business combination that was not so approved can be consummated only if it is approved by the majority of the outstanding voting shares not held by the interested stockholder, or is made at a specified formula price intended to provide a fair price for the shares held by noninterested stockholders.

     Wisconsin Fair Price Statute. Sections 180.1130 to 180.1133 of the WBCL provides that certain business combinations involving a "significant shareholder" and an "issuing public corporation" (each as defined below) are subject to a supermajority vote of shareholders in addition to any approval otherwise required. The required supermajority vote is 80% of the votes entitled to be cast by all the outstanding voting shares of the issuing public corporation and two-thirds of the votes entitled to be cast by holders of the voting shares of the issuing public corporation other than the voting shares held by the significant shareholder who is a party to that business combination. A "significant shareholder," with respect to an issuing public corporation, is defined as a person who beneficially owns, directly or indirectly, 10% or more of the voting stock of the corporation, or an affiliate of the corporation which beneficially owned, directly or indirectly, 10% or more of the voting stock of the corporation within the last two years. An "issuing public corporation" is defined as a Wisconsin corporation that has (i) total assets exceeding $1 million and a class of equity securities held of record by 500 or more persons and (ii) at least 100 shareholders of record who have unlimited voting rights and who are residents of Wisconsin. The supermajority vote is not required if the aggregate amount of cash and market value of noncash consideration to be received per share by each shareholder of the issuing public corporation in the business combination meets certain tests of fairness.

     Wisconsin Control Share Statute. Section 180.1150 of the WBCL provides that the voting power of shares, including shares issuable upon the exercise of options, of an issuing public corporation held by any person or persons acting as a group, in excess of 20% of the voting power in the election of directors, is limited in voting on any matter to 10% of the full voting power of those excess shares. This restriction does not apply to shares acquired directly from the issuing public corporation, in certain specified transactions, or in a transaction with respect to which the corporation's shareholders have voted to approve restoration of the full voting power of otherwise restricted shares.

     Wisconsin Defensive Action Restrictions. Section 180.1134 of the WBCL provides that, in addition to the vote otherwise required by the law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than five percent of the outstanding voting shares at a price above the market price from any individual who or organization which owns more than three percent of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares, or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors (directors who are not officers or employees) and a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Company's Common Stock with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

     Impact of Statutory Provisions. The explicit grant in the Wisconsin Stakeholder Provisions of discretion to directors to consider nonshareholder constituencies could, in the context of an active "auction" of the Company, have antitakeover effects in situations where the interests of stakeholders of the Company, including employees, suppliers, customers and communities in which the Company does business, conflict with the short term maximization of shareholder value.

     The Restrictions on Business Combinations in the WBCL encourage negotiation by an acquiring shareholder with the Company board of directors prior to its purchase of the Company's shares in order to have flexibility later to enter into business combinations with the Company. The Wisconsin Control Share Statute may deter any shareholder from acquiring in excess of 20% of the outstanding voting stock of the Company and the Wisconsin Fair Price Statute may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price. In addition, the Wisconsin Defensive Actions Restrictions may have the effect of deterring a shareholder from acquiring the Company's Common Stock with the goal of seeking to have the Company repurchase the Common Stock at a premium. The WBCL statutory provisions referenced above are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arms-length negotiations with the Company's board of directors, and to ensure that sufficient time for consideration of such a proposal, and any alternatives, is available. Such measures are also designed to discourage investors from attempting to accumulate a significant minority position in the Company and then use the threat of a proxy contest as a means to pressure the Company to repurchase shares of Common Stock at a premium over the market value. To the extent that such measures make it more difficult for, or discourage, a proxy contest or the assumption of control by a holder of a substantial block of the Company's Common Stock, they may have the effect of discouraging a tender offer or other attempt to obtain control of the Company, even though such attempt might be beneficial to the Company and its shareholders.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Units and Common Stock and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 9,789,930 shares of Common Stock outstanding, of which the 2,500,000 Shares of Common Stock included in the Units offered hereby will be transferable without restriction under the Securities Act commencing 90 days after issuance, subject to earlier separability in the discretion of the Representative and the Company. The other outstanding shares of Common Stock are "restricted securities" (as that term is defined in Rule 144 promulgated under the Securities Act) which may be publicly sold only if registered under the Securities Act or if sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under the revised holding period requirements of Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted securities for at least one year, is entitled to sell (together with any person with whom such individual is required to aggregate sales) within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of outstanding shares of the same class, or, if the Common Stock is quoted on AMEX or another national securities exchange, the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information regarding the Company. A person who has not been an affiliate of the Company for at least three months, and who has beneficially owned restricted securities for at least two years, is entitled to sell such restricted shares under Rule 144(k) without regard to any of the limitations described above.

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 generally may be relied upon with respect to the sale of shares purchased from the Company by its employees, directors, officers or consultants prior to the date of this Prospectus pursuant to written compensatory benefit plans such as the Stock Plan and written contracts such as option agreements. Rule 701 is also available for sales of shares acquired by persons pursuant to the exercise of options granted prior to the effective date of this Prospectus, regardless of whether the option exercise occurs before or after the effective date of this Prospectus. Securities issued in reliance on Rule 701 are "restricted securities" within the meaning of Rule 144 and, beginning 90 days after the date of this Prospectus, may be sold by persons other than affiliates of the Company subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

     As of September 30, 1997, 646,608 options granted under the 1990/1992 Stock Option Plans and 100,000 options granted pursuant to an agreement with a consultant for shares of Common Stock are outstanding, and 5,296 options to purchase additional shares are reserved for future issuance under the 1990/1992 Stock Option Plans. Of the options granted under the 1990/1992 Stock Option Plans, and the agreement with a consultant, 533,862 were currently exercisable as of September 30, 1997, with the remaining outstanding options to become exercisable at the rate of 26,063 options between October 1, 1997 and December 31, 1997, 60,284 in calendar 1998, 39,289 in calendar 1999 and 87,110 options in calendar 2000 and thereafter. Shares of Common Stock issued upon the exercise of outstanding options or the above-described Warrant will be "restricted securities" and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available. Potential exemptions include those available under Rule 144 and Rule 701.

     No prediction can be made as to the effect that future sales of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market prices of the Common Stock and Warrants prevailing from time to time. Pursuant to the Lock-Up Agreements, the Company, all officers and directors of the Company and certain shareholders who hold more than 90% of the Common Stock of the Company have agreed not to, directly or indirectly, issue, agree or offer to sell, transfer, assign, distribute, grant an option for purchase or sale of, pledge, hypothecate or otherwise encumber or dispose of any beneficial interest in such securities for a period of nine months following the date of this Prospectus without the prior written consent of the Representative. Assuming that the Representative does not release the shareholders from the Lock-Up Agreements, after the Lock-Up Period all of the shares will be eligible for sale in the public market. Of such shares, 4,402,350 shares of Common Stock will be eligible for sale under Rule 144 (subject to volume limitations imposed by such rule), 2,887,580 shares of Common Stock will be eligible for sale under Rule 144(k), and 596,608 shares will be eligible for sale under Rule 701. The sale or issuance, or the potential for sale or issuance, of Common Stock after such nine-month period could have an adverse impact on the market prices of the Common Stock and/or the Warrants. Sales of substantial amounts of Common Stock or the perception that such sales could occur could adversely affect prevailing market prices for the Common Stock and/or the Warrants. See "Underwriting."

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters"), for whom National Securities Corporation is acting as representative (in such capacity, the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters on a firm commitment basis, the respective number of Units set forth opposite their names:

                                                              NUMBER OF
                        UNDERWRITERS                            UNITS
                        ------------                          ---------
National Securities Corporation.............................

          Total.............................................  2,500,000
                                                              =========

     The Underwriters are committed to purchase all the Units offered hereby, if any of such Units are purchased. The Underwriting Agreement provides that the obligations of the several Underwriters are subject to conditions precedent specified therein.

     The Company has been advised by the Representative that the Underwriters propose initially to offer the Units to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less concessions not in excess of $          per Unit.
Such dealers may reallow a concession not in excess of $          per Unit to
certain other dealers. After the commencement of the Offering, the public offering price, concession and reallowance may be changed by the Representative.

     The Representative has informed the Company that it does not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that Underwriters may be required to make. The Company has also agreed to pay to the Representative a non-accountable expense allowance equal to 2 1/2% of the gross proceeds derived from the sale of the Units underwritten, of which $50,000 has been paid to date.

     The Company has granted to the Underwriters the Over-Allotment Option, exercisable during the 45-day period from the date of this Prospectus, to purchase from the Company up to an additional 375,000 Units at the initial public offering price per Unit offered hereby, less underwriting discounts. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment.


     In connection with this Offering, the Company has agreed to sell to the Representative, for $.0001 per Warrant, Warrants to purchase from the Company up to 250,000 Units (the "Representative's Warrants"). The Representative's
Warrants are initially exercisable at a price of $          per Unit [130% of
the initial public offering price per Unit] for a period of four years, commencing one year after the date of this Prospectus and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to officers of the Representative. The Warrants contained in the Units issuable upon exercise of the Representative's Warrants
are initially exercisable at $     per share [165% of the exercise price of the
Warrants] for a period of four years commencing one year from the date of this Prospectus. The Representative's Warrants provide for adjustment in the number of securities issuable upon the exercise thereof as a result of certain subdivisions and combinations of the Common Stock. The

Representative's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.

     The Company's directors, executive officers and certain shareholders, in the aggregate 90% of the holders of Common Stock, options, warrants or other securities convertible, exercisable or exchangeable for Common Stock have agreed not to offer, sell, or otherwise dispose of any shares of Common Stock for a period of nine months following the date of this Prospectus without the prior written consent of the Representative. An appropriate legend shall be placed on the certificates representing such securities.

     In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market prices of the Securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase the Units, Common Stock and/or Warrants for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more Securities in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Securities in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000 Units, by exercising the Over-Allotment Option referred to above. In addition, the Representative may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of other Underwriters, the selling concession with respect to the Securities that are distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     Prior to this Offering, there has been no public market for the Units, Common Stock or Warrants. Consequently, the initial public offering price of the Units has been determined by negotiation between the Company and the Representative and does not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

     The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement of which this Prospectus is a part. For a more complete description thereof, see "Additional Information."

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by LaFollette & Sinykin, Madison, Wisconsin. Medlen & Carroll, LLP, San Francisco, California has acted as counsel to the Company in connection with certain intellectual property and regulatory matters. Dr. Peter Carroll, a partner in the firm of Medlen & Carroll, LLP owns 40,000 shares of the Company and is a brother of Dr. Sean Carroll, a founder of the Company. Orrick, Herrington & Sutcliffe LLP, New York, New York has acted as counsel to the Underwriters in connection with the Offering. See "Certain Transactions."

                                    EXPERTS

     The financial statements of Ophidian Pharmaceuticals, Inc. at September 30, 1996, 1997 and for each of the three years in the period ended September 30, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act (the "Registration Statement") with respect to the Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contracts or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains an Internet World Wide Web site that contains reports, proxy and information reports and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. The site can be accessed at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statement of Shareholders' Equity...........................  F-5
Statements of Cash Flows....................................  F-7
Notes to Financial Statements...............................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors
Ophidian Pharmaceuticals, Inc.

     We have audited the accompanying balance sheets of Ophidian Pharmaceuticals, Inc. (the Company), a development stage corporation, as of September 30, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of three years in the period ended September 30, 1997 and the cumulative period from inception to September 30, 1997 (not separately presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at September 30, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 and the cumulative period from inception to September 30, 1997 (not separately presented herein), in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Milwaukee, Wisconsin
October 9, 1997

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                                 BALANCE SHEETS

                                                            SEPTEMBER 30,
                                                      --------------------------    DECEMBER 31,
                                                         1996           1997            1997
                                                      -----------    -----------    ------------
                                                                                    (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents.........................  $ 3,276,339    $ 3,547,036    $  2,435,401
  Short-term investments (Note 2)...................      481,463        359,588         359,588
  Accounts receivable...............................       28,554        214,988         140,807
  Prepaid expenses and other........................       12,334         58,975          58,252
                                                      -----------    -----------    ------------
          Total current assets......................    3,798,690      4,180,587       2,994,048
Long-term investments (Note 2)......................      456,806             --              --
Other assets........................................           --        278,005         493,141
Equipment and leasehold improvements (Note 4)
  Furniture and fixtures............................       96,692         96,692          96,692
  Manufacturing equipment...........................       82,381        123,452         128,469
  Laboratory equipment..............................      325,914        429,758         464,113
  Office equipment..................................       53,760         54,537          54,537
  Leasehold improvements............................       11,758         24,092          24,092
                                                      -----------    -----------    ------------
                                                          570,505        728,531         767,903
  Accumulated depreciation..........................      290,438        406,167         439,517
                                                      -----------    -----------    ------------
Net equipment and leasehold improvements............      280,067        322,364         328,386
Patent costs, net of accumulated amortization of
  $11,097, $20,765 and $24,935 at September 30, 1996
  and 1997 and December 31, 1997, respectively......      712,198      1,194,650       1,300,601
                                                      -----------    -----------    ------------
          Total assets..............................  $ 5,247,761    $ 5,975,606    $  5,116,176
                                                      ===========    ===========    ============
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $    92,244    $   246,096    $    147,707
  Accrued expenses and other liabilities............       60,148        105,502         105,969
  Deferred revenue (Note 7).........................      300,000             --              --
  Current portion of capital lease obligations (Note
     4).............................................       18,195         16,450          15,200
                                                      -----------    -----------    ------------
          Total current liabilities.................      470,587        368,048         268,876
Capital lease obligations, less current portion
  (Note 4)..........................................       33,914         17,956          14,463
Deferred revenue -- noncurrent (Note 7).............           --        191,646         288,379
Commitments and contingencies
Shareholders' equity (Notes 5 and 6):
  Common stock, $.0025 par value, 22,400,000 shares
     authorized, 6,716,766, 7,287,315 and 7,288,566
     shares issued and outstanding at September 30,
     1996, and 1997 and December 31, 1997,
     respectively...................................       16,791         18,218          18,221
  Additional paid-in capital........................    9,546,730     12,680,394      12,687,266
  Deficit accumulated during the development
     stage..........................................   (4,812,298)    (7,299,633)     (8,160,802)
  Net unrealized loss on available-for-sale
     securities.....................................       (7,963)        (1,023)           (227)
                                                      -----------    -----------    ------------
Total shareholders' equity..........................    4,743,260      5,397,956       4,544,458
                                                      -----------    -----------    ------------
Total liabilities and shareholders' equity..........  $ 5,247,761    $ 5,975,606    $  5,116,176
                                                      ===========    ===========    ============

                            See accompanying notes.

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                                                                       PERIOD FROM
                                                                                                        INCEPTION
                                                                              THREE MONTHS ENDED      (NOVEMBER 11,
                                        YEAR ENDED SEPTEMBER 30,                 DECEMBER 31,           1989) TO
                                 ---------------------------------------   ------------------------   DECEMBER 31,
                                    1995          1996          1997          1996          1997          1997
                                 -----------   -----------   -----------   -----------   ----------   -------------
                                                                                 (UNAUDITED)           (UNAUDITED)
Revenues.......................  $   386,979   $   321,444   $   671,881   $   393,361   $  115,185    $ 4,388,327
Operating expenses:
  Research & development.......    1,215,366     1,339,048     2,432,102       428,998      666,632      8,306,647
  General & administrative.....      916,294     1,119,409     1,005,797       256,151      355,100      5,070,359
                                 -----------   -----------   -----------   -----------   ----------    -----------
         Total operating
           expenses............    2,131,660     2,458,457     3,437,899       685,149    1,021,732     13,377,006
                                 -----------   -----------   -----------   -----------   ----------    -----------
Operating loss.................   (1,744,681)   (2,137,013)   (2,766,018)     (291,788)    (906,547)    (8,988,679)
Other income (expense):
  Investment income, net.......      144,750        50,761       281,483        75,864       46,102        865,822
  Interest expense.............       (4,624)       (3,320)       (2,800)         (718)        (724)       (38,710)
  Other........................          668            --            --            --           --            765
                                 -----------   -----------   -----------   -----------   ----------    -----------
                                     140,794        47,441       278,683        75,146       45,378        827,877
                                 -----------   -----------   -----------   -----------   ----------    -----------
         Net loss..............  $(1,603,887)  $(2,089,572)  $(2,487,335)  $  (216,642)  $ (861,169)   $(8,160,802)
                                 ===========   ===========   ===========   ===========   ==========    ===========
Net loss per share.............  $     (0.26)  $     (0.34)  $     (0.34)  $      (.03)  $    (0.12)

                            See accompanying notes.

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                              SHAREHOLDERS' EQUITY

                                                               NET                         DEFICIT
                                                           UNREALIZED                    ACCUMULATED
                                     COMMON STOCK            LOSS ON                     DURING THE
                                 ---------------------   AVAILABLE-FOR-    ADDITIONAL    DEVELOPMENT
                                  SHARES     PAR VALUE   SALE SECURITIES     PAID-IN        STAGE        TOTAL
                                 ---------   ---------   ---------------   -----------   -----------   ----------
  Common stock issued for:
  Cash at .0625 per share on
    January 17, 1990...........    800,000    $ 2,000       $      --      $    48,000   $        --   $   50,000
  Assignment of intellectual
    property...................  3,200,000      8,000                          192,000            --      200,000
  Net loss for 1990............         --         --              --               --      (247,248)    (247,248)
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at September 30,
  1990.........................  4,000,000     10,000              --          240,000      (247,248)       2,752
  Net loss for 1991............         --         --              --               --      (298,863)    (298,863)
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at September 30,
  1991.........................  4,000,000     10,000              --          240,000      (546,111)    (296,111)
  Common stock issued for cash
    at $2.00 per share on
    January 10, 1992...........    933,120      2,333              --        1,826,031            --    1,828,364
  Net loss for 1992............         --         --              --               --      (473,896)    (473,896)
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at September 30,
  1992.........................  4,933,120     12,333              --        2,066,031    (1,020,007)   1,058,357
  Exercise of stock warrants at
    $2.25 per share on March 4,
    1993 through March 22, 1993
    and $2.00 per share on
    September 30, 1993.........    572,120      1,430              --        1,254,590            --    1,256,020
  Common stock issued for cash
    at $4.50 per share on June
    22, 1993...................    579,482      1,449              --        2,578,212            --    2,579,661
  Net income for 1993..........         --         --              --               --       606,463      606,463
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at September 30,
  1993.........................  6,084,722     15,212              --        5,898,833      (413,544)   5,500,501
  Common stock issued for
    consulting services at
    $4.50 per share on November
    30, 1993, February 11, 1994
    and July 22, 1994..........      2,801          7              --           12,597            --       12,604
  Net unrealized loss on
    available for-sale
    securities.................         --         --        (127,577)              --            --     (127,577)
  Net loss for 1994............         --         --              --               --      (705,295)    (705,295)
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at September 30,
  1994.........................  6,087,523     15,219        (127,577)       5,911,430    (1,118,839)   4,680,233
  Common stock issued for
    consulting services at
    $4.50 per share on October
    20, 1994, January 4, 1995,
    April 4, 1995 and July 6,
    1995.......................      2,668          6              --           11,989            --       11,995
  Net unrealized gain on
    available for-sale
    securities.................         --         --          68,203               --            --       68,203
  Net loss for 1995............         --         --              --               --    (1,603,887)  (1,603,887)
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at September 30,
  1995.........................  6,090,191     15,225         (59,374)       5,923,419    (2,722,726)   3,156,544

                            See accompanying notes.

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                       SHAREHOLDERS' EQUITY -- CONTINUED

                                                               NET                         DEFICIT
                                                           UNREALIZED                    ACCUMULATED
                                     COMMON STOCK            LOSS ON                     DURING THE
                                 ---------------------   AVAILABLE-FOR-    ADDITIONAL    DEVELOPMENT
                                  SHARES     PAR VALUE   SALE SECURITIES     PAID-IN        STAGE        TOTAL
                                 ---------   ---------   ---------------   -----------   -----------   ----------
  Common stock issued for
    consulting services at
    $4.50 per share on October
    19, 1995 and May 10, 1996
    and $5.50 per share on
    August 6, 1996.............      2,668          6              --           11,993            --       11,999
  Common stock issued for cash
    at $6.50 on August 6, 1996
    and $5.50 per share issued
    on October 25, 1996........    618,651      1,547              --        3,515,819            --    3,517,366
  Exercise of stock options at
    $2.00 per share on August
    6, 1996....................      5,256         13              --           10,499            --       10,512
  Provision for Compensation --
    consultant stock options...         --         --              --           85,000            --       85,000
  Net unrealized gain on
    available for-sale
    securities.................         --         --          51,411               --            --       51,411
  Net loss for 1996............         --         --              --               --    (2,089,572)  (2,089,572)
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at September 30,
  1996.........................  6,716,766     16,791          (7,963)       9,546,730    (4,812,298)   4,743,260
  Common stock issued for
    consulting services at
    $5.50 per share on October
    3, 1996, January 27, 1997,
    April 11, 1997, May 15,
    1997, July 15, 1997 and
    August 15, 1997............      4,095         10              --           22,493            --       22,503
  Common stock issued for cash
    at $5.50 per share issued
    on October 25, 1996........    566,454      1,417              --        3,111,171            --    3,112,588
  Net unrealized gain on
    available for-sale
    securities.................         --         --           6,940               --            --        6,940
  Net loss for 1997............         --         --              --               --    (2,487,335)  (2,487,335)
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at September 30,
  1997.........................  7,287,315     18,218          (1,023)      12,680,394    (7,299,633)   5,397,956
                                 ---------    -------       ---------      -----------   -----------   ----------
  Common stock issued for
    consulting services at
    $5.50 per share on October
    31 and December 5, 1997
    (unaudited)................      1,251          3              --            6,872            --        6,875
  Net unrealized gain on
    available for sale
    securities (unaudited).....         --         --             796               --            --          796
  Net loss for December 31,
    1997 (unaudited)...........         --         --              --               --      (861,169)    (861,169)
                                 ---------    -------       ---------      -----------   -----------   ----------
Balance at December 31, 1997
  (unaudited)..................  7,288,566    $18,221       $    (227)     $12,687,266   $(8,160,802)  $4,544,458
                                 =========    =======       =========      ===========   ===========   ==========

                            See accompanying notes.

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                                                                                   PERIOD FROM
                                                                                                                    INCEPTION
                                                                                          THREE MONTHS ENDED      (NOVEMBER 11,
                                                     YEAR ENDED SEPTEMBER 30,                DECEMBER 31,           1989) TO
                                              ---------------------------------------   -----------------------   DECEMBER 31,
                                                 1995          1996          1997          1996         1997          1997
                                              -----------   -----------   -----------   ----------   ----------   -------------
                                                                                              (UNAUDITED)          (UNAUDITED)
OPERATING ACTIVITIES
Net loss....................................  $(1,603,887)  $(2,089,572)  $(2,487,335)  $ (216,642)  $ (861,169)   $(8,160,802)
Adjustments to reconcile net loss to net
  cash used in operating activities:
  Depreciation and amortization.............       90,530       108,854       132,744       27,385       36,104        514,290
  Loss on sale of investments...............       36,720        44,464         5,622           --           --         86,806
  Common stock issued for consulting
    services................................       11,995        11,999        22,503        3,000        6,875         65,976
  Provision for Compensation -- consulting
    stock options...........................           --        85,000            --           --           --         85,000
  Assignment of intellectual property used
    in research and development.............           --            --            --           --           --        200,000
  Changes in operating assets and
    liabilities:
    Accounts receivable.....................       (3,804)      (14,103)     (186,434)       3,289       74,181       (140,807)
    Prepaid expenses and other..............       (1,643)        2,690       (46,641)     (18,344)         723        (58,252)
    Accounts payable........................       41,200       (42,269)      153,852        2,748      (98,389)       147,707
    Accrued expenses and other
      liabilities...........................       (3,162)       10,994        45,354       25,561          467        105,969
    Deferred revenue........................       (8,090)      300,000      (108,354)    (300,000)      96,733        288,379
                                              -----------   -----------   -----------   ----------   ----------    -----------
Net cash used in operating activities.......   (1,440,141)   (1,581,943)   (2,468,689)    (473,003)    (744,475)    (6,865,734)
INVESTING ACTIVITIES
  Purchase of available-for-sale
    securities..............................     (235,672)           --            --           --           --     (4,517,181)
  Proceeds from sale of available-for-sale
    securities..............................    1,338,030       701,821       580,000      222,146           --      4,056,260
  Purchases of equipment and leasehold
    improvements, net.......................      (71,073)      (97,995)     (165,374)     (46,479)     (38,576)      (697,044)
  Expenditures for patents and other
    assets..................................     (208,736)     (145,216)     (492,120)     (50,426)    (108,705)    (1,335,241)
                                              -----------   -----------   -----------   ----------   ----------    -----------
Net cash provided by (used in) investing
  activities................................      822,549       458,610       (77,494)     125,241     (147,281)    (2,493,206)
FINANCING ACTIVITIES
  Proceeds from issuance of common stock....           --     3,566,939     3,115,497    3,115,497           --     12,462,365
  Private placement financing costs.........           --       (39,061)       (2,909)      (2,260)          --       (107,854)
  Principal payments of capital lease
    obligation..............................      (16,126)      (15,783)      (17,703)      (5,242)      (4,743)       (67,029)
  Advances from shareholder.................           --            --            --           --           --        330,000
  Payments to shareholder...................           --            --            --           --           --       (330,000)
  Offering costs............................           --            --      (278,005)          --     (215,136)      (493,141)
                                              -----------   -----------   -----------   ----------   ----------    -----------
Net cash provided by (used in) financing
  activities................................      (16,126)    3,512,095     2,816,880    3,107,995     (219,879)    11,794,341
                                              -----------   -----------   -----------   ----------   ----------    -----------
Net increase (decrease) in cash and cash
  equivalents...............................     (633,718)    2,388,762       270,697    2,760,233   (1,111,635)     2,435,401
Cash and cash equivalents at beginning of
  period....................................    1,521,295       887,577     3,276,339    3,276,339    3,547,036             --
                                              -----------   -----------   -----------   ----------   ----------    -----------
Cash and cash equivalents at end of
  period....................................  $   887,577   $ 3,276,339   $ 3,547,036   $6,036,572   $2,435,401    $ 2,435,401
                                              ===========   ===========   ===========   ==========   ==========    ===========
Supplemental disclosure of cash flows
  information --
  Cash paid for interest....................  $     4,655   $     3,320   $     2,800   $      718   $      724
Supplemental disclosure of non-cash
  transactions --
  Common stock issued for consulting
    services................................  $    11,995   $    11,999   $    22,503   $    3,000   $    6,875

                            See accompanying notes.

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Ophidian Pharmaceuticals, Inc. (the Company) was incorporated on November 10, 1989, and began operations on January 17, 1990. Ophidian is a development stage corporation dedicated to the research, development and commercialization of therapeutic and diagnostic products for human and animal use. The Company's business has been directed to numerous areas of disease but has focused principally on products for infectious disease prevention and treatment. The Company has not received any revenues from the sale of FDA licensed products to date and it does not expect to receive any such revenues during the next two years.

INTERIM FINANCIAL INFORMATION

     The financial information at December 31, 1997, and for the three-month periods ended December 31, 1996 and 1997 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results for the three months ended December 31, 1997 are not necessarily indicative of the results for the entire year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

AUTHORIZATION OF INITIAL PUBLIC OFFERING

     In February 1997, the Board of Directors authorized management of the Company to enter a letter of intent with an underwriter to file a registration statement with the Securities and Exchange Commission ("SEC") allowing the Company to sell up to 2,875,000 shares of its common stock and issue warrants to purchase 2,875,000 shares of its common stock. The Company has incurred costs aggregating $232,000 related to the planned initial public offering which are included in other assets as of September 30, 1997.

NET LOSS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share." SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Earnings per share amounts for all periods have been presented and, where appropriate, restated to conform to SFAS No. 128 requirements.

     The following table sets forth the computation of basic weighted-average shares used in the per share calculations. Dilutive earnings per share is not shown as the impact is antidilutive.


                                                                                  THREE MONTHS
                                                                                      ENDED
                                           FISCAL YEAR ENDED SEPTEMBER 30,        DECEMBER 31,
                                          ---------------------------------   ---------------------
                                            1995        1996        1997        1996        1997
                                            ----        ----        ----        ----        ----
Weighted average shares outstanding.....  6,089,128   6,115,336   7,215,274   6,788,750   7,287,464
Options and warrants that could
  potentially dilute basic earnings per
  share in the future that are not
  included in the computation of diluted
  earnings per share as their impact is
  antidilutive (treasury stock
  method)...............................    357,942     358,963     392,752     381,838     398,293

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 IS UNAUDITED)

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with maturities of three months or less at the date of acquisition to be cash equivalents. Cash equivalents, consisting of commercial paper, treasury and commercial notes, repurchase agreements and money market funds, totaled $3,081,019 and $3,451,707 at September 30, 1996 and 1997. The cost of these securities, which are considered "available for sale" for financial reporting purposes, approximates fair value at both September 30, 1996 and 1997.

INVESTMENTS

     The Company's investments are considered available-for-sale securities and, as such, are carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. The cost of securities sold is based on the specific identification method.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements are stated at cost. Depreciation and amortization of assets under capital leases are provided over the estimated useful lives of the assets, generally five years, and lease terms, respectively, by the straight-line method.

OTHER ASSETS

     Patent costs, principally legal fees, are capitalized and, upon issuance, are amortized on a straight-line basis over the estimated useful life of the patents.

REVENUE RECOGNITION

     Revenues on cost-reimbursement contracts are recorded under awarded research grants and recognized as revenue as the associated costs are incurred by the Company. Milestone payments for collaborative product development are recorded as earned based on the performance requirements of the contract. Payments received which are related to future performance are deferred and taken into revenue as earned. Contract payments designated to purchase specific assets to be used in the performance of a contract are recognized as revenue over the shorter of the useful life of the asset acquired or the contract.

RESEARCH AND DEVELOPMENT

     All costs for research and development activities are expensed in the year incurred.

INCOME TAXES

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities (see Note 9). No current or deferred income taxes have been provided because of the net operating losses incurred by the Company.

RECLASSIFICATIONS

     Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 presentation.

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 IS UNAUDITED)

2. INVESTMENTS

     The following is a summary of available-for-sale investments at September
30:

                                                                    1996
                                                     -----------------------------------
                                                                   GROSS       ESTIMATED
                                                                 UNREALIZED      FAIR
                                                       COST        LOSSES        VALUE
                                                     --------    ----------    ---------
U.S. Government and agency obligations.............  $846,275      $7,849      $838,426
Corporate obligation...............................    99,957         114        99,843
                                                     --------      ------      --------
                                                     $946,232      $7,963      $938,269
                                                     ========      ======      ========

                                                                    1997
                                                     -----------------------------------
                                                                   GROSS       ESTIMATED
                                                                 UNREALIZED      FAIR
                                                       COST        LOSSES        VALUE
                                                     --------    ----------    ---------
U.S. Government and agency obligations.............  $360,466      $  878      $359,588
                                                     --------      ------      --------

     Available-for-sale investments have been classified based upon their contractual maturity dates. The amortized cost and estimated fair value of investments at September 30, by contractual maturity, are as follows:

                                                 1996                       1997
                                       ------------------------    ----------------------
                                                     ESTIMATED                 ESTIMATED
                                                        FAIR                      FAIR
                                          COST         VALUE         COST        VALUE
                                       ----------    ----------    --------    ----------
Due in one year or less..............  $  484,029    $  481,463    $360,466     $359,588
Due after one year through three
  years..............................     462,203       456,806          --           --
                                       ----------    ----------    --------     --------
                                       $  946,232    $  938,269    $360,466     $359,588
                                       ==========    ==========    ========     ========

3. LINE OF CREDIT

     The Company has available a $500,000 bank line of credit which is annually renewable in February. Any borrowings bear interest at prime plus 1% and are collateralized by the Company's investments. There were no borrowings on the line during fiscal 1996, and 1997.

4. CAPITAL LEASE OBLIGATIONS

     The Company has incurred obligations under capital leases for equipment and furniture and fixtures, including the following amounts for leases that have been capitalized at September 30:

                                                               1996       1997
                                                              -------    -------
Furniture and fixtures......................................  $84,934    $84,934
Office equipment............................................   11,758     11,758
                                                              -------    -------
                                                               96,692     96,692
Less accumulated depreciation...............................   53,181     72,519
                                                              -------    -------
                                                              $43,511    $24,173
                                                              =======    =======

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 IS UNAUDITED)

     Future minimum payments under capital lease obligations consist of the following at September 30, 1997:

                                                         RELATED              CAPITAL
                                                          PARTY     OTHER     LEASES
                                                         -------    ------    -------
                                                           (NOTE
                                                              7)
                                                         -------
1998...................................................   16,800       956     17,756
1999...................................................    6,513        --      6,513
2000...................................................    3,084        --      3,084
2001...................................................    3,084        --      3,084
2002...................................................    3,084        --      3,084
Thereafter.............................................    3,855        --      3,855
                                                         -------    ------    -------
Total minimum lease payments...........................  $36,420       956     37,376
                                                         =======    ======
Amount representing interest...........................                         2,970
                                                                              -------
Present value of net minimum lease payments (including
  current portion of $16,450)..........................                       $34,406
                                                                              =======

5. STOCK OPTION PLANS AND WARRANTS

     The Company has an incentive stock option plan and an employee stock option plan (collectively, the Plans) under which options for a maximum of 657,160 shares of common stock may be granted. The option price per share will be no less than fair market value at the date the options are granted. The options expire within ten years from such date. Options for 5,256 shares have been exercised at September 30, 1997.

                                                            NUMBER OF    WEIGHTED AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------    ----------------
Outstanding at September 30, 1994.........................   445,105          $1.55
  Granted at $4.50........................................     2,667           4.50
  Exercised...............................................        --             --
  Canceled at $2.00 - $4.50...............................    14,871           3.03
                                                             -------          -----
Outstanding at September 30, 1995.........................   432,901           1.51
  Granted at $2.00 - $5.50................................    41,142           3.12
  Exercised at $2.00......................................     5,256           2.00
  Canceled at $4.50.......................................     6,059           3.05
                                                             -------          -----
Outstanding at September 30, 1996.........................   462,728           1.63
  Granted at $5.50........................................   192,325           5.50
  Exercised...............................................        --             --
  Canceled at $4.50.......................................     8,445           4.50
                                                             -------          -----
Outstanding at September 30, 1997.........................   646,608          $2.74
                                                             -------          -----

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 IS UNAUDITED)

     The following table summarizes weighted-average information by range of exercise prices for stock options outstanding and exercisable.

                                           OUTSTANDING OPTIONS                                 EXERCISABLE OPTION
                         --------------------------------------------------------    --------------------------------------
      RANGE OF               SHARES AT          OUTSTANDING      WEIGHTED AVERAGE        SHARES AT         WEIGHTED AVERAGE
   EXERCISE PRICE        SEPTEMBER 30, 1997    EXERCISE PRICE     EXERCISE LIFE      SEPTEMBER 30, 1997     EXERCISE PRICE
   --------------        ------------------    --------------    ----------------    ------------------    ----------------
$0.06................         160,080              $0.06            2.8 years             160,080               $0.06
$2.00-2.25...........         250,645              $2.01            5.0 years             244,756               $2.01
$4.50-5.50...........         235,883              $5.34            8.5 years              29,026               $4.54
                              -------                                                     -------
                              646,608              $2.74                                  433,862               $1.46

     In fiscal 1990, the Company granted a warrant to a shareholder to purchase up to 114,290 shares of common stock at a price of $.0025 per share. The warrant becomes exercisable in a defined manner upon the issuance of shares of common stock under the Plans. The warrant terminates thirty days after exercise of the total number of options covered by the plans discussed above. At September 30, 1997, 1,314 shares are exercisable under the warrant.

     In May 1996, the Company granted a consultant an option to purchase 100,000 shares of the Company's common stock at a price of $4.50 per share exercisable until May, 2004. The Company recorded $85,000 as compensation expenses based upon the estimated fair value of the option using the minimum value option pricing method with an assumption of a risk free interest rate of 6%, an expected life of three and one-half years, and no expected dividend yield.

     The Company has reserved 866,194 shares of common stock at September 30, 1997 to provide for the exercise of stock options and outstanding warrants.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS No. 123") became effective for the Company beginning October 1, 1996. As allowed by FAS No. 123, the Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," (APB No. 25) in accounting for its stock option plan. Under APB No. 25, the Company does not recognize compensation expense on the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date.

     The weighted average fair value of options granted in 1996 and 1997 was $2.06 and $0.98 per above, respectively. Had compensation expense for the Company's stock option plan been determined based upon the fair value at the grant date for these options consistent with the methodology described under FAS No. 123, the Company's net earnings would have been reduced by approximately $8,000 and $76,400 in 1996 and 1997, respectively. The pro forma impact on a per share basis is not material to the financial presentation. The fair value of the options granted during both years is estimated using the minimum value option pricing model using a risk-free interest rate of 6% and assuming no dividends. The model assumes that all options will be exercised in two years after an initial public offering of stock projected for November 1997. All options vesting after that date are expected to be exercised immediately.

     Pro forma net earnings reflect only options granted in fiscal years 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under FASB Statement No. 123 is not reflected in the pro forma net earnings amounts presented because compensation cost is reflected over the option-vesting period and compensation expense for options granted prior to October 1, 1995 is not considered.

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 IS UNAUDITED)

6. RELATED-PARTY TRANSACTIONS

     The Company leases its facilities under a five-year operating lease, expiring in 1999, from a corporation whose principal shareholder is a director of the Company. Rent expense of $208,586 and $233,688 was recorded for the years ended September 30, 1996 and 1997, respectively. The lease includes an option to extend the lease for an additional five years. At September 30, 1996, future minimum rental commitments are as follows:

                           FISCAL
                           ------
1998........................................................  $240,456
1999........................................................    60,540
                                                              --------
          Total.............................................  $300,996
                                                              ========

     In addition, the Company leases certain furniture and fixtures, from this same related-party corporation, under a capital lease arrangement as described in Note 4.

     The Company has consulting agreements with shareholders that expire at various dates. Consulting expenses were $64,000, $84,000 and $84,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

7. ELI LILLY & COMPANY COLLABORATIVE AGREEMENT (THE AGREEMENT)

     On June 3, 1996, Eli Lilly & Company (Lilly) and the Company entered into a 20-year collaborative agreement (Agreement) and stock purchase agreement with respect to the further research, development, manufacture and sale of products for the treatment of Clostridium difficile-associated diseases.

     In accordance with the Agreement, Lilly may provide the Company with up to $12.4 million over the term of the Agreement. As of September 30, 1997, Lilly has: (1) made equity investments totaling $4.0 million; $1.0 million in fiscal 1996 for 153,846 shares and $2,999,997 in November 1996, for 545,454 shares of the Company's stock; (2) made cash payments of $400,000 in fiscal 1996, of which $300,000 was recognized as revenues in fiscal 1997 upon meeting certain contractual requirements; and (3) agreed to reimburse the Company for certain patent application costs totaling $191,646.

     Upon achievement of specific milestone events by the Company, as defined in the Agreement, Lilly will make future equity investments or fee payments. Lilly has agreed to pay a price per share equal to the average of the closing prices of the Company's stock as quoted on a national exchange for the first ten of the most recent fifteen trading days prior to attainment of the respective milestone event, or if the Company's stock is not listed on an exchange, the fair market value for equity investments, determined by mutual agreement of Lilly and the Company. Pursuant to other provisions in the Agreement, Ophidian must provide manufacturing facilities and meet certain bulk product delivery requirements and timetables. The Agreement also defines a pricing structure for future delivery of product.

8. 401(K) PLAN

     The Ophidian Pharmaceuticals, Inc. 401(k) Plan (the Plan) covers all employees. Employees become eligible to participate in the Plan on the first day of their employment and may contribute up to 15% of their compensation. The Company may make matching contributions at a discretionary percentage. No matching contributions were made for the years ended September 30, 1995, 1996 and 1997.

                         OPHIDIAN PHARMACEUTICALS, INC.
                       (A DEVELOPMENT STAGE CORPORATION)

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION WITH RESPECT TO THE THREE MONTHS ENDED DECEMBER 31, 1996 AND 1997
                                 IS UNAUDITED)

9. INCOME TAXES

     At September 30, 1997, the Company has net operating loss carryforwards for federal and Wisconsin tax purposes remaining of approximately $7,604,000 and $7,842,000, respectively. These carryforwards expire beginning in 2007. The Company has research and other tax credit carryforwards of approximately $423,000 and $192,000 for federal and Wisconsin tax purposes, respectively.

     The types of temporary differences between tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax asset (liability) and their approximate tax effects are as follows at September 30:

                                             1996                         1997
                                   -------------------------   --------------------------
                                   TEMPORARY         TAX        TEMPORARY         TAX
                                   DIFFERENCE      EFFECT      DIFFERENCE       EFFECT
                                   ----------    -----------   -----------    -----------
Depreciation, patents, prepaid
  insurance and other..........    $ (660,000)   $  (257,000)  $(1,164,000)   $  (456,000)
Net operating loss
  carryforwards................     4,899,000      1,911,000     7,604,000      2,981,000
Research and AMT credit
  carryforwards................             -        273,000             -        423,000
                                                 -----------                  -----------
Deferred tax assets, net.......                    1,927,000                    2,948,000
Valuation allowance............                   (1,927,000)                  (2,948,000)
                                                 -----------                  -----------
                                                 $         -                  $         -
                                                 ===========                  ===========

     Utilization of the net operating losses and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   18
Dividend Policy.......................   19
Capitalization........................   20
Dilution..............................   21
Selected Financial Data...............   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   23
Business..............................   28
Management............................   42
Principal Shareholders................   49
Certain Transactions..................   50
Liability and Indemnification of
  Directors and Officers..............   51
Description of Securities.............   52
Shares Eligible for Future Sale.......   56
Underwriting..........................   57
Legal Matters.........................   58
Experts...............................   58
Additional Information................   59
Index to Financial Statements.........  F-1

                            ------------------------

     UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================

======================================================
                                    OPHIDIAN
                             PHARMACEUTICALS, INC.

                                2,500,000 UNITS

                            EACH UNIT CONSISTING OF

                         ONE SHARE OF COMMON STOCK AND
                             ONE REDEEMABLE COMMON
                             STOCK PURCHASE WARRANT
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                              NATIONAL SECURITIES

                                  CORPORATION
                                           , 1998
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the Common Stock being registered. All amounts are estimated except the Commission Registration Fee, the NASD Filing Fee and the American Stock Exchange Application Fee.

SEC Registration Fee........................................       $ 12,801
NASD Filing Fee.............................................          4,687
American Stock Exchange Application Fee.....................         50,000
Blue Sky Qualification Fees and Expenses....................         20,000
Accounting Fees and Expenses................................         75,000
Legal Fees and Expenses.....................................        112,386
Transfer Agent and Registrar Fees...........................          5,000
Printing and Engraving......................................         70,000
Miscellaneous...............................................            126
          Total.............................................       $350,000
                                                                   ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the Wisconsin Business Corporation Law, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (a) to the extent such officers or directors are successful in the defense of a proceeding and (b) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (i) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest, (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (iii) a transaction from which the director or officer derived an improper personal profit, or (iv) willful misconduct. The Company's Bylaws provide that the Company may purchase and maintain insurance on behalf of an individual who is a director or officer of the Company against liability asserted against or incurred by such individual in his or her capacity as a director or officer regardless of whether the Company is required or authorized to indemnify or allow expenses to the individual against the same liability under the Bylaws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, the registrant has issued the securities set forth below which were not registered under the Securities Act of 1933, as amended (the "Securities Act").

     In November 1996, the Company completed a private placement offering under which it sold 485,805 shares of Common Stock at $5.50 per share and raised net proceeds of $2,629,959 to certain accredited and unaccredited investors. The shares were issued under Rule 506 of the Securities Act and Section 4(2) of the Securities Act.

     In June 1996, the Company and Eli Lilly and Company ("Lilly") entered into collaborative agreements, according to which the Company sold to Lilly 153,846 shares of Common Stock at $6.50 per share and in November, 1996 sold 545,454 shares of Common Stock at $5.50 per share.

     During the past three fiscal years, the Company has issued an aggregate of 10,408 shares of its Common Stock to consultants for services rendered in the ordinary course of business and 8,137 to certain Directors for payment in lieu of cash for an aggregate value of $6,006. The Company has issued 5,256 of its Common Stock to an employee pursuant to an exercise of her stock options granted pursuant to the 1990/1992 Stock Option

Plans. The shares issued to consultants, Directors, and pursuant to the exercise of options under the 1990/1992 Stock Option Plans, were issued under Rule 701 of the Securities Act pursuant to written agreements between the Company and the respective parties. See "Management -- Consultant Compensation and Director Compensation."

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS

     (a) Exhibits:


  EXHIBIT
  NUMBERS                      DESCRIPTION OF DOCUMENT
  -------                      -----------------------
     1.1     Form of Underwriting Agreement**
     3.1     Amended and Restated Articles of Incorporation**
     3.2     Amended and Restated Bylaws**
     4.1     Specimen Common Stock Certificate**
     4.2     Specimen Warrant Certificate (included in Exhibit 4.4)**
     4.3     Form of Representative's Warrant Agreement including form of
             Representative's Warrant**
     4.4     Form of Warrant Agreement**
     4.5     Specimen Unit Certificate**
     5.1     Opinion of LaFollette & Sinykin**
    10.1     Lease dated February 12, 1994 between the Company and
             Promega Corporation**
    10.2     1997 Incentive Stock Option Plan**
    10.3     1990 Incentive Stock Option Plan**
    10.4     1992 Employee Stock Option Plan**
   +10.5     Agreement dated June 3, 1996 between the Company and Eli
             Lilly and Company**
    10.6     Employment Agreement dated June 1, 1997 between the Company and Douglas C. Stafford**
    10.7     Employment Agreement dated June 1, 1997 between the Company and Joseph Firca**
    10.8     Employment Agreement dated August 1, 1997 between the
             Company and F. Michael Hoffmann**
    10.9     Employment Agreement dated November 6, 1997 between the
             Company and Donald L. Nevins**
    23.1     Consent of Ernst & Young LLP, independent auditors
    23.2     Consent of LaFollette & Sinykin (included in Exhibit 5.1)**
    24.1     Power of Attorney (included on page II-4)
    27.1     Financial Data Schedule**


---------------

 + Portions of the Agreement between the Company and Eli Lilly have been omitted and filed separately with the SEC pursuant to a request for confidentiality.

** Filed previously.

ITEM 17. UNDERTAKINGS.

     The Company hereby undertakes to provide the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The Company hereby undertakes that:

     (1) For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (1A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar volume of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in value and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (1B) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (1C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the provisions set forth in Item 14 above, or otherwise, the Company has been advised in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred, or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this amendment to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized on February 20, 1998 in the City of Madison, Wisconsin.


                                          OPHIDIAN PHARMACEUTICALS, INC.

                                          By: /s/ DOUGLAS C. STAFFORD
                                            ------------------------------------
                                            Douglas C. Stafford, Ph.D.
                                            President, Chief Executive Officer
                                              and Director

                                          By: /s/ MARGARET B. VAN BOLDRIK
                                            ------------------------------------
                                            Margaret B. van Boldrik, Ph.D.
                                            Vice President, Secretary and
                                              Director

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Douglas
C. Stafford and Margaret B. van Boldrik, and each of them as his or her true and lawful attorney-in-fact and agent with full power of substitution to sign on his or her behalf, individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments and post-effective amendments to this Registration Statement, and any and all instruments or documents filed as part of or in connection with this Registration Statement of the amendments thereto. Each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitute, does or causes to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                      TITLE                           DATE
                   ---------                                      -----                           ----

               WILLIAM A. LINTON*                 Chairman of the Board of Directors        February 20, 1998
------------------------------------------------
               William A. Linton

            /s/ DOUGLAS C. STAFFORD               President, Chief Executive Officer and    February 20, 1998
------------------------------------------------    Director (Principal Executive
           Douglas C. Stafford, Ph.D.               Officer)

              /s/ DONALD L. NEVINS                Vice President, Finance, Chief            February 20, 1998
------------------------------------------------    Financial Officer (Principal
                Donald L. Nevins                    Financial Officer)

          /s/ MARGARET B. VAN BOLDRIK             Vice President, Secretary and Director    February 20, 1998
------------------------------------------------
         Margaret B. van Boldrik, Ph.D.

                 REX J. BATES*                    Director                                  February 20, 1998
------------------------------------------------
                  Rex J. Bates

                  PETER MODEL*                    Director                                  February 20, 1998
------------------------------------------------
                  Peter Model

               W. LEIGH THOMPSON*                 Director                                  February 20, 1998
------------------------------------------------
         W. Leigh Thompson, Ph.D, M.D.

            */s/ DOUGLAS C. STAFFORD                                                        February 20, 1998
------------------------------------------------
     Douglas C. Stafford as true and lawful
 attorney-in-fact for William A. Linton, Rex J.
    Bates, Peter Model and W. Leigh Thompson

          */s/ MARGARET B. VAN BOLDRIK                                                      February 20, 1998
------------------------------------------------
   Margaret B. van Boldrik as true and lawful
 attorney-in-fact for William A. Linton, Rex J.
        Bates, Peter Model and W. Leigh
                    Thompson

                               INDEX TO EXHIBITS


    1.1      Form of Underwriting Agreement**
    3.1      Amended and Restated Articles of Incorporation**
    3.2      Amended and Restated Bylaws**
    4.1      Specimen Common Stock Certificate**
    4.2      Specimen Warrant Certificate (included in Exhibit 4.4)**
    4.3      Form of Representative's Warrant Agreement including form of
             Representative's Warrant**
    4.4      Form of Warrant Agreement**
    4.5      Specimen Unit Certificate**
    5.1      Opinion of LaFollette & Sinykin**
   10.1      Lease dated February 12, 1994 between the Company and
             Promega Corporation**
   10.2      1997 Incentive Stock Option Plan**
   10.3      1990 Incentive Stock Option Plan**
   10.4      1992 Employee Stock Option Plan**
  +10.5      Agreement dated June 3, 1996 between the Company and Eli
             Lilly and Company**
   10.6 Employment Agreement dated June 1, 1997 between the Company and Douglas C. Stafford**
   10.7 Employment Agreement dated June 1, 1997 between the Company and Joseph Firca**
   10.8      Employment Agreement dated August 1, 1997 between the
             Company and F. Michael Hoffmann**
   10.9      Employment Agreement dated November 6, 1997 between the
             Company and Donald L. Nevins**
   23.1      Consent of Ernst & Young LLP, independent auditors
   23.2      Consent of LaFollette & Sinykin (included in Exhibit 5.1)**
   24.1      Power of Attorney (included on page II-4)
   27.1      Financial Data Schedule**


---------------

 + Portions of the Agreement between the Company and Eli Lilly have been omitted and filed separately with the SEC pursuant to a request for confidentiality.

** Filed previously.